   As filed with the Securities and Exchange Commission on _________, 1994

                                                 Registration No. 33-_____

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                 ____________________

                                       FORM S-4
                                REGISTRATION STATEMENT
                                        Under
                              THE SECURITIES ACT OF 1933
                                 ____________________

                                 ZIONS BANCORPORATION
                (Exact name of registrant as specified in its charter)

        Utah                           6712                    87-0227400
(State or other          (Primary Standard Industrial       (IRS Employer
 jurisdiction of          Classification Code Number)     Identification No.)
incorporation or
  organization)
                                1380 Kennecott Building
                              Salt Lake City, Utah  84133
                                     (801) 524-4787
             (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  ____________________

                                   Harris H. Simmons
                         President and Chief Executive Officer
                                  Zions Bancorporation
                                1380 Kennecott Building
                              Salt Lake City, Utah  84133
                                     (801) 524-4787
               (Name, address, including zip code, and telephone number,
                       including area code, of agent for service)
                                  ____________________
                                       Copies to:

    Brian D. Alprin, Esq.                        Sam P. Applewhite, III, Esq.
    Laurence S. Lese, Esq.                       James E. Brophy, III, Esq.
    Metzger, Hollis, Gordon & Mortimer           Ryley, Carlock & Applewhite
    Suite 1000                                   Suite 2700
    1275 K Street, N.W.                          101 North First Avenue
    Washington, D.C.  20005                      Phoenix, Arizona  85003-1973
    (202) 842-1600                               (602) 258-7701

    Approximate date of commencement of the proposed sale of the securities to the public:
    The date of mailing the Proxy Statement/Prospectus contained herein.

______________________________________________________________________________
                            CALCULATION OF REGISTRATION FEE
______________________________________________________________________________

                                      Proposed       Proposed
                                      maximum        maximum
                            Amount    offering       aggregate     Amount of
    Title of securities     to be     price per      offering    registration
    to be registered      registered    share          price          fee


    Common Stock,
     no par value        400,000 shs.     NA       $ 5,404,000(1)     $1,864

         (1) Estimated solely for the purpose of calculating the registration fee and calculated in accordance with Rule 457(f)(2) on the basis of the book value of the Common Stock, no par value, of Rio Salado Bancorp, Inc. on November 30, 1993 of $ 5,404,000 and the maximum of 673,849 shares of such stock to be converted in the Reorganization described herein into Common Stock of the registrant.
                                      ____________________

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                     ZIONS BANCORPORATION

                                Cross-Reference Sheet between
                                      Items of Form S-4
                          and Captions in Proxy Statement/Prospectus

    Form S-4 Item                                           Caption(s) or Location in
    Number and Caption                                      Proxy Statement/Prospectus

    A.         Information About the Transaction

               1.  Forepart of Registration Statement
                   and Outside Front Cover Page of
                   Prospectus.........................      Outside  Front Cover  Page  of
                                                            Proxy Statement/Prospectus

               2.  Inside Front and Outside Back
                   Cover Pages of Prospectus..........      Available  Information;  Table
                                                            of Contents
               3.  Risk Factors, Ratio of Earnings
                   to Fixed Charges and Other
                   Information........................      Summary; Introduction

               4.  Terms of the Transaction...........      Plan    of     Reorganization;
                                                            Comparison  of  Zions   Common
                                                            Stock  and Rio  Salado  Common
                                                            Stock; Information  Concerning
                                                            the    Pro   Forma    Combined
                                                            Financial Data
               5.  Pro Forma Financial Information....      Pro  Forma Combined  Financial
                                                            Information;     Pro     Forma
                                                            Combined             Financial
                                                            Information--Information
                                                            Concerning   the   Pro   Forma
                                                            Combined             Financial
                                                            Information;     Pro     Forma
                                                            Combined             Financial
                                                            Information--Pro         Forma
                                                            Combined  Condensed  Statement
                                                            of   Condition;   Pro    Forma
                                                            Combined             Financial
                                                            Information--Pro         Forma
                                                            Combined Condensed  Statements
                                                            of Income

               6.  Material Contracts with the
                   Company Being Acquired.............      Plan  of Reorganization;  Plan
                                                            of  Reorganization--Background
                                                            of   and   Reasons   for   the
                                                            Reorganization;    Plan     of
                                                            Reorganization--Voting
                                                            Agreements;      Plan       of
                                                            Reorganization--Interests   of
                                                            Certain    Persons   in    the
                                                            Transaction

               7.  Additional Information Required
                   for Reoffering by Persons and
                   Parties Deemed to be Underwriters..      NA
               8.  Interests of Named Experts and
                   Counsel............................      NA

               9.  Disclosure of Commission Position
                   on Indemnification for Securities
                   Act Liabilities....................      NA

    B.         Information About the Registrant

               10. Information with Respect to S-3
                   Registrants........................      Information Concerning Zions

               11. Incorporation of Certain
                   Information by Reference...........      Information Concerning  Zions-
                                                            -Zions Documents  Incorporated
                                                            by Reference

               12. Information with Respect to S-2
                   or S-3 Registrants.................      NA

               13. Incorporation of Certain
                   Information by Reference...........      NA

               14. Information with Respect to
                   Registrants Other than S-3 or S-2
                   Registrants........................      NA

    C.         Information About the Company Being
               Acquired

               15. Information with Respect to S-3
                   Companies..........................      NA

               16. Information with Respect to S-2
                   or S-3 Companies...................      NA

               17. Information with Respect to
                   Companies Other Than S-2 or S-3
                   Companies..........................      Information   Concerning   Rio
                                                            Salado

    D.         Voting and Management Information

               18. Information if Proxies, Consents
                   or Authorizations are to be
                   Solicited:

    Item Number and Caption in Schedule
    14A under the Securities Exchange                       Caption(s) or Location in
    Act of 1934 or Regulation S-K                           Proxy Statement/Prospectus

               (1)   Date, Time and Place Information...    Outside  Front Cover  Page  of
                                                            Proxy    Statement/Prospectus;
                                                            Summary; Introduction

               (2)   Revocability of Proxy..............    Introduction--Voting       and
                                                            Revocation of Proxies

               (3)   Dissenters' Rights of Appraisal....    Plan    of    Reorganization--
                                                            Dissenters'   Rights  of   Rio
                                                            Salado Shareholders

               (4)   Persons Making the Solicitation....    Introduction--Solicitation  of
                                                            Proxies

               (5)   Interest of Certain Persons in
                     Matters to be Acted Upon...........    Plan    of    Reorganization--
                                                            Boards of Directors  Following
                                                            the Reorganization;  Interests
                                                            of  Certain  Persons  in   the
                                                            Transaction

               (6)   Voting Securities and Principal
                     Holders Thereof....................    Introduction--Record     Date;
                                                            Voting    Rights;    Principal
                                                            Holders   of   Zions    Common
                                                            Stock; Information  Concerning
                                                            Zions--Zions         Documents
                                                            Incorporated   by   Reference;
                                                            Information   Concerning   Rio
                                                            Salado--Principal
                                                            Shareholders

               (21)  Vote Required for Approval.......      Plan    of    Reorganization--
                                                            Required   Vote;    Management
                                                            Recommendation

               (401) Directors and Executive
                     Officers.........................      Information Concerning  Zions-
                                                            -Zions Documents  Incorporated
                                                            by    Reference;    Plan    of
                                                            Reorganization--Boards      of
                                                            Directors    Following     the
                                                            Reorganization;    Information
                                                            Concerning   Rio   Salado--Rio
                                                            Salado Management

               (402) Executive Compensation...........      Information Concerning  Zions-
                                                            -Zions Documents  Incorporated
                                                            by Reference

               (404) Certain Relationships and
                     Related Transactions.............      Information Concerning  Zions-
                                                            -Zions Documents  Incorporated
                                                            by   Reference;    Information
                                                            Concerning    Rio     Salado--
                                                            Certain Transactions
                                                            Caption(s) or Location in
    Form S-4 Item Number and Caption                        Proxy Statement/Prospectus

               19. Information if Proxies, Consents
                   or Authorizations are Not to be
                   Solicited, or in Exchange Offer....      NA

/TABLE

                     Proxy Statement/Prospectus

                      RIO SALADO BANCORP, INC.
                                 and
                        ZIONS BANCORPORATION

             This Proxy Statement/Prospectus is being furnished to the shareholders of Rio Salado Bancorp, Inc. ("Rio Salado"), an Arizona corporation, in connection with the solicitation of proxies by its Board of Directors for use at a Special Meeting of Shareholders of Rio Salado to be held on March __, 1994 (the "Special Meeting"). The purpose of the Special Meeting is to consider a proposed corporate reorganization (the "Reorganization") whereby Rio Salado will be merged into a newly-incorporated subsidiary of Zions Bancorporation ("Zions") with the Zions subsidiary being the surviving corporation and following which merger the Zions subsidiary will be merged into Zions and following which mergers Rio Salado Bank (the "Bank"), a wholly-owned subsidiary of Rio Salado, will be merged into Zions First National Bank of Arizona ("Zions Arizona"), a wholly-owned (except for directors' qualifying shares) subsidiary of Zions, with Zions Arizona being the surviving institution. Upon consummation of the Reorganization, all outstanding shares of Rio Salado's common stock (the "Rio Salado Common Stock") will be cancelled and will be converted into the right to receive that number of shares of Zions common stock (the "Zions Common Stock") calculated by dividing $12,500,000 by the average closing price, as defined, of Zions Common Stock, and by further dividing that number by the number of issued and outstanding shares of Rio Salado immediately prior to the effective date of the Reorganization. At February __, 1994, the closing price of Zions Common Stock was $_____ per share and Rio Salado had issued and outstanding 662,849 shares of its Common Stock. If the Reorganization had been consummated as of that date and assuming the Average Closing Price of Zions Common Stock was $___, shareholders of Rio Salado would have received ______ shares of Zions Common Stock for each share of Rio Salado Common Stock. The Zions Common Stock to be distributed to Rio Salado shareholders will be registered with the Securities and Exchange Commission and for all shareholders, other than shareholders who are affiliates of Rio Salado or who become affiliates of Zions, will be immediately tradable. See "Plan of Reorganization--Conversion of Rio Salado Shares." Zions has filed this Proxy Statement/Prospectus with the Securities and Exchange Commission as part of a Registration Statement under the Securities Act of 1933 with respect to the maximum of 400,000 shares of Zions Common Stock, no par value per share, which may be issued in the Reorganization to the shareholders of Rio Salado.
                               ____________________

               FOR THE ACTION OF THE SHAREHOLDERS TO BE EFFECTIVE, HOLDERS OF TWO-THIRDS OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK OF RIO SALADO MUST VOTE IN FAVOR OF THE REORGANIZATION. BEFORE THE REORGANIZATION WILL BE IMPLEMENTED, THE REORGANIZATION MUST ALSO BE APPROVED BY FEDERAL AND STATE BANKING REGULATORS. REGULATORY APPROVALS HAVE NOT YET BEEN OBTAINED.
                               ____________________

               THE  SHARES OF  ZIONS COMMON STOCK  TO BE ISSUED  IN THE MERGER
    HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE SHARES OF ZIONS COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

               No person  has been authorized  to give  any information or  to make any representation not contained in this Proxy Statement/Prospectus, and, if given or made, any such information or representation should not be relied upon as having been authorized by Zions or Rio Salado. This Proxy Statement/Prospectus does not constitute an offer or solicitation by any person in any state in which such offer or solicitation is not authorized by the laws thereof or in which the person making such offer or solicitation is not qualified to make the same. Neither the delivery of this Proxy Statement/Prospectus at any time nor the distribution of Zions Common Stock hereunder shall imply that the information contained herein is correct as of any time subsequent to its date.

               The date  of this  Proxy Statement/Prospectus  is February  __,
    1994.

                              AVAILABLE INFORMATION

               Zions has  filed with  the Securities  and Exchange  Commission
    (the "SEC") under the Securities Act of 1933 (the "Securities Act") a Registration Statement on Form S-4 (the "Registration Statement") covering the shares of Zions Common Stock issuable in the Reorganization. As
    permitted  by  the   rules  and regulations  of   the  SEC,  this   Proxy
    Statement/Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. The statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are of necessity brief descriptions and are not necessarily complete. Each such statement is qualified in its entirety by reference to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement and the exhibits thereto can be inspected at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C., and copies of such material can be obtained at prescribed rates by mail addressed to the SEC, Public Reference Section, Washington, D.C. 20549.

               Zions is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C.; Suite 700, 410 17th Street, Denver, Colorado; and Suite 505, 350 S. Main Street, Salt Lake City, Utah. Copies of such material can also be obtained at prescribed rates by mail addressed to the SEC, Public Reference Section, Washington, D.C. 20549. Zions Common Stock is quoted on the NASDAQ National Market System, and such reports, proxy statements and other Zions information can also be inspected at the offices of NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. Rio Salado is not subject to the Exchange Act and therefore makes no filings with a governmental agency pursuant to that Act.

               This Proxy Statement/Prospectus incorporates by reference certain documents relating to Zions which are not presented herein or delivered herewith. See "Information Concerning Zions -- Zions Documents Incorporated by Reference." Copies of such documents are available upon request and without charge to any person to whom this Proxy Statement/Prospectus has been delivered. Requests for Zions documents should be directed to Zions Bancorporation, 1380 Kennecott Building, Salt Lake City, Utah 84133, Attention: Gary L. Anderson, Corporate Secretary (telephone: 801-524-4787). In order to ensure timely delivery of the documents, any request should be made not later than __________, 1994.

                             RIO SALADO BANCORP, INC.
                                       and
                               ZIONS BANCORPORATION
                                 _______________

                            PROXY STATEMENT/PROSPECTUS

                                 _______________

                                TABLE OF CONTENTS

                                                                          Page


SUMMARY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
            Record Date; Voting Rights  . . . . . . . . . . . . . . . . .   11
            Purpose of the Special Meeting  . . . . . . . . . . . . . . .   11
            Voting and Revocation of Proxies  . . . . . . . . . . . . . .   12
            Solicitation of Proxies   . . . . . . . . . . . . . . . . . .   12

PLAN OF REORGANIZATION  . . . . . . . . . . . . . . . . . . . . . . . . .   13
            The Reorganization  . . . . . . . . . . . . . . . . . . . . .   13
            Background of and Reasons for the Reorganization  . . . . . .   13
            Voting Agreements   . . . . . . . . . . . . . . . . . . . . .   15
            Required Vote; Management Recommendation  . . . . . . . . . .   16
            Opinion of Financial Advisor  . . . . . . . . . . . . . . . .   16
            Conversion of Rio Salado Shares   . . . . . . . . . . . . . .   21
            Tax Consequences  . . . . . . . . . . . . . . . . . . . . . .   22
            Interests of Certain Persons in the Transaction   . . . . . .   23
            Stock Options   . . . . . . . . . . . . . . . . . . . . . . .   25
            Inconsistent Activities . . . . . . . . . . . . . . . . . . .   25
            Conduct of Business Pending the Reorganization  . . . . . . .   26
            Conditions to the Reorganization  . . . . . . . . . . . . . .   26
            Representations and Warranties  . . . . . . . . . . . . . . .   28
            Amendment and Waiver  . . . . . . . . . . . . . . . . . . . .   29
            Authorized Termination and Damages for Breach   . . . . . . .   29
            Dissenters' Rights of Rio Salado Shareholders   . . . . . . .   29
            Restrictions on Resales by Rio Salado Affiliates  . . . . . .   31
            Effect on Outstanding Stock Options   . . . . . . . . . . . .   31
            Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .   31
            Government Approvals  . . . . . . . . . . . . . . . . . . . .   32
            Effective Date of the Reorganization  . . . . . . . . . . . .   32

PRO FORMA CONBINED FINANCIAL INFORMATION  . . . . . . . . . . . . . . . . . 32
            Information Concerning the Pro Forma Combined
              Financial Data  . . . . . . . . . . . . . . . . . . . . . . . 32
            Pro Forma Combined Condensed Statement of Condition   . . . . . 33
            Pro Forma Combined Condensed Statements of Income   . . . . . . 36
            Notes to Unaudited Pro Forma Condensed Consolidated
              Financial Statements  . . . . . . . . . . . . . . . . . . . . 39

INFORMATION CONCERNING ZIONS  . . . . . . . . . . . . . . . . . . . . . .   41
            Recent Developments   . . . . . . . . . . . . . . . . . . . .   41

SUPERVISION AND REGULATION  . . . . . . . . . . . . . . . . . . . . . . .   42
            Zions   . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
            Regulatory Capital Requirements   . . . . . . . . . . . . . .   43
            Other Regulations   . . . . . . . . . . . . . . . . . . . . .   47
            Deposit Insurance Assessments   . . . . . . . . . . . . . . .   49
            Interstate Banking  . . . . . . . . . . . . . . . . . . . . .   50
            Zions Arizona . . . . . . . . . . . . . . . . . . . . . . . .   50

MONETARY POLICY   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51

ZIONS BANCORPORATION SELECTED FINANCIAL DATA  . . . . . . . . . . . . . .   51

STOCK PRICES AND DIVIDENDS ON ZIONS COMMON STOCK  . . . . . . . . . . . .   55

ZIONS DOCUMENTS INCORPORATED BY REFERENCE   . . . . . . . . . . . . . . .   57

INFORMATION CONCERNING RIO SALADO   . . . . . . . . . . . . . . . . . . .   58

RIO SALADO BANCORP, INC. SELECTED FINANCIAL DATA  . . . . . . . . . . . .   58

STOCKHOLDINGS OF DIRECTORS, OFFICERS AND CERTAIN OTHERS   . . . . . . . .   61

RIO SALADO FINANCIAL STATEMENTS   . . . . . . . . . . . . . . . . . . . .   63
            Unaudited Interim Consolidated Financial Statements:
                 Consolidated Balance Sheets at September 30, 1993 and 1992 63 Consolidated Statements of Operations for the Nine
                    Months Ended September 30, 1993 and 1992  . . . . . .   64
                 Consolidated Statements  of Changes  in Stockholders'
                    Equity for the Nine Months Ended September 30,
                    1993 and 1992 . . . . . . . . . . . . . . . . . . . .   65
                 Consolidated Statements of Cash Flows for the Nine
                   Months Ended September 30, 1993 and 1992 . . . . . . .   66
                 Notes to Interim Consolidated Financial Statements   . .   67
            Consolidated Financial Statements:
                 Independent Auditor's Report   . . . . . . . . . . . . . . 70
                 Consolidated Balance Sheets at December 31,  1992 and
                   1991  . . . . . . . . . . . . . . . . . . . . . . . . .  71
                 Consolidated Statements of Operations for the Years
                    Ended December 31, 1992, 1991, and 1990   . . . . . . . 72
                 Consolidated Statements for Stockholder's Equity for
                    the Years Ended December 31, 1992, 1991, and 1990   . . 74
                 Consolidated Statements of Cash Flows for the
                    Years Ended December 31, 1992, 1991, and 1990   . . . . 75
                 Notes to Consolidated Financial Statements   . . . . . . . 77

MANAGEMENT'S DISCUSSION  AND ANALYSIS  OF THE NINE MONTH  PERIOD ENDED
            SEPTEMBER 30, 1993; RESULTS  OF OPERATIONS AND FINANCIAL
            CONDITION   . . . . . . . . . . . . . . . . . . . . . . . . . .100

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL  CONDITION  AND
            RESULTS  OF   OPERATIONS  FOR   THREE-YEAR  PERIOD   ENDED
            DECEMBER 31, 1992   . . . . . . . . . . . . . . . . . . . . .  101

CERTAIN REGULATORY DEVELOPMENTS   . . . . . . . . . . . . . . . . . . . .  104

STATISTICAL INFORMATION AND ANALYSIS  . . . . . . . . . . . . . . . . . .  104

ZIONS BANCORPORATION SUPPLEMENTAL CONSOLIDATED
  FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . .
     Independent Auditors' Report . . . . . . . . . . . . . . . . . . . .
     Consolidated Balance Sheets at December 31, 1992 and 1991. . . . . .
     Consolidated Statements of Income for the Years
       Ended December 31, 1992, 1991, and 1990. . . . . . . . . . . . . .
     Consolidated Statements of Cash Flows for
       the Years Ended December 31, 1992, 1991, and 1990. . . . . . . . .
     Consolidated Statements of Retained Earnings for
       the Years Ended December 31, 1992, 1991, and 1990. . . . . . . . .
     Notes to Consolidated Financial Statements . . . . . . . . . . . . .

COMPARISON OF ZIONS COMMON STOCK AND RIO SALADO COMMON STOCK  . . . . . .  115

LEGAL OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  120

EXPERTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  120

OTHER MATTERS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  121



    APPENDICES:

    A. Statutory Provisions Concerning Dissenters' Rights of Rio Salado Shareholders

    B.      Opinion of KPMG Peat Marwick as to Tax Matters

    C.      Fairness Opinion of Alex Sheshunoff & Co. Investment Banking

                               SUMMARY


     The  following is  a  brief summary  of certain  information which may also be contained elsewhere in this Proxy Statement/Prospectus. This summary is provided for convenience and should not be considered complete. It is qualified in its entirety by the more detailed information contained in this Proxy Statement/Prospectus and in the Appendices hereto.

   The Parties

     Zions Bancorporation ("Zions") is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and organized under the laws of Utah, engaged primarily in the commercial banking business through its banking subsidiaries. Zions' principal executive offices are at 1380 Kennecott Building, Salt Lake City, Utah 84133 (telephone: 801/524-4787). Zions is the second largest bank holding company headquartered in Utah. Zions First National Bank, Salt Lake City, Utah ("Zions Bank"), founded in 1873, is a wholly-owned (except for directors' qualifying shares) subsidiary of Zions and as of October 31, 1993 had 83 offices located throughout the state of Utah, plus one foreign office, for a total of 84 banking offices, including its Head Office. Zions Bank is the second largest commercial banking organization headquartered in the state of Utah. Zions also owns Nevada State Bank, Las Vegas, Nevada, and Zions First National Bank of Arizona, Mesa, Arizona ("Zions Arizona"). Nevada State Bank, with 19 offices in Nevada, is the sixth largest bank in Nevada. Zions Arizona currently has six offices in the metropolitan Phoenix area, three offices in Tucson, and one office in Flagstaff, Arizona (including the offices of the former National Bank of Arizona, which merged into Zions Arizona on January 14, 1994). At September 30, 1993 Zions had total consolidated assets of $4.06 billion, deposits of $2.89 billion, and shareholders' equity of $272 million. On August 11, 1993, Zions Bank acquired Discount Corporation of New York ("Discount"). Discount is a primary government securities dealer headquartered in New York City with assets of approximately $1.0 billion at August 11, 1993. Discount is being operated as a division of Zions Bank. On October 29, 1993, Zions and Wasatch Bancorp ("Bancorp") consummated their agreement and plan of reorganization whereby Zions acquired Bancorp and whereby Wasatch Bank, a wholly-owned subsidiary of Bancorp, merged with and into Zions Bank, with Zions Bank being the survivor. Wasatch Bank was a Utah chartered commercial bank with assets of approximately $70 million at September 30, 1993, doing business through five branch offices located in Utah County, Utah. On January 14, 1994, Zions and National Bancorp of Arizona Inc. ("NBA") consummated their agreement and plan of reorganization whereby NBA merged with and into Zions in a two-step merger, with Zions being the survivor, and whereby National Bank of Arizona, a wholly-owned subsidiary of NBA, merged with and into Zions Arizona, with Zions Arizona being the survivor. National Bank of Arizona was organized under the laws of the United States of America with assets of approximately $___ million as of December 31, 1993, doing business through three offices in Tucson, two offices in Phoenix, one office in Scottsdale, and one office in Flagstaff, Arizona. Upon consummation of the merger between National Bank of Arizona and Zions Arizona, Zions Arizona changed its name to National Bank of Arizona and changed its main office location from Mesa to Tucson. For ease of reference in this Proxy Statement/Prospectus and to lessen any possible confusion, Zions Arizona will continue to be referred to in this document as Zions Arizona rather than as National Bank of Arizona. See "Information Concerning Zions."

     ZAZMAC, Inc. ("ZAZMAC") is a newly-organized Utah corporation. ZAZMAC is a wholly-owned subsidiary of Zions. For a very brief period during the course of the Reorganization, ZAZMAC will own all of the outstanding stock of Rio Salado.

     Zions Arizona is a commercial bank organized under the laws of the United States of America, with its main office located at 5555 East Main, Mesa, Arizona 85205 (telephone 602/832-
   2151). In addition to providing financial services for businesses, including commercial loans, leasing, cash management, payroll processing, lockbox, and customized draft processing, Zions Arizona also makes mortgage loans within its service area and provides a wide range of personal banking services for individual customers, including bankcard, installment loans, home equity credit line loans, checking and savings accounts, time certificates, and safe deposit facilities. As of September 30, 1993, Zions Arizona had total assets of $79,628,000, deposits of $68,458,000, and loans of $35,682,000. With the merger of National Bank of Arizona into Zions Arizona on January 14, 1994, Zions Arizona added seven branches with assets of approximately $___ million as of December 31, 1993. See the description of this acquisition under "The Parties--Zions Bancorporation," above.

     Rio Salado Bancorp, Inc. ("Rio Salado") is a bank holding company organized under the laws of the State of Arizona and registered under the Bank Holding Company Act of 1956, as amended. Rio Salado's principal executive offices are located at 1400 East Southern Avenue, Tempe, Arizona 85282 and its telephone number is 602/345-8800. Rio Salado is primarily engaged in the commercial banking business through its wholly-owned subsidiary, Rio Salado Bank. As of September 30, 1993, Rio Salado had total assets of $107,494,000 (including loans, net of allowances, of $43,317,000), deposits of $93,640,000, and shareholders' equity of $5,070,000.

     Rio Salado Bank (the "Bank") is the sole subsidiary of Rio Salado and is an Arizona corporation licensed to conduct commercial banking business in the State of Arizona. The Bank currently operates four branches, including two in Tempe and two in Mesa, Arizona. The Bank's main office is located at 1400 East Southern Avenue, Tempe, Arizona 85282. Its telephone number is 602/345-8800. The Bank was founded in 1982. In 1984, pursuant to a plan of reorganization, the Bank became a wholly-owned subsidiary of Rio Salado and shares of the Bank were converted into shares of Rio Salado. The Bank provides a full range of commercial banking services, including consumer and commercial loans, residential real estate loans, and construction and permanent mortgage loans. The Bank offers a variety of deposit accounts, including non-interest bearing demand accounts, interest bearing checking and savings accounts, and certificates of deposit.

   The Special Meeting

     The Special Meeting of Shareholders of Rio Salado (the "Special Meeting") will be held at 10 a.m. local time, on March __, 1994 at Rio Salado's principal executive offices, 1400 East Southern Avenue, Tempe, Arizona. Only holders of record of Common Stock, no par value, of Rio Salado ("Rio Salado Common Stock") at the close of business on February 21, 1994 will be entitled to vote at the Special Meeting. At that date, 662,849 shares of Rio Salado Common Stock were outstanding, each share being entitled to one vote. See "Introduction."

   Proposed Reorganization

     At the Special Meeting, the shareholders of Rio Salado will be asked to consider and approve an Agreement and Plan of Reorganization among Zions, Zions Arizona, Rio Salado, and the Bank, a Plan of Merger between Rio Salado and ZAZMAC, and an Agreement to Merge between Rio Salado Bank and Zions Arizona (collectively, the "Plan of Reorganization"). The Plan of Reorganization provides for the merger of Rio Salado into ZAZMAC, whereby ZAZMAC will be the surviving corporation (immediately following which merger ZAZMAC will be merged into Zions), and for the subsequent merger of Rio Salado Bank into Zions Arizona (the "Bank Merger"), whereby Zions Arizona will be the surviving bank. See "Plan of Reorganization." As a result of the Reorganization, each outstanding share of Rio Salado Common Stock will be cancelled and will be converted into the right to receive shares of Common Stock, no par value per share, of Zions ("Zions Common Stock"), with cash to be paid in lieu of any fractional shares. Upon consummation of the Reorganization, shareholders of Rio Salado Common Stock will be entitled to receive, in exchange for each share of Rio Salado Common Stock that number of shares of Zions Common Stock calculated by dividing the purchase price of $12,500,000 by the average closing price (as defined) of Zions Common Stock, and by further dividing the number so reached by the total number of shares of Rio Salado Common Stock issued and outstanding on the Effective Date of the Reorganization. At February __, 1994, the closing price of Zions Common Stock quoted on NASDAQ was $_____ per share and there were issued and outstanding 662,849 shares of Rio Salado Common Stock. If the Reorganization had been consummated on that date and the Average Closing Price had been $___, each shareholder of Rio Salado Common Stock would have received ______ shares of Zions Common Stock for each share of Rio Salado Common Stock. This exchange would equate to a value of $______ for each share of Rio Salado Common stock if the exchange were consummated as of such date. The actual ratio for exchanging Rio Salado Common Stock for Zions Common Stock will depend on the Average Closing Price on the Effective Date.

   Certain Definitions

     In connection with the description of the Reorganization in this Proxy Statement/Prospectus, shareholders of Rio Salado should be aware of the following terms:

     "Average Closing Price" means the average (rounded to the nearest penny) of each Daily Sales Price of Zions Common Stock for the twenty consecutive trading days ending on and including the fifth trading day preceding the Effective Date.

     "Daily Sales Price" means for any trading day, the last reported sale price or, if no such reported sale takes place, the mean (unrounded) of the closing bid and asked prices of Zions Common Stock in the over-the-counter market as such prices are reported by the automated quotation system of the National Association of Securities Dealers, Inc. or, in the absence thereof, by such other source upon which Zions and Rio Salado shall mutually agree.

     "Effective Date" means the date which is the latest of (a) the date following the day upon which the Rio Salado shareholders approve, ratify, and confirm the transactions contemplated by the Reorganization Agreement; (b) the first to occur of (i) the date thirty days following the date on which the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") authorizes consummation of the merger of Rio Salado into ZAZMAC; or (ii) the date ten days following the date on which the Federal Reserve Board indicates its waiver of jurisdiction over the merger of Rio Salado into ZAZMAC; (c) thirty days after the date on which the Comptroller of the Currency (the "Comptroller") approves the merger of the Bank into Zions Arizona; (d) ten days following the date upon which the Superintendent of Banks of Arizona (the "Superintendent") approves the Reorganization; (e) the date upon which any other material order, approval, or consent of a federal or state regulator of financial institutions or financial institution holding companies authorizing consummation of the transactions contemplated by the Plan of Reorganization is obtained, or any waiting period mandated by such order, approval, or consent has run; (f) ten days after any stay of the approvals of the Federal Reserve Board, the Comptroller, or the Superintendent of the transactions contemplated by the Plan of Reorganization, or any injunction against closing of such transactions is lifted, discharged, or dismissed; or (g) such other date as shall be mutually agreed upon by Zions and Rio Salado.

     "Purchase Price" means $12,500,000. The Purchase Price will be paid in shares of Zions Common Stock, with cash in lieu of fractional shares.

   Reasons for the Reorganization

     Management and a majority of the directors of Rio Salado believe that the merger of Rio Salado into ZAZMAC and the exchange of Rio Salado Common Stock for Zions Common Stock is in the best interests of shareholders, employees, customers and the community served by the Bank. In order to meet the demands of the banking market in eastern Maricopa County, Arizona, the Bank's principal market area, and to serve adequately the Bank's present customers, Rio Salado and the Bank would be required to raise in the near future substantially more capital than either presently has. Raising the capital required would, in the opinion of management, be costly and would result in dilution of earnings of Rio Salado, to the detriment of Rio Salado's existing shareholders. In addition, to meet competition from other larger banks, the Bank would be required to expand the services and credit facilities beyond those presently offered to its customers. Rio Salado's management foresees substantial new competition among banks in Maricopa County, Arizona, and throughout Arizona, generally, particularly from well-capitalized, large out-of-state-owned banks, and believes that the proposed merger with Zions offers Rio Salado's shareholders the best possible method of realizing the value of their investment in Rio Salado, preserving employees' jobs within the Bank, and continuing to offer to the Bank's customers and the community the deposit, lending, financing, and other banking services they will require in the future. The contemplated merger is expected to increase the Bank's lending limit, which will enable it to attract customers which can now be served only by larger institutions with greater lending limits. See "Plan of Reorganization--Background of and Reasons for the Reorganization" for a description of the factors considered by Rio Salado's board of directors in determining to recommend the reorganization to shareholders for their approval. A majority of Rio Salado's Board of Directors believes that the merger with Zions will realize substantial value for Rio Salado's shareholders and allows them the option of realizing a significant return on their original investment and continuing to participate in the development of banking in Arizona and in the West by holding the Zions Common Stock they will receive in the Reorganization.

       For Zions, the Reorganization will provide the opportunity to continue to develop its franchise in the Arizona market by expanding its operations in the greater Phoenix market by broadening its geographical base in that market, and by expanding the banking services it is able to provide. The combination of the different skills, resources and services offered by Rio Salado Bank and Zions Arizona, together with the additional skills and resources available in the broader Zions organization, will make the resulting bank better able to effectively compete in its markets with other full-service financial institutions. See "Plan of Reorganization- -Background of and Reasons for the Reorganization--Zions."

   Vote Required for Approval

     Approval of the Plan of Reorganization requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Rio Salado Common Stock voting in person or by proxy. A failure to vote, an abstention, or a failure by a broker to vote shares held in street name will have the same legal effect as a vote against the approval of the Plan of Reorganization. See "Plan of Reorganization--Required Vote; Management Recommendation."

     As of December 31, 1993, the directors and executive officers of Rio Salado beneficially owned an aggregate of 58% of the outstanding Rio Salado Common Stock. All but one of the directors of Rio Salado have entered into agreements with Zions under which they have agreed, in their capacity as shareholders, to vote their shares in favor of the Reorganization. These agreements cover an aggregate of 51% of the outstanding Rio Salado Common Stock (excluding any shares subject to unexercised options held by Rio Salado employees). See "Plan of Reorganization--Voting Agreements."

   Board of Directors Recommendation

     A majority of the Board of Directors of Rio Salado (with two directors dissenting) believes that the Reorganization is in the best interests of the shareholders, employees, and customers of Rio Salado and recommends that the shareholders of Rio Salado vote "FOR" approval of the Plan of Reorganization. Of those directors who voted to approve the Plan of Reorganization and submit it to Rio Salado's shareholders for consideration and action, one director voted to approve subject to the understanding that he was neither committed to vote for the Plan of Reorganization at the Special Meeting nor to execute any agreement to vote his shares in favor of the Plan of Reorganization.

     Of the two directors who voted against the resolution to approve the Plan of Reorganization and to submit it to Rio Salado's shareholders for consideration and action, each explained that he was not opposed to approval of the Plan of Reorganization or submitting it to shareholders, but that he did not agree with the recital in the Board of Director's approving resolution which stated that the proposed Plan of Reorganization was in the best interests of Rio Salado's employees and the community.

     SHAREHOLDERS OF RIO SALADO  ARE REQUESTED TO COMPLETE, DATE,
   AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN
   THE ENCLOSED POSTAGE-PAID ENVELOPE.



   Opinion of Financial Advisor

     In order to evaluate the merger consideration offered to Rio Salado shareholders by Zions, Rio Salado retained the investment banking firm of Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") to render an opinion on the fairness of Zions' offer from a financial point of view. Sheshunoff has rendered an opinion to Rio Salado dated November 15, 1993 that the terms of the Reorganization are fair, from a financial point of view, to Rio Salado and its shareholders. The opinion is attached as Appendix C to this Proxy
   Statement/Prospectus and should be read in its entirety for information as to the matters considered and assumptions made in rendering such opinion. See "Plan of Reorganization-- Opinion of Financial Advisor."

   Interests of Certain Persons in the Transaction

     The Plan of Reorganization by means of an employment agreement provides that, following the Reorganization, Mr. Elden G. Barmore, currently president and chief executive officer of Rio Salado and the Bank, will be appointed an executive vice president of Zions Arizona, responsible for East Valley Regional operations. Mr. Barmore will enter into the five-year employment agreement with Zions Arizona on the Effective Date. See "Plan of Reorganization--Interests of Certain Persons in the Transaction."

   Tax Consequences

     The Reorganization will qualify as nontaxable reorganizations under Section 368(a) of the Internal Revenue Code of 1986. No gain or loss for federal income tax purposes will be recognized by shareholders of Rio Salado on the exchange of their shares for Zions Common Stock in the Reorganization, except with respect to cash received in lieu of fractional shares and cash paid to shareholders who elect to excercise and perfect their dissenters' rights under Arizona law. For a more complete description of the federal income tax consequences of the Reorganization, see "Plan of Reorganization--Tax Consequences."

   Dissenters' Rights

     Record holders of Rio Salado Common Stock who object to the Reorganization and comply with the prescribed statutory procedures are entitled to have the fair value of their shares determined in accordance with the Arizona General Corporation Law (Arizona Revised Statutes Sec. 10-080 et seq.) and paid to them in cash in lieu of the shares of Zions Common Stock they would otherwise be entitled to receive in the Reorganization. A copy of the pertinent statutory provisions is attached to this Proxy Statement/Prospectus as Appendix A. Failure to follow such provisions precisely may result in a loss of dissenters' rights. Under the Plan of Reorganization, Zions is not obligated to consummate the Plan of Reorganization if the holders of more than 5% of Rio Salado Common Stock exercise and perfect their dissenters' rights. See "Plan of Reorganization--Dissenters' Rights of Rio Salado Shareholders."

   "Anti-Takeover" Provisions

     The Articles of Incorporation and Bylaws of Zions contain provisions which may be considered to be anti-takeover in nature, including staggered terms of office for directors, absence of cumulative voting and special shareholder vote requirements for certain types of extraordinary corporate transactions. See "Comparison of Zions Common Stock and Rio Salado Common Stock."

   Regulatory Approvals

     A  condition  to  the  Reorganization  is  approval  of  the
   Reorganization by the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, and the Arizona State Banking Department. Applications for these approvals have been filed and are expected to be approved, although no assurances may be given as to whether or when such approvals may be received.

   Conditions; Amendment; Termination

     In addition to shareholder and regulatory approval, consummation of the Reorganization is contingent upon the receipt of a tax opinion and the satisfaction of a number of other conditions. See "Plan of Reorganization--Conditions to the Reorganization." Notwithstanding prior shareholder approval, the Plan of Reorganization may be amended at any time prior to the Effective Date of the Reorganization in any respect that would not prejudice the economic interests of the Rio Salado shareholders.

     The Plan of Reorganization may be terminated and abandoned at any time prior to the Effective Date, notwithstanding approval of the shareholders, as follows: (i) by mutual consent of Zions and Rio Salado; (ii) unilaterally, by either party if any of the representations and warranties of the other party was materially incorrect when made; (iii) by either party if the Reorganization has become inadvisable or impracticable by reason of federal or state litigation to restrain or invalidate the Reorganization; or (iv) by either party on or after September 30, 1994, if the Effective Date has not occurred on or before that date.


   Effective Date of the Reorganization

     It is presently anticipated that if the Plan of Reorganization is approved by the shareholders of Rio Salado, the Reorganization will become effective in the second quarter of 1994. However, there can be no assurance that all condi-tions necessary to the consummation of the Reorganization will be satisfied or, if satisfied, that they will be satisfied in time to permit the Reorganization to become effective at the anticipated time. See "Plan of Reorganization--Effective Date of the Reorganization."

   Exchange of Certificates

     Instructions on how to effect the exchange of Rio Salado Common Stock certificates for Zions Common Stock certificates will be sent, as promptly as practicable after the Reorganization becomes effective, to each shareholder of record of Rio Salado immediately prior to such Merger. Shareholders should not send in stock certificates until they receive written instructions to do so.

   Pre-Announcement Prices

     Zions has agreed to purchase all of the outstanding shares of Rio Salado Common Stock for the Purchase Price of $12,500,000 by delivering to Rio Salado shareholders shares of Zions Common Stock with a value equal to that amount. The closing sale price for Zions Common Stock on the NASDAQ National Market System on November 17, 1993, the last trading day prior to the first public announcement of the Reorganization, was $38.75. An equivalent per share price for Rio Salado Common Stock computed by reference to the method described above under "Proposed Reorganization" would result in an exchange ratio of .49 shares of Zions Common Stock for each share of Rio Salado Common Stock, assuming that the
   Average Closing Price was $38.75. On February __, 1994, the closing sale price for Zions Common Stock was $_____. If the Average Closing Price equated to this price, the equivalent per share price (as calculated above) for Rio Salado Common Stock, assuming consummation of the Plan of Reorganization, would have been $_____.

     Rio Salado's Common Stock is not listed with a national securities exchange or quoted on any automated quotation system. The common stock occasionally trades through private negotiated transactions between individuals and in brokerage transactions in the over-the-counter market. As a result, no established public trading market for Rio Salado's Common Stock presently exists and the private market that has existed is thin and not necessarily indicative of the value of Rio Salado Common Stock. For the year ended December 31, 1993, the high and low bid for Rio Salado Common Stock ranged from $6.25 to $8.00 per share. There have been no trades in Rio Salado Common Stock since the Plan of Reorganization was publicly announced. See "Stock Prices and Dividends on Rio Salado Common Stock," below.

     Rio Salado's Common Stock was, prior to October 26, 1993, subject to certain restrictions on transfer, which Rio Salado has never elected to enforce. By resolutions and actions taken by the Board of Directors, such restrictions were waived.

   Selected Financial Information

     The following table sets forth certain historical financial information for Zions (restated to give effect to the mergers of NBA, effective January 14, 1994, for all periods presented, and Wasatch Bancorp and Subsidiary, effective October 19, 1993, for the nine months ended September 30, 1993, only) and Rio Salado. With respect to pro forma combined financial information for Zions giving effect to the Reorganization using the purchase method of accounting, see "Information Concerning the Pro Forma Combined Financial Data." This information is based on the historical financial statements of Zions appearing elsewhere herein and incorporated herein by reference and the Rio Salado financial statements appearing elsewhere herein, and should be read in conjunction with such statements and information and the related notes.

                                  Nine Months
                              Ended September 30                         Year Ended December 31
                               1993          1992          1992          1991          1990          1989    1988
                                    (unaudited)                   (In Thousands, Except Per Share Amounts)
Zions Earnings
  Net interest income.....  $  130,024    $  114,255    $  157,278    $  139,865    $  128,114    $  121,726   $109,581
  Provision for loan
    losses................       2,255         9,319        10,929        25,561        20,084        30,436     53,746
  Net income (loss).......      42,778        31,744        47,209        30,449        27,765        18,803    (16,850)
Per Share
  Net income (loss).......  $     3.00    $     2.31    $     3.42    $     2.23    $     2.07    $     1.41   $  (1.52)
  Dividends...............         .70           .54           .75           .72           .72           .72        .72
Statement of Condition at
  Period End
  Assets..................  $4,579,974    $3,879,310    $4,107,923    $3,883,938    $3,720,136    $3,116,700  $3,042,965
  Deposits................   3,370,553     2,976,492     3,075,109     2,877,859     2,684,826     2,454,754   2,379,827
  Long-term debt..........      60,342        75,756        99,223        81,134        92,794        95,740      98,485
  Shareholders' equity....     300,302       246,916       260,070       220,754       196,706       176,725     164,762

Rio Salado
Earnings
  Net interest income.....  $    3,410    $    2,833    $    3,842    $    2,988    $    2,509    $    2,792    $  2,594
  Provision for loan
    losses................         400           365           590           525            58           725         522
  Net income (loss).......         745           409           586           321           (53)          (63)        100
Per Share
  Net income (loss).......  $     1.16    $      .64    $      .91    $      .50    $    (.08)    $    (.10)    $    .16

  Dividends...............         .00           .00           .00           .00          .00           .00          .00
Statement of Condition at
    Period End
  Assets..................  $  107,494    $   93,140    $  103,672    $   71,281    $   61,410    $   55,400   $  51,464
  Deposits................      93,640        82,296        87,806        62,362        54,478        49,417      45,673
  Long-term debt..........       2,500         4,550         5,500         1,575         1,635         1,579       1,450
  Shareholders' equity....       5,070         4,135         4,313         3,727         3,405         3,450       3,522

  Comparative Per Share Data

     The following table sets forth for the periods indicated historical earnings, book values and dividends per share for Zions and Rio Salado Common Stock. The following data are based on the historical financial statements of Zions appearing elsewhere herein and incorporated herein by reference and of Rio Salado appearing elsewhere herein and should be read in conjunction with such financial statements and such information and the related notes to each.

                                           Nine Months
                                         Ended September 30                Year Ended December 31

                                         1993         1992     1992      1991       1990      1989     1988
                                                              (unaudited)
 Net Income (Loss) Per Common Share
  Zions.............................   $ 3.00       $ 2.31   $ 3.42    $ 2.23    $ 2.07     $1.41  $ (1.52)
  Rio Salado........................     1.16          .64      .91       .50      (.08)     (.10)      .16

 Book Value Per Common Share
  Zions.............................   $21.15       $18.01   $18.95    $16.23     $14.63    $13.23  $ 12.53
  Rio Salado........................     7.88         6.45     6.72      5.81       5.31      5.40     5.50

  Cash Dividends Declared Per Common
    Share
      Zions(1)......................   $  .70       $  .54   $  .75    $  .72     $  .72    $  .72   $  .72
      Rio Salado(2).................      .00          .00      .00       .00        .00       .00      .00


  (1) While Zions is not obligated to pay cash dividends, the Board of Directors presently intends to continue the policy of paying quarterly cash dividends. Future dividends will depend, in part, upon the earnings and financial condition of Zions.

  (2) The only dividends paid by Rio Salado to date have been stock dividends. Net income (loss) and book value per common share for the nine months ended September 30, 1993 and 1992 and for the years ended December 31, 1992, 1991, 1990, 1989, and 1988 have been adjusted to reflect the stock dividend.

                           RIO SALADO BANCORP, INC.
                                      and
                             ZIONS BANCORPORATION
                             ____________________

                          PROXY STATEMENT/PROSPECTUS for
                        Special Meeting of Shareholders
                                 to be held on
                                March __, 1994


                                 INTRODUCTION

          This Proxy Statement/Prospectus is furnished in connection with the solicitation by the Board of Directors of Rio Salado Bancorp, Inc. ("Rio Salado") of proxies to be voted at the Special Meeting of Shareholders of Rio Salado to be held on March __, 1994 and at any adjournment or adjournments thereof. The Special Meeting will be held at 10 a.m., local time, at 1400 East Southern Avenue, Tempe, Arizona. The approximate date on which this Proxy Statement/Prospectus will first be mailed to the shareholders of Rio Salado is February __, 1994.

   Record Date; Voting Rights

          The Board of Directors of Rio Salado has fixed the close of business on January 21, 1994 as the record date for determining the shareholders of Rio Salado entitled to notice of and to vote at the Special Meeting. At that date, 662,849 shares of Common Stock, no par value, of Rio Salado ("Rio Salado Common Stock") were outstanding, held by approximately 307 shareholders of record. Each such share of Rio Salado Common Stock entitles its holder of record at the close of business on the record date to one vote on each matter properly submitted to the shareholders for action at the Special Meeting. Rio Salado has no other outstanding class of capital stock.

   Purpose of the Special Meeting

          At the Special Meeting, the shareholders of Rio Salado will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Reorganization dated as of November 18, 1993 among Rio Salado, Rio Salado Bank (the "Bank"), Zions Bancorporation ("Zions"), and Zions First National Bank of Arizona ("Zions Arizona"), a related Plan of Merger between Rio Salado and ZAZMAC, Inc. ("ZAZMAC"), a newly-organized wholly-owned subsidiary of Zions, and an Agreement to Merge between the Bank, Rio Salado's wholly-owned subsidiary, and Zions Arizona, Zions' wholly-owned (except for directors' qualifying shares) subsidiary (collectively, the "Plan of Reorganization"). As more fully described below under "Plan of Reorganization," the Plan of Reorganization provides for the merger of Rio Salado into ZAZMAC, the merger of ZAZMAC into Zions, and the merger of the Bank into Zions Arizona (hereinafter, the two mergers and the intervening merger of ZAZMAC into Zions will be referred to collectively as the "Reorganization"). In the Reorganization, all outstanding shares of Rio Salado Common Stock will be cancelled and each outstanding share of Rio Salado Common Stock (other than shares subject to dissenters' rights) will be converted into the right to receive shares of Zions Common Stock, in accordance with the formula described below, with cash to be paid in lieu of any fractional shares. Upon the Effective Date, each holder of Rio Salado Common Stock will be entitled to receive, in exchange for each share of Rio Salado Common Stock held by him, that number of shares of Zions Common Stock calculated by dividing the Purchase Price of $12,500,000 by the Average Closing Price, and by further dividing the number so reached by the total number of shares of Rio Salado Common Stock issued and outstanding on the Effective Date of the Reorganization. At February __, 1994, the closing price of Zions Common Stock quoted on NASDAQ was $____ per share and _____ shares of Rio Salado Common Stock were issued and outstanding. If the Reorganization had been consummated on that date, holders of Rio Salado Common Stock would have received _____ shares of Zions Common Stock for each share of Rio Salado Common Stock, assuming that the Average Closing Price was $___. This exchange would equate to a value of $_____ for each share of Rio Salado Common Stock if the exchange were consummated as of such date.

          Rio Salado has received an opinion of the investment banking firm Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") that the terms of the Reorganization are fair to the shareholders of Rio Salado from a financial point of view. See "Plan of Reorganization--Opinion of Financial Advisor."

          A MAJORITY OF THE BOARD OF DIRECTORS OF RIO SALADO BELIEVES THAT THE REORGANIZATION IS IN THE BEST INTERESTS OF THE SHAREHOLDERS OF RIO SALADO AND RECOMMENDS THAT RIO SALADO SHAREHOLDERS VOTE TO APPROVE THE PLAN OF REORGANIZATION.

   Voting and Revocation of Proxies

          All properly executed proxies not theretofore revoked will be voted at the Special Meeting or any adjournments thereof in accordance with the instructions thereon. Rio Salado proxies containing no voting instructions will be voted in favor of approval of the Plan of Reorganization. As to any other matter brought before the Special Meeting and submitted to a shareholder vote, proxies will be voted in accordance with the judgment of the proxyholders named thereon.

          A shareholder who has executed and returned a proxy may revoke it at any time before it is voted by filing with the Secretary of Rio Salado written notice of such revocation or a later dated proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, of itself, constitute a revocation of a proxy.

   Solicitation of Proxies

          In addition to solicitation by mail, directors, officers and employees of Rio Salado may solicit proxies from the shareholders of Rio Salado in person or by telephone or otherwise for no additional compensation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward proxy soliciting materials to beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses. Rio Salado will bear its own expenses in connection with the printing and solicitation of proxies for the Special Meeting. Zions will pay for all costs attributable to registering the Zions Common Stock under applicable federal and state law. See "Plan of Reorganization--Expenses."

                            PLAN OF REORGANIZATION

          This section of the Proxy Statement/Prospectus describes certain of the more important aspects of the Plan of Reorganization. The following description does not purport to be complete and is qualified in its entirety by reference to the Plan of Reorganization. The Plan of Reorganization has been filed with the SEC as an exhibit to the Registration Statement. The Plan of Reorganization is incorporated in this Proxy Statement/Prospectus by reference to such filing and is available upon request. See "Available Information."

   The Reorganization

          The Plan of Reorganization provides for the merger of Rio Salado into ZAZMAC, in which ZAZMAC will be the surviving corporation (following which merger ZAZMAC will be merged into Zions), and thereafter for the merger of the Bank with Zions Arizona, in which Zions Arizona will be the surviving corporation. Upon consummation of the latter merger, Zions Arizona will continue as a direct wholly-owned subsidiary of Zions. Zions is a bank holding company incorporated in Utah. The principal subsidiaries of Zions are Zions First National Bank with 83 offices located throughout the state of Utah and one foreign office; Nevada State Bank with 19 offices in Nevada; and Zions Arizona with ten offices in Arizona, including the former offices of the National Bank of Arizona. Rio Salado's only active subsidiary is the Bank which has four offices in Arizona.

          In the Reorganization, the shareholders of Rio Salado will become shareholders of Zions. The approximately 662,849 outstanding shares of Rio Salado Common Stock (other than shares subject to dissenters' rights) will be converted into the right to receive that number of shares of Zions Common Stock equal to the Purchase Price of $12,500,000, as determined on the Effective Date of the Reorganization. See "Conversion of Rio Salado Shares."

   Background of and Reasons for the Reorganization

          Rio Salado. Rio Salado has been contacted periodically by banks, bank holding companies, and others with suggestions that the possibility of a merger or purchase be explored. In general, management has considered these approaches as either premature or not in the best interests of Rio Salado and did not pursue them. In the fall of 1992, Zions approached the Bank with a suggestion of merger and renewed that proposal in the early spring of 1993. Rio Salado's management did not pursue these discussions because the proposed terms did not appear attractive and because the Bank was engaged in efforts to improve the quality of its loan portfolio and increase profitability.

          Following Zions' announcement in September 1993 of its intention to acquire National Bancorp of Arizona Inc., discussions of a possible merger of Rio Salado and Zions were renewed. Both the management and Board of Directors of Rio Salado determined to pursue the merger discussions due to the Bank's improved earnings, the resolution of problems with its loan portfolio, Zions' apparent interest in paying a higher price than had been previously discussed, and the judgment of Rio Salado's management that a merger would allow Rio Salado to address the increased competition from larger and better capitalized banks and financial institutions it will face in the future.

          In the opinion of a majority of the Board of Directors, consummation of the Plan of Reorganization is in the best interests of the shareholders and employees of Rio Salado and the communities they serve.

          The Board of Directors of Rio Salado has continued to assess the potential for the Bank's growth and the requirements of its existing and anticipated future customers, including the services the Bank must provide to remain competitive. The population of eastern Maricopa County, Arizona (the communities of Tempe, Mesa, Chandler, Gilbert and Apache Junction - commonly referred to as the East Valley) has grown and is expected to grow faster than other local Arizona markets.

          Rio Salado's management believes that the changing economic conditions throughout the state of Arizona have generated a need to offer customers additional services that the Bank presently does not provide or provides only on a limited basis. For Rio Salado and the Bank to serve this market and remain competitive, significant changes would be required to support the growth of deposits, loans, and personnel. To meet the demands of the banking market in the East Valley and adequately serve the Bank's present customers, Rio Salado and the Bank would be required to raise in the near future substantial capital. Raising the capital required would, in the opinion of management, be costly and would result in dilution of earnings of Rio Salado, to the detriment of Rio Salado's existing shareholders. In addition, Rio Salado's management foresees substantial new competition among banks in Maricopa County, Arizona, and throughout Arizona, generally, particularly large, well-capitalized, out-of-state owned banks. Rio Salado and the Bank face significant competition in their lending activities and in attracting deposits from the general public. Competition is primarily from other commercial banks, mortgage banking companies, diversified financial services companies, savings institutions and credit unions, as well as from other investment alternatives which compete for loans and deposits. Certain of those competitors have substantially greater financial resources than Rio Salado, which enables them to offer a broader range of services. In recommending the Plan of Reorganization to the shareholders, Rio Salado's Board of Directors carefully considered the social and economic effects of the Reorganization on depositors, borrowers and employees of the Bank and Rio Salado and on the communities which the Bank serves.

          In the opinion of a majority of the Board of Directors and management, the merger with Zions will provide Rio Salado shareholders (other than certain affiliates) with marketable shares, its employees with greater opportunities, and its customers with enhanced services. The community, in turn, should benefit from the stronger and more competitive banking institution which will result from the merger of Rio Salado into Zions. A majority of the Board of Directors believes that the proposed merger with Zions offers Rio Salado's shareholders the best means of realizing the value of their investment, preserving employees' jobs within the Bank, and continuing to offer to the Bank's customers and the community it serves the deposit, lending, financing, and other banking services they will require in the future.

          After the Reorganization, in addition to existing services, the Bank anticipates that it will be able to provide customers with an expanded array of mortgage services, extensive installment lending services, lease financing services, sweep accounts, discount brokerage services, and bank-permissible insurance and annuity products. Subsequent to the Reorganization, the Bank may offer other services provided by non-bank subsidiaries of Zions and will have available to it the substantial managerial and financial resources of Zions in connection with its own plans to expand its customer base within its market. In addition, the contemplated merger is expected to increase the Bank's lending limit, which will enable the Bank to seek to attract customers with larger lending needs than the Bank can presently service.

          Zions. On October 1, 1986, Zions acquired Mesa Bank, a small commercial bank in the fast-growing East Valley section of the greater Phoenix area. In 1987, Mesa Bank received a new national charter and was renamed Zions First National Bank of Arizona ("Zions Arizona"). On December 31, 1987, Camel Bank in Phoenix, Arizona, was acquired in an exchange of stock and merged into Zions Arizona. On January 14,
   1994, Zions and NBA consummated their agreement and plan of reorganization whereby NBA merged with and into Zions in a two-step merger, with Zions being the survivor, and whereby National Bank of Arizona, a wholly-owned subsidiary of NBA, merged with and into Zions Arizona, with Zions Arizona being the survivor. Zions Arizona currently has ten offices. Zions Arizona has provided Zions with the opportunity to enter the Arizona commercial banking market by establishing its operations in Phoenix and Mesa, Arizona.

          For Zions, the Reorganization will provide the opportunity to continue its expansion in the metropolitan Phoenix market. The expansion will be evidenced by Zions' both broadening its geographical base in this market and expanding the banking services it is able to provide.

          The combination of Zions and Rio Salado and their respective Arizona banking subsidiaries will bring together the different skills and resources of the two organizations and, together with the additional skills and resources available in the broader Zions organization, will result in the ability to make a wider spectrum of banking services available to consumers, businesses and professionals in the geographic areas currently served by both institutions.

   Voting Agreements

          In connection with the Plan of Reorganization, all but one of the shareholder-directors of Rio Salado, whose common share holdings aggregate 51% of the outstanding Rio Salado Common Stock (excluding any shares which are subject to unexercised options held by employees of Rio Salado), have entered into agreements with Zions under which they have agreed, in their capacity as shareholders, to vote their shares in favor of the Plan of Reorganization, and to use their best efforts to cause any other shares over which they have voting power to be voted in favor of the Plan of Reorganization, subject to the exception that on or before the date of the Special Meeting, Rio Salado shall receive from Sheshunoff, or from another investment banking or financial advisory firm nationally or regionally recognized in the valuation of securities and financial institutions, a written opinion to the effect that, as of the date of such opinion, the terms of the Reorganization are fair to Rio Salado and its shareholders from a financial point of view. As of November 15, 1993, Sheshunoff had rendered its opinion that the Plan of
   Reorganization was fair to Rio Salado and its shareholders from a financial point of view. See "Opinion of Financial Advisor," below. The shareholder-directors also agreed until the earlier of the consummation of the Reorganization or the termination of the Plan of Reorganization, not to vote their shares in favor of any other acquisition transaction or to cause their shares to be sold pursuant to any tender offer, exchange offer or similar proposal by a person other than Zions or to any person who is seeking to gain control over Rio Salado or to any person who does not agree to be bound by similar restrictions. One director of Rio Salado, holding an aggregate of 28,039 shares (representing 4% of the outstanding shares of Rio Salado Common Stock), declined to execute the voting agreement.

          The voting agreements are applicable to the directors only in their capacities as shareholders and do not legally affect the exercise of any shareholder's responsibilities as a director of Rio Salado. The agreements also do not apply to any shares of Rio Salado Common Stock held by a director or executive officer as a trustee or other fiduciary.

          The form of the voting agreements has been filed with the SEC as an exhibit to the Registration Statement and is incorporated herein by reference. The foregoing summary of the agreements is qualified in its entirety by reference to such filing.

   Required Vote; Management Recommendation

          Approval of the Plan of Reorganization requires the affirmative votes of the holders of at least two-thirds of the outstanding shares of Rio Salado Common Stock at the Special Meeting by the holders of Rio Salado Common Stock voting in person or by proxy. Because under Rio Salado's bylaws approval requires the affirmative votes of two-thirds of all outstanding shares, a failure to vote, an abstention, or a broker's failure to vote shares held in street name will have the same legal effect as a vote against approval of the Plan of Reorganization. In order to evaluate the merger consideration offered to Rio Salado shareholders by Zions, Rio Salado retained Sheshunoff to render an opinion on the fairness of Zions' offer from a financial point of view. See "Opinion of Financial Advisor," below. A MAJORITY OF THE BOARD OF DIRECTORS OF RIO SALADO RECOMMENDS THAT RIO SALADO SHAREHOLDERS VOTE "FOR" APPROVAL OF THE PLAN OF REORGANIZATION.

   Opinion of Financial Advisor

          In November 1993, Rio Salado retained Sheshunoff, an investment banking firm based in Austin, Texas, on the basis of its experience, to render a written fairness opinion (the "Opinion") to the Board of Directors and shareholders of Rio Salado. Sheshunoff has been in the business of consulting for the banking industry for twenty years, including the appraisal and valuation of banking institutions and their securities in connection with mergers and acquisitions and equity offerings. Sheshunoff has a long history of familiarity and involvement with the banking industry nationwide, as well as familiarity with the Arizona market and recent transactions in this market. Sheshunoff reviewed the negotiated terms of the Plan of Reorganization including exchange ratio and corporate governance matters. Except as described herein, Sheshunoff is not affiliated in any way with Rio Salado or Zions or their respective affiliates.

          On November 15, 1993, in connection with their consideration of the Plan of Reorganization, Sheshunoff issued its Opinion to the Board of Directors of Rio Salado advising that the terms of the Plan of Reorganization were fair, from a financial point of view, to Rio Salado and its shareholders. This Opinion is based upon conditions as they existed on September 30, 1993. A copy of the Opinion is attached as Appendix C to this Proxy Statement/Prospectus and should be read in its entirety by Rio Salado shareholders.

          In rendering its Opinion, Sheshunoff reviewed certain publicly available information concerning Zions and Rio Salado, including each party's audited financial statements and annual reports. Sheshunoff considered many factors in making its evaluation. In arriving at its Opinion regarding the fairness of the transaction, Sheshunoff reviewed
   (i) the Plan of Reorganization; (ii) the September 30, 1993 Report of Condition and Income for each organization and the audited December 31, 1992 Balance Sheets and Income Statements for each organization; (iii) Rio Salado's listing of marketable securities showing rate, maturity and market value as compared to book value; (iv) Rio Salado's internal loan classification list; (v) a listing of other real estate owned for Rio Salado; (vi) the 1993 and 1994 budgets for Rio Salado; (vii) the most recent Board report for Rio Salado; (viii) the listing and description of significant real properties for Rio Salado; (ix) material leases on real and personal property of Rio Salado; and (x) market conditions and current trading levels of outstanding equity securities of both organizations. Sheshunoff conducted an on-site review of Rio Salado's historical performance and current financial condition and performed a market area analysis.

          In addition, Sheshunoff discussed with the management of Zions and Rio Salado the relative operating performances and future prospects of each organization, primarily with respect to the current level of their earnings and future expected operating results, giving weight to Sheshunoff's assessment of the future of the banking industry and each organization's performance within the industry. Sheshunoff compared the results of operation of Rio Salado's subsidiary bank with those of banks with total assets of $100 to $499 million. Sheshunoff compared the results of Zion's operations with regional bank holding companies with total assets of $1 billion and greater. Sheshunoff also considered Zion's then-pending acquisition of NBA.

          Many variables affect the value of banks, not the least of which is the uncertainty of future events so that the relative importance of the valuation variables differs in different situations, with the result that appraisal theorists argue about which variables are the most appropriate ones on which to focus. However, most appraisers agree that the primary financial variables to be considered are earnings, equity, dividends or dividend-paying capacity, asset quality and cash flow. In addition, in most instances, if not all, value is further tempered by non-financial factors such as marketability, voting rights or block size, history of past sales of the banking company's stock, nature and relationship of the other shareholders in the bank, and special ownership or management considerations.

          In rendering its Opinion, Sheshunoff analyzed the total purchase on a case equivalent fair market value basis using the standard evaluation techniques (as discussed below) including comparable sales multiples, net present value, case flow analysis, return on investment and the price equity index based on certain assumptions of projected growth, earnings and dividends and a range of discount rates from 10% to 15%.

          "Net asset value" is the value of the net equity of a banking organization, including every kind of property and value. The net asset value approach normally assumes liquidation on the date of appraisal with the recognition of securities gains or losses, real estate appreciation or depreciation and any adjustments to the loan loss reserve, discounts to the loan portfolio or changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which is often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this net asset value method does not take into account the values attributable to the going concern such as the interrelationship among the company's assets, liabilities, customer relations, market presence, image and reputation, and staff expertise and depth, little weight was given by Sheshunoff to the net asset value method of valuation.

          "Market value" is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The market value is frequently used to determine the price of a minority block of stock when both the quantity and the quality of the "comparable" data are deemed sufficient. However, the relative thinness of the specific market for the stock of the banking organization being appraised may result in the need to review alternative markets for comparative pricing purposes. The "hypothetical" market value for a small bank with a thin market for its stock is normally determined by comparison to the average price to earnings, price to equity and dividend yield of local or regional publicly-traded bank issues, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity. The market value in connection with the evaluation of control of a banking organization is determined by the previous sales of banking organizations in the state or region. In valuing a business enterprise, when sufficient comparable trade data is available, the market value deserves greater weighting than the net asset value and similar emphasis as the investment value as discussed below.

          Sheshunoff maintains substantial files concerning the prices paid for banking institutions nationwide. The database includes transactions involving Arizona banking organizations and banking organizations in the western region of the United States through the first half of 1993 and over the past five years. The database provides comparable pricing and financial performance data for banking organizations sold or acquired. Organized by different peer groups, the data present averages of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the fair market value of Rio Salado, Sheshunoff has considered the market approach and has evaluated price to equity and price to earnings multiples of Arizona and Western region banking organizations.

          Sheshunoff calculated an "Adjusted Book Value" of $12.17 per share, based on Rio Salado's September 30, 1993 equity and the average price to equity multiple for regional banking organizations sold in the first half of 1993. Sheshunoff calculated an "Adjusted Earnings Value" of $26.06 per share, based on Rio Salado's estimated 1993 earnings and the average price to earnings multiple for regional banking organizations sold in the first half of 1993. The financial performance characteristics of the regional banking organizations vary, sometimes substantially, from those of Rio Salado. When the variance is significant for relevant performance factors, adjustments to the price multiples is appropriate when comparing them to the fair market value conclusion.

          "Investment value" is sometimes referred to as the income value or earnings value. The investment value is frequently defined as an estimate of the present value of its future earnings or cash flow. In addition, another popular investment value method is to determine the level of current annual benefits (earnings, cash flow, dividends, etc.), and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. Yet another method of calculating investment value is a cash flow analysis of the ability of a banking company to service acquisition debt obligations (at a certain price level) while providing sufficient earnings for reasonable dividends and capital adequacy requirements. In connection with the case flow analysis, a determination of the return on investment that would accrue to a prospective buyer at the fair market value purchase price is calculated.

          The investment or earnings value of any banking organization's stock is an estimate of the present value of the future benefits, usually earnings, cash flow or dividends, which will accrue to the stock. An earnings value is calculated using an annual future earnings stream over a period of time of not less that ten years, the residual value of the earnings stream after ten years, assuming no earnings growth and an appropriate capitalization rate (the net present value discount rate). Sheshunoff's computations were based on the analysis of the banking industry, the economic and competitive situations in Rio Salado's market area, and Rio Salado's and its subsidiary bank's current financial conditions and historical levels of growth and earnings. Using a net present value discount rate of 10%, an acceptable discount rate considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the "Net Present Value of Future Earnings" equaled $26.12 per share.

          Another method of valuing a control block of stock is the cash flow method. This analysis assumes the formation of a holding company with maximum leverage according to Federal Reserve System guidelines and analyzes the ability of the bank to retire holding company acquisition debt within a reasonable period of time while maintaining adequate capital. Using this method Sheshunoff arrived at a value of $14.00 per share.

          Return on investment analysis (ROI) also assumes the formation of a holding company using maximum regulatory leverage and analyzes the ten year ROI of a 33.33% equity investment at the transaction value of $18.64 per share for Rio Salado compared to a liquidation at book value in the year 2003, and a sale at ten times projected earnings for the year 2003. This ROI analysis provides a benchmark for assessing the validity of the fair market value of a majority block of stock. The ROI analysis is one approach to valuing a going concern and is directly impacted by the earnings stream, dividend payout levels and levels of debt, if any. Other financial and nonfinancial factors indirectly affect the ROI; however, these factors more directly influence the level of ROI an investor would demand from an investment in a majority block of stock of a specific bank at a certain point in time. The ROI, assuming liquidation at book value in 2003, is 9.08%, and the ROI, assuming sale at ten times earnings in 2003, is 16.90%.

          Furthermore, a price level indicator, the fair market value equity index, may be used to confirm the validity of the fair market value. The fair market value equity index adjusts the fair market value to equity multiple in order to facilitate a truer price level comparison with comparable banking organizations, regardless of the differing levels of equity capital. The fair market value equity index is derived by multiplying the fair market value to equity multiple by the equity-to-assets ratio. In this instance, a transaction value of $18.64 per share results in an equity index of 11.57. The price equity index for banking organizations sold in the West during the first half of 1993 equaled 12.61. For the eight banking organizations included in the purchase price analysis, the average equity-to-assets ratio equaled 8.11% and the average return on average assets equaled 0.67%. Accordingly, given that Rio Salado's 1992 return on average assets is equal to the average for the banking organizations included in the purchase price comparables and the equity-to-assets ratios is lower than the average for the banking organizations included in the purchase price comparables, Sheshunoff determined that the equity index is fair.

          Finally, another test of appropriateness for the fair market value of a majority block of stocks is the net present value-to-fair market value ratio. Theoretically, an earnings stream may be valued through the use of a net present value analysis. In Sheshunoff's experience with majority community bank stock valuations, it has determined that a relationship does exist between the net present value of an "average" community banking organization and the fair market value of a majority block of the banking organization's stock. The net present value-to-fair market value ratio equals 140.13% for Rio Salado.


          There are many other factors to consider, when valuing a going concern, which do not directly impact the earnings stream and the net present value but which do exert a degree of influence over the fair market value of a going concern. These factors include, but are not limited to, the general condition of the industry, the economic and competitive situations in the market area and the expertise of the management of the organization being valued. Sheshunoff determined that the net present value-to-fair market value analysis is fair.

          When the net asset value, market value and investment value methods are subjectively weighed, using the appraiser's experience and judgment, it is Sheshunoff's opinion that the proposed transaction is fair from a financial point of view.

          Sheshunoff considered the Plan of Reorganization as a merger rather than a cash acquisition. Consideration was given to the levels of book value and earnings per share appreciation or dilution percentages between the merger partners over the next three to five years after consummation. A merger is usually completed with the hopes of realizing economies of scale and earnings enhancement opportunities, thereby providing a benefit to Rio Salado shareholders that otherwise might not be attainable. To justify the fairness of the transaction for Rio Salado shareholders, it is important to project, based upon realistic projections of future performance, a positive impact for Rio Salado shareholders. Sheshunoff projected that Rio Salado shareholders will have a higher level of book value, earnings per share and dividends per share after exchanging their common stock for Zions Common Stock than they would on a stand-alone basis. Based upon discussions with management of Zions and Rio Salado, Sheshunoff estimates that the combined entity would also be able to realize after-tax savings and earnings enhancement opportunities based upon economies realized over time. Such after-tax savings and earnings enhancement opportunities are estimated to equal $200,000 annually. The primary focus has been on the short-term and long-term book value per share, earnings per share and dividends per share appreciation potential for Rio Salado shareholders.

          Neither Zions nor Rio Salado imposed any limitations upon the scope of the investigation to be performed by Sheshunoff in formulating such Opinion. In rendering its Opinion, Sheshunoff did not independently verify the asset quality and financial condition of Zions or Rio Salado, but instead relied upon the data provided by or on behalf of Zions and Rio Salado to be true and accurate in all material respects.

          For its services as independent financial analyst for the Reorganization, including the rendering of its Opinion referred to above, Rio Salado has paid Sheshunoff aggregate fees and reimbursed expenses totalling $18,861. Prior to being retained for this assignment, Sheshunoff has provided professional services and products to Rio Salado and Zions. The revenues derived from such services and products are insignificant when compared to the firm's total gross revenues.

   Conversion of Rio Salado Shares

          Exchange Formula. According to the valuation formula set forth in the Plan of Reorganization, the total number of shares of Zions Common Stock to be received by each Rio Salado shareholder will not be determined until the fifth trading day preceding the Effective Date of the Reorganization. The number of shares of Zions Common Stock to be received by each Rio Salado shareholder is based upon the actual average trading prices of Zions Common Stock as reported on NASDAQ over the twenty consecutive trading days ending on the fifth trading day preceding the Effective Date. On the Effective Date of the Reorganization, all of the outstanding shares of Rio Salado Common Stock will be cancelled and will be converted into the right to receive that number of shares of Zions Common Stock with a value equal to $12,500,000. Each holder of shares of Rio Salado Common Stock will be entitled to receive, in exchange for each share of Rio Salado Common Stock held of record by such shareholder as of the Effective Date, that number of shares of Zions Common Stock calculated by dividing the Purchase Price of $12,500,000 by the Average Closing Price, and by further dividing the number so reached by the number of shares of Rio Salado Common Stock that shall be issued and outstanding at the Effective Date.

          On  February __, 1994,  the closing  sale price for  Zions Common
   Stock reported on the NASDAQ National Market System was $_____. Assuming on that date that a total of 662,849 shares of Rio Salado Common Stock were outstanding and further assuming that the Average Closing Price was $_____, then each share of Rio Salado Common Stock would be exchangeable for _____ shares of Zions Common Stock, excluding any shares for which dissenters' rights were perfected. In view of the method of calculating the Average Closing Price, it is not possible at the date of this Proxy Statement/Prospectus to stipulate the rate of exchange at the Effective Date.

          Surrender of Certificates. As promptly as practicable after the Effective Date of the Reorganization, Zions First National Bank, Salt Lake City, Utah, the exchange agent designated by Rio Salado and Zions in the Plan of Reorganization, will send to each shareholder of record of Rio Salado Common Stock immediately prior to the Reorganization a letter of transmittal containing instructions as to how to effect the exchange of Rio Salado Common Stock certificates for certificates representing the shares of Zions Common Stock into which their shares have been converted. Rio Salado shareholders should not send in their certificates until they receive such written instructions. However, certificates should be surrendered promptly after instructions to do so are received.

          Any dividends declared on Zions Common Stock after the Effective Date of the Reorganization will apply to all whole shares of Zions Common Stock into which shares of Rio Salado Common Stock have been converted in the Reorganization. However, no former Rio Salado shareholder will be entitled to receive any such dividend (and will receive no interest thereon) until such shareholder's Rio Salado Common Stock certificates have been surrendered for exchange as provided in the letter of transmittal. Upon such surrender, the shareholder will be entitled to receive all such dividends payable on the whole shares of Zions Common Stock represented by the surrendered certificate or certificates (without interest thereon and less the amount of taxes, if any, which may have in fact been imposed or paid thereon).

          Payment for Fractional Shares. No fractional shares of Zions Common Stock will be issued in connection with the Reorganization. Instead, each Rio Salado shareholder who surrenders for exchange Rio Salado Common Stock certificates representing a fraction of a share of Zions Common Stock will be entitled to receive, in addition to a certificate for the whole shares of Zions Common Stock represented by the surrendered certificates, cash in an amount equal to such fractional part of a share multiplied by the Average Closing Price of Zions Common Stock.

          Unexchanged Certificates. On the Effective Date of the Reorganization, the stock transfer books of Rio Salado will be closed, and no further transfers of Rio Salado Common Stock will be made or recognized. Certificates for Rio Salado Common Stock not surrendered for exchange will entitle the holder to receive, upon surrender as provided in the letter of transmittal, only a certificate for the whole shares of Zions Common Stock represented by such certificates, plus payment of any amount for a fractional share or dividends to which such holder is entitled as outlined above, and without any interest thereon.

          Adjustment of Exchange Formula. The Plan of Reorganization contains provisions for the proportionate adjustment of the exchange ratio in the event of a stock dividend, stock split, reclassification or similar event involving the Zions Common Stock or the Rio Salado Common Stock which occurs prior to the Reorganization. Nevertheless, the total purchase price to be paid by Zions for all of the outstanding shares of Rio Salado Common Stock is fixed at $12,500,000 and will not be adjusted. Neither Zions nor Rio Salado anticipates declaring any stock dividend, stock split, or reclassification prior to the Effective Date.

   Tax Consequences

          The Plan of Reorganization requires as a condition to the Reorganization that an opinion of independent public accountants be received by each party to the effect that:

               (1)  The   Reorganization   will   constitute   a   tax-free
          reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

               (2) No gain or loss will be recognized by Zions or Rio Salado by reason of the Reorganization; and

               (3) No gain or loss will be recognized by holders of Rio Salado Common Stock on the exchange of their shares for whole shares of Zions Common Stock.

          No gain or loss for federal income tax purposes will be recognized by shareholders of Rio Salado on the exchange of their shares for whole shares of Zions Common Stock. However, gain or loss may be recognized by Rio Salado shareholders upon the receipt of cash in payment for a fractional share. To compute the amount, if any, of such gain or loss, the cost or other basis of the Rio Salado Common Stock exchanged must be allocated proportionately to the total number of shares of Zions Common Stock received, including any fractional share interest. Gain or loss will be recognized measured by the difference between the cash received and the basis of the fractional share interest as so allocated. Under Section 302(a) of the Code, any such gain or loss will be entitled to capital gain or loss treatment if the Rio Salado Common Stock was a capital asset in the hands of the shareholder.

          If any shares of Zions Common Stock received in the Reorganization are subsequently sold, gain or loss on the sale should be computed by allocating the cost or other basis of the Rio Salado Common Stock exchanged in the Reorganization to the shares sold in the manner described in the preceding paragraph. The holding period for the shares of Zions Common Stock received in the Reorganization will include the holding period for the shares of Rio Salado Common Stock exchanged in determining, for example, whether any such gain or loss is a long-term or short-term capital gain or loss.

          If a Rio Salado shareholder exercises dissenters' rights and receives cash in exchange for his Rio Salado Common Stock, the cash will generally be treated as received by the shareholder as a distribution in redemption of the Rio Salado Common Stock subject to the provisions and limitations of Section 302 of the Code. Cash received by a dissenting Rio Salado shareholder will be taxed as if the dissenter's shares had been sold to Rio Salado for the cash received and will generally be entitled to capital gain or loss treatment under Section 302 of the Code, provided the shares are a capital asset in the hands of the shareholder. Each Rio Salado shareholder should consult with his own personal tax advisor as to the federal, state and local tax consequences of exercising dissenters' rights.

          The foregoing is intended only as a summary of certain federal income tax consequences of the Reorganization under existing law and regulations, as presently interpreted by judicial decisions and administrative rulings, all of which are subject to change without notice and any such change might be retroactively applied to the Reorganization. Among other things, the summary does not address state income tax consequences, local taxes, or the federal or state income tax considerations that may affect the treatment of a shareholder who acquired his Rio Salado Common Stock pursuant to an employee stock option or other special circumstances. Accordingly, it is recommended that Rio Salado shareholders consult their own tax advisors for specific advice concerning their own tax situations, potential changes in the applicable tax law and all federal, state and local tax matters in connection with the Reorganization.

          A copy of the tax opinion rendered by KPMG Peat Marwick as to the material federal income tax consequences relating to the Reorganization is set out in Appendix B hereto.

   Interests of Certain Persons in the Transaction

          In connection with the Plan of Reorganization, all but one of Rio Salado's shareholder-directors, whose common shareholdings aggregate 51% of the outstanding Rio Salado Common Stock (excluding any shares subject  to  unexercised  options  held  by  Rio Salado employees), have entered into agreements with Zions under which they have agreed, in their capacity as shareholders, to vote their shares in favor of the Plan of Reorganization and to use their best efforts to cause any other shares over which they have voting power to be voted in favor of the Plan of Reorganization, subject to the exception
   that  on   or  before   the  date  of  the Special  Meeting,  Rio Salado
   shall      receive     from   Sheshunoff or  from   another   investment
   banking    or     financial     advisory    firm     nationally       or
   regionally recognized in the valuation of securities and financial institutions, a written opinion to the effect that, as of the date of such opinion, the terms of the Reorganization are fair to Rio Salado and its shareholders from a financial point of view. The shareholder-directors also agreed until the earlier of the consummation of the Reorganization or the termination of the Plan of Reorganization, not to vote their shares in favor of any other acquisition transaction or to cause their shares to be sold pursuant to any tender offer, exchange offer or similar proposal by a person other than Zions or to any person who is seeking to gain control over Rio Salado or to any person who does not agree to be bound by similar restrictions. One director of Rio Salado, holding an aggregate of 28,039 shares (representing 4% of the outstanding shares of Rio Salado Common Stock), declined to execute a voting agreement.

          The Plan of Reorganization provides that after the Reorganization becomes effective, Zions Arizona will employ Elden G. Barmore, currently president and chief executive officer of Rio Salado and the Bank, pursuant to a five-year agreement as an executive vice president of Zions Arizona. The agreement provides that Mr. Barmore will receive an annual salary of $127,000 and will be entitled to other benefits normally afforded executive employees, including consideration for periodic raises or bonuses, based upon performance and responsibility. Zions Arizona has also agreed to continue an existing deferred compensation plan maintained by the Bank or provide a substantially similar plan pursuant to which Mr. Barmore may defer up to $10,000 per year of base compensation, in consideration of a retirement benefit of approximately $55,000 per year for 15 years, upon Mr. Barmore's attaining age 65, and certain ancillary death and disability benefits. Zions Arizona will also continue to maintain a term life insurance policy on the life of Mr. Barmore and will pay all the premiums therefor. The policy will be owned by Mr. Barmore and will provide for the payment of death benefits to his estate in an amount not less than $250,000. Zions Arizona has also agreed to provide Mr. Barmore an automobile and to pay reasonable operating costs and to replace the automobile every two years. In consideration of Mr. Barmore's agreeing to the termination of his existing employment agreement with Rio Salado, Zions Arizona has agreed to pay Mr. Barmore $250,000.

          Pursuant to his employment contract with Zions Arizona, Zions Arizona may terminate the agreement at any time. Upon termination of the agreement, Mr. Barmore is entitled to certain severance benefits unless his termination is for cause. In addition, Mr. Barmore may terminate the contract in his sole discretion if his duties and responsibilities are substantially diminished or reduced. In the event Mr. Barmore is terminated other than for cause or his duties are substantially diminished, Zions Arizona has agreed to pay him as severance pay in periodic installments an amount equal to the amount otherwise payable to him as base compensation under the agreement for the remaining term of the agreement if it had not been terminated.

          Termination for cause, resulting in the loss of severance benefits, under Mr. Barmore's employment agreement means one or more of the following: (i) any willful or gross misconduct with respect to the business and affairs of Zions Arizona, (ii) the conviction of a felony (after the expiration of any applicable appeal period) whether or not committed in the course of his employment with Zions Arizona, (iii) any willful neglect, failure or refusal to carry out his duties, or (iv) any breach by Mr. Barmore of any representation, warranty, or agreement set forth in the employment agreement which breach is material and adverse to Zions Arizona.

          In consideration of payment of severance benefits, Mr. Barmore has agreed for a period equal to the unexpired term of the agreement as of the date it was terminated, not to be employed by any bank, savings and loan association, or credit union to render services of any kind to customers within the East Valley (the cities of Tempe, Mesa, Chandler, Gilbert and Apache Junction, Arizona). Any disputes under the employment agreement are subject to arbitration. So long as the employment agreement is in effect, Mr. Barmore is entitled to participate in any stock options, stock appreciation rights, incentive or bonus plans or other executive compensation made available by Zions or Zions Arizona to its executive officers on such terms and conditions as the Board of Directors of Zions Arizona or Zions may determine.

          The Board of Directors of Rio Salado, in satisfaction of an agreement to grant certain stock options, authorized the payment of $40,392 to Lauren Kingery, a vice-president of the Bank.

   Stock Options

          Each stock option to purchase Rio Salado Common Stock not exercised prior to the Effective Date of the Reorganization will remain outstanding and will automatically be converted into an option to purchase, with the same vesting and expiration dates as the option to purchase Rio Salado Common Stock, that number of shares of Zions Common Stock which the holder of such option would be entitled to receive under the Plan of Reorganization had such option been exercised immediately preceding the Effective Date. The per share option price in effect immediately prior to the Effective Date will be adjusted by an amount reflective of the rate of exchange. During the year ended December 31, 1993, Mr. Barmore excercised options for 22,000 shares of Rio Salado Common Stock at an average exercise price of $5.45 per share after adjustment for the stock dividend. The exercise price of all options granted Mr. Barmore was not less than the fair market value of the optioned shares as of the date of grant. An additional 7,700 shares of Rio Salado Common Stock are subject to stock options held by other officers of Rio
   Salado. To the extent that any of these options are not exercised prior to the Effective Date of the Reorganization, these options will be converted into options to purchase Zions Common Stock. Currently exercisable options permitting the purchase of 7,700 shares at an average exercise price of $6.63 per share are held by other
   officers.   The remaining options have terms expiring in 1998 and 1999.

   Inconsistent Activities

          Rio Salado has agreed in the Plan of Reorganization that unless and until the Reorganization has been consummated or the Plan of Reorganization has been terminated in accordance with its terms, Rio Salado will not (i) solicit or encourage any inquiries or proposals by any third person to acquire more than 1% of the Rio Salado Common Stock, any stock of the Bank or any significant portion of its or any subsidiary's assets (whether by tender offer, merger, purchase of assets or otherwise), (ii) afford any third party which may be considering any such transaction access to its or any subsidiary's properties, books or records except as required by law, (iii) enter into any discussions, negotiations, agreement or understanding for any such transaction or
   (iv) authorize or permit any of its directors, officers, employees or agents to do any of the foregoing. Notwithstanding the foregoing, Rio Salado may take an action referred to in clause (ii) or (iii) of the previous sentence (or permit its directors, officers, employees or agents to do so) if Rio Salado's Board of Directors, after consulting with counsel, determines that such actions should be taken or permitted in the exercise of its fiduciary duties. If Rio Salado or the Bank becomes aware of any offer or proposed offer to acquire any shares of Rio Salado or any significant portion of its assets, Rio Salado is required to give immediate notice thereof to Zions.

   Conduct of Business Pending the Reorganization

          The Plan of Reorganization contains covenants, representations and warranties by Rio Salado as to matters which are typical in transactions similar to the Reorganization.

          Prior to the Effective Date, Rio Salado has agreed that Rio Salado will not, without Zions' prior written consent: (i) declare or pay cash dividends or property dividends with the exception of customary cash dividends in a manner consistent with past practice; (ii) except for the issuance of Rio Salado Common Stock upon exercise of existing stock options, declare or distribute any stock dividend, authorize any stock split, authorize, issue or make any distribution of its capital stock or other securities or grant any option to acquire such securities; (iii) except as contemplated by the Plan of Reorganization, merge into, consolidate with or sell any of its assets to any other corporation or person, or enter into any other transaction or agree to effect any other transaction not in the ordinary course of business or engage in any discussions concerning such a possible transaction; (iv) convert the charter of the Bank from that of an Arizona bank corporation to any other charter or form of entity; (v) make any direct or indirect redemption or any other acquisition of any of its capital stock; (vi) incur any liability or obligation, make any commitment or disbursement, acquire or dispose of any property or asset, make any agreement or engage in any transaction, except in the ordinary course of business;
   (vii) subject any of its properties or assets to any lien, claim, charge, option or encumbrance, except in the ordinary course of business; (viii) institute or agree to any increase in the compensation of any employee, except for ordinary increases in accordance with past practices not to exceed 5% per annum of the aggregate payroll as of October 1, 1993; (ix) create or modify any pension or profit-sharing plan, bonus, deferred compensation, death benefit or retirement plan, or the level of benefits under any such plan, or increase or decrease any severance or any other fringe benefit; or (x) except to directly facilitate the Reorganization, enter into any employment or personal services contract with any person or firm.

          Rio Salado has also agreed to carry on its business and manage its assets and property diligently in the same manner as it has previously done and to use its best efforts to preserve its business organization. Pending completion of Reorganization or termination of the Plan of Reorganization, Rio Salado has agreed to provide Zions with certain information and reports and access to other information.

   Conditions to the Reorganization

          The obligations  of  Rio  Salado  and  Zions  to  consummate  the
   Reorganization are subject to, among other things, the satisfaction of the following conditions: (i) the shareholders of Rio Salado shall have approved the Plan of Reorganization; (ii) Rio Salado and Zions shall have received all relevant orders, consents and approvals from all requisite governmental authorities for the completion of the Reorganization; (iii) there shall be an absence of certain litigation, as specified in the Plan of Reorganization; (iv) the registration statement to be filed by Zions pursuant to the Securities Act in connection with the registration of the shares of Zions Common Stock to be used as consideration in connection with the Reorganization shall have become effective under the Securities Act, and Zions shall have received all required state securities laws ("Blue Sky") permits and other required authorizations or confirmations of the availability of exemption from registration requirements necessary to issue Zions Common Stock in the Reorganization, and neither the registration statement nor any such required permit, authorization or confirmation shall be subject to a stop-order or threatened stop-order by the SEC or any state securities authority; (v) Rio Salado and Zions shall have determined that the Reorganization shall qualify as a tax free reorganization under the Code and the regulations and rulings promulgated thereunder; (vi) there shall be no adverse legislation or government regulation which would make the transaction contemplated impossible or which would materially and adversely affect the economic assumptions of the transactions contemplated by the Plan of Reorganization or the business of Zions and Rio Salado or which would otherwise materially impair the value of Rio Salado to Zions; and (vii) United New Mexico Bank at Albuquerque ("United") shall have delivered to Rio Salado and the Bank, in form and substance reasonably acceptable to Zions, United's written consent to the Reorganization, the assumption and discharge by ZAZMAC and Zions of the loan (principal amount of $2,387,500 as of December 31, 1993) that is subject to a certain loan agreement dated December 11, 1992 among United, Rio Salado, and the Bank, and the release of the shares of the stock of the Bank which secures the loan.

          The obligations of Zions to consummate the Reorganization are subject to satisfaction or waiver of certain additional conditions, including: (i) the shareholders of Rio Salado shall have authorized the Plan of Reorganization, and dissenters' rights shall have been exercised and perfected by owners of not more than 5% of the outstanding shares of Rio Salado Common Stock; (ii) all representations and warranties made by Rio Salado in the Plan of Reorganization shall be true in all material respects on the Effective Date and Rio Salado shall have performed in all material respects all its obligations under the Plan of Reorganization; (iii) Ryley, Carlock & Applewhite, special counsel to Rio Salado, shall have rendered a legal opinion to Zions in form and substance satisfactory to Zions; (iv) during the period from September 30, 1993 to the Effective Date, there shall be no material adverse change in the financial position or results of operations, properties, liabilities or businesses of Rio Salado or the Bank; (v) on the Effective Date the consolidated net worth of Rio Salado shall not be less than the sum of the aggregate contributions to capital caused by the payments accompanying the exercise of any stock options on or after September 30, 1993 and the consolidated net worth of Rio Salado as of September 30, 1993; (vi) prior to the Effective Date of the Reorganization, Rio Salado and the Bank will have conformed, to the reasonable satisfaction of Zions, the loan loss reserve methodology of the Bank to that employed by Zions and its bank subsidiaries and the Bank will have implemented such methodology by making appropriate provisions to its reserve for loan losses; and (vii) Elden G. Barmore, President and Chief Executive Officer of Rio Salado, shall have entered into an employment and non-competition agreement with Zions and Zions
   Arizona substantially in the form described in the Plan of Reorganization. See "Interests of Certain Persons in the Transaction," above.

          The obligations of Rio Salado to consummate the Reorganization are subject to the satisfaction or waiver of certain additional conditions, including: (i) all representations and warranties made by Zions in the Plan of Reorganization shall be true in all material respects on the Effective Date and Zions shall have performed in all material respects all its obligations under the Plan of Reorganization;
   (ii) receipt of a legal opinion of Metzger, Hollis, Gordon & Mortimer, special counsel to Zions, satisfactory to Rio Salado; (iii) during the period from September 30, 1993 to the Effective Date, there shall be no material adverse change in the financial position or results of operations, properties, liabilities or business of Zions; (iv) there shall be, as of the Effective Date, no material error, misstatement or omission in any of the representations and warranties of Zions or Zions Arizona or any material failure to perform or satisfy any covenants of Zions or Zions Arizona contained in the Plan of Reorganization; (v) Rio Salado shall have received from Sheshunoff or from another investment banking or financial advisory firm nationally or regionally recognized in the valuation of securities of financial institutions, a written opinion to the effect that, as of the date of the opinion, the terms of the Reorganization are fair to Rio Salado and its shareholders from a financial point of view; (vi) the directors and shareholders of ZAZMAC and the directors and shareholders of Zions Arizona shall have authorized and approved their respective mergers; and (vii) Zions Common Stock shall be quoted on NASDAQ or shall be listed on a national securities exchange.

   Representations and Warranties

          The representations and warranties of Zions and Rio Salado contained in the Plan of Reorganization relate, among other things, to the organization and good standing of Zions, Rio Salado, and their subsidiaries; the capitalization of Zions and Rio Salado; the authorization by Zions and Rio Salado of the Plan of Reorganization and the absence of conflict with laws or other agreements; the accuracy and completeness of the financial statements and other information furnished to the other party; the absence of material adverse changes since September 30, 1993; the absence of undisclosed liabilities; and compliance with laws. Rio Salado has additionally warranted that there will be no deterioration in the quality of its loan portfolio or any major component thereof and no increase in the level of non-performing assets or non-accrual loans at the Bank or in the level of its provision for credit losses or its reserve for possible credit losses, any of which deterioration or increase has resulted, or should reasonably have resulted, in a provision to the consolidated reserve for possible loan and lease losses in an amount exceeding $300,000. Rio Salado has also warranted that its reserve for possible credit losses as of September 30, 1993, was adequate to absorb reasonably anticipated losses in the consolidated loan and lease portfolios in view of the size and character of such portfolios and that no facts have come to management's attention which would cause Rio Salado or the Bank to restate by more than $300,000 the level of its reserve for possible loan losses.

          Zions has additionally warranted that there are no facts known to it which might materially adversely affect its business, assets, liabilities, financial condition, results of operations or prospects which have not been disclosed in Zions' financial statements or a certificate delivered to Rio Salado and the Bank. The representations and warranties contained in the Plan of Reorganization will survive the consummation of the Reorganization.

   Amendment and Waiver

          Notwithstanding prior approval by the shareholders of Rio Salado, the Plan of Reorganization may be amended in any respect by written agreement between the parties, except that after such shareholder approval no amendment may prejudice the economic interests of the shareholders of Rio Salado. Zions or Rio Salado may also (i) extend the time for performance of any of the obligations of the other; (ii) waive any inaccuracies in the representations and warranties of the other;
   (iii) waive compliance by the other with any of its obligations under the Plan of Reorganization; and (iv) waive any condition precedent to its obligations under the Plan of Reorganization other than approval of the Plan of Reorganization by the shareholders of Rio Salado, governmental regulatory approvals required to consummate the Reorganization, and securities registration requirements incident to the issuance of Zions Common Stock in the Reorganization.

   Authorized Termination and Damages for Breach

          The Plan of Reorganization may be terminated and abandoned at any time prior to the Effective Date, notwithstanding approval of the shareholders of Rio Salado and without payment of damages by either party except as provided below, as follows: (i) by mutual consent of Zions and Rio Salado; (ii) unilaterally, by either party if any of the representations and warranties of the other party was materially incorrect when made; (iii) by either party if the Reorganization has become inadvisable by reason of federal or state litigation to restrain or invalidate the Reorganization; or (iv) by either party on or after September 30, 1994, if the Effective Date has not occurred on or before that date.

          If either party terminates the Plan of Reorganization because any of the representations and warranties of a party were materially incorrect when made, or because of a material breach by a party of a covenant made under the Plan of Reorganization, then such party whose representations and warranties were materially incorrect or who materially breached its covenant shall be liable to the other party or parties to the Plan of Reorganization solely to the extent of the actual, reasonable out-of-pocket expenses, not to exceed $250,000, incurred by the other party in connection with the negotiation and preparation of the Plan of Reorganization and the carrying out of the transactions contemplated thereby.

   Dissenters' Rights of Rio Salado Shareholders

          A holder of shares of Rio Salado Common Stock is entitled to exercise the rights of a dissenting shareholder under Arizona Revised Statutes Secs. 10-081 et seq. (the Arizona General Corporation Law) to object to the Plan of Reorganization and make written demand that Zions, as the surviving corporation in the Reorganization (ZAZMAC having merged with and into Zions on the Effective Date), pay in cash the fair value of the shares held as determined in accordance with such statutory provisions. The following summary does not purport to be a complete statement of the provisions of Arizona law and is qualified in its entirety by reference to such statutory provisions, which are set forth in full as Appendix A to this Proxy Statement/Prospectus.

          Arizona law requires that Rio Salado shareholders must follow certain prescribed procedures in their exercise of the statutory right to dissent in connection with the Reorganization. The failure to follow such procedures on a timely basis, in the manner required by Arizona Revised Statutes Sec. 10-081, may result in a loss of a shareholder's dissenters' rights.

          To be entitled to compensation as a dissenting shareholder to the Reorganization, a shareholder must: (i) file written objection to the proposed merger, as described below; (ii) not vote in favor of the proposed merger, as described below; and (iii) make a demand for compensation, as provided below.

          Any shareholder, electing to exercise his or her right to dissent, must file with Rio Salado, prior to the taking of the vote at the Special Meeting to be held on March __, 1994, at 10 a.m., local time, at 1400 East Southern Avenue, Tempe, Arizona, his or her written objection stating the shares and the certificate numbers to which such objection applies. Objections may be delivered to Mr. David Fischer, Assistant Corporate Secretary, 1400 East Southern Avenue, Tempe, Arizona 85252. Upon timely receipt of an objection, Zions as the surviving corporation shall have ten days after the meeting to notify any objecting shareholder whose shares were entitled to vote and were not voted in favor of the merger that the merger has been approved. Any shareholder who has not timely objected will be bound by the merger and will have the same rights as if a written objection had not been filed. Zions' notice must contain an offer by Zions to purchase the shares as to which an objection was made and must be accompanied by a balance sheet of Rio Salado, as of the last available date not more than 12 months prior to the meeting of shareholders, and a profit and loss statement for the 12 month period ended on the date of the balance sheet. If within 20 days after the mailing of the notice by Zions any shareholder demands in writing payment for his shares in accordance with the offer, Zions must, within 30 days after the expiration of the 20 day period, pay the demanding shareholder the consideration offered for his shares upon surrender of the certificate(s) representing such shares. If the shareholder does not elect to accept Zions' offer and demands an amount in excess of the offer, Zions and the shareholder may negotiate the fair market value during the 30 days after the expiration of the 20 day period and, if agreement is reached during that period, Zions must pay the shareholder within 15 days after the surrender of his or her certificate(s) representing the dissenting shares. Upon payment of any agreed value, the dissenting shareholder shall cease to have any interest in the shares. If, during the period of 30 days following the 20 day period (during which the shareholder may demand payment of the amount offered), Zions and the shareholder fail to agree upon the value of the dissenting shares, the shareholder, or Zions, within four months after such 30 day period, may commence an action in the Superior Court of the State of Arizona to determine the value of the shares. The fair market value of the shares will be fixed on the day prior to the date on which the shareholder's vote was taken on the Reorganization. The value of any dissenting share may not exceed the amount demanded by a particular shareholder, and there will be excluded from the determination of fair market value any increase or decrease attributable to the merger. The court will determine whether the shareholder has complied with the provisions of Arizona Revised Statutes Sec. 10-081.The court, by judgment, will determine the value of the stock of the shareholder entitled to payment and will direct payment of such value, together with interest at a rate determined by the court, in its discretion. The court has the right to assess the costs of any dissenter's action as it may deem equitable. The court, in its discretion, may award either party any expenses, including reasonable attorneys' fees and expenses for experts. Upon payment of any amount determined by the court, the shareholder shall cease to have any interest in the shares. The court may require, at any stage of the proceeding, that shareholders who demand payment for their shares submit their certificate(s) to Zions for notation thereon of the pendency of the appraisal litigation.

          RIO SALADO SHAREHOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS ARE ADVISED TO CONSULT THEIR OWN COUNSEL TO ENSURE THAT THEY FULLY AND PROPERLY COMPLY WITH THE REQUIREMENTS OF ARIZONA LAW.

   Restrictions on Resales by Rio Salado Affiliates

          The shares of Zions Common Stock issuable in the Reorganization have been registered under the Securities Act, and such shares will generally be freely tradable by the Rio Salado shareholders who receive Zions shares as a result of the Reorganization. However, this registration does not cover resales by Rio Salado shareholders who may be deemed to control or be under common control with Rio Salado or Zions and who therefore may be deemed "affiliates" of Rio Salado or Zions as that term is defined in Rule 145 under the Securities Act. Such affiliates are not permitted to sell their shares of Zions Common Stock acquired in the Reorganization except pursuant to (i) an effective registration statement under the Securities Act covering the shares to be sold; (ii) the conditions contemplated by Rules 144 and 145 under the Securities Act; or (iii) another applicable exemption from the registration requirements of the Securities Act. The management of Rio Salado will notify those persons who it believes may be such affiliates.

   Effect on Outstanding Stock Options

          As a performance incentive and to encourage ownership of Rio Salado Common Stock by executive officers and certain selected key employees of Rio Salado and the Bank, the Board of Directors of Rio Salado adopted various stock option plans. Stock options for 7,700 shares of Rio Salado Common Stock are presently outstanding under the plans at option prices equal to the fair market value of such shares on the dates the options were granted.

          Zions has agreed in the Plan of Reorganization to assume the obligations of Rio Salado to comply with the terms of all presently outstanding options under the various plans, which are unexercised at the Effective Date of the Reorganization. Therefore, when the Reorganization becomes effective, unexercised stock options will be converted into options for the number of shares of Zions Common Stock the optionee would have received under the Plan of Reorganization had the option been exercised prior to the Reorganization, and the option price per share will be proportionately adjusted.

   Expenses

          Each party  to  the  Plan  of Reorganization  will  pay  its  own expenses, including those of its own counsel, accountants, and tax advisors, incurred in connection with the Plan of Reorganization. Rio Salado will pay the cost of printing and delivering this Proxy Statement/Prospectus to its shareholders and for soliciting proxies for the Special Meeting. Zions will pay all costs attributable to registering its stock issuable pursuant to this Proxy Statement/Prospectus under federal and state securities laws.

   Government Approvals

          Applications for approval (or requests for waiver of application requirements) of the Reorganization must be made to, and approvals and consents must be obtained from, appropriate federal and Arizona regulators, including the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, and the Arizona State Banking Department. Submissions have been made to each of these regulatory authorities. Federal law prohibits consummation of the Reorganization until 30 days after the approvals of the federal regulators have been obtained. There can be no assurance that the Arizona or federal regulatory approvals or waivers will be granted, and if they are granted, there can be no assurance as to the dates of such approvals or waivers. Management of Zions and Rio Salado are not presently aware of any reasonable basis for regulatory disapproval of the Reorganization.

   Effective Date of the Reorganization

          It is presently anticipated that if the Plan of Reorganization is approved by the shareholders of Rio Salado, the Reorganization will become effective during the second quarter of 1994. However, as noted above, consummation of the Reorganization is subject to the satisfaction of a number of conditions, some of which cannot be waived. There can be no assurance that all conditions to the Reorganization will be satisfied or, if satisfied, that they will be satisfied in time to permit the Reorganization to become effective during the second quarter of 1994. In addition, as also noted above, Zions and Rio Salado retain the power to abandon the Reorganization or to extend the time for performance of conditions or obligations necessary to its consummation, notwithstanding prior shareholder approval.

                   PRO FORMA COMBINED FINANCIAL INFORMATION

                          INFORMATION CONCERNING THE
                       PRO FORMA COMBINED FINANCIAL DATA

          The Reorganization will be accounted for as a purchase. As such, the pro forma financial information represents the combined historical financial data of Zions and Rio Salado, subject only to certain adjustments described in the notes to the data presented.

          The pro forma financial information is unaudited and is not necessarily indicative of the financial condition or the results of operations of Zions as they would have been had the Reorganization been effective during the periods presented, or as they may be in the future. The pro forma financial information should be read in conjunction with the historical financial statements of Zions and Rio Salado, including the notes thereto, incorporated by reference or presented herein. See "Information Concerning Zions--Zions Documents Incorporated by Reference" and "Information Concerning Rio Salado--Financial Information."


              PRO FORMA COMBINED CONDENSED STATEMENT OF CONDITION
                              SEPTEMBER 30, 1993
                                  (unaudited)

          The following unaudited pro forma combined condensed statement of condition combines the historical unaudited consolidated condensed statements of condition or balance sheets of Zions (restated to give effect to the mergers of National Bancorp of Arizona Inc. and Subsidiary ("NBA") and Wasatch Bancorp and Subsidiary, effective January 14, 1994 and October 19, 1993, respectively, accounted for as pooling-of-interests transactions), Rio Salado, and NBA as of September 30, 1993, with certain pro forma adjustments resulting from the differences in par values. These statements should be read in conjunction with the historical financial statements of Zions and Rio Salado, including the notes thereto; the supplemental financial statements of Zions, restated to give effect to the merger with NBA, including the notes thereto; the notes to this pro forma combined condensed statement of condition; and the pro forma combined condensed statements of income, including the notes thereto.


                                                   ZIONS BANCORPORATION AND SUBSIDIARIES,
                                                 AND RIO SALADO BANCORP, INC. AND SUBSIDIARY
                                     PRO FORMA CONDENSED CONSOLIDATED STATEMEMT OF CONDITION (UNAUDITED)
                                                             September 30, 1993




                                                                                                Pro Forma
                                                                                              Consolidated
                                                                              Pro Forma          Balance
                                                  Zions       Rio Salado     Adjustments          Sheet
  (Dollars in thousands)
  ASSETS
  Cash and due from banks                       $  268,515     $  8,711                      $  277,226
  Money market investments:
    Interest-bearing deposits                       44,433          194                          44,627
    Federal funds sold and security resell
      agreements                                   381,653        1,600                         383,253
    Other money market investments                  25,055            -                          25,055
  Receivable from brokers, dealers customers
    and clearing organizations                     104,284            -                         104,284
  Trading account securities                        67,612            -                          67,612
  Investment securities                          1,164,699       50,007                       1,214,706
  Loans:
    Loans held for sale                            184,224            -                         184,224
    Loans, leases, and other receivables         2,258,739       45,402                       2,304,141
                                                 2,442,963       45,402                       2,488,365
      Less:
           Unearned income and fees, net of
             related costs                          21,760          111                          21,871
           Allowance for loan losses                68,334        1,284                          69,618
                                                 2,352,869       44,007                       2,396,876

  Premises and equipment                            70,204          714                          70,918
  Other real estate owned                            4,609           72                           4,681
  Amounts paid in excess of net assets
     of acquired businesses                         12,020            -       (1) $ 7,430        18,150
                                                                              (3)  (1,300)
  Other assets                                      82,021        2,189                          84,210
  Total assets                                  $4,577,974     $107,494           $ 6,130    $4,691,598


  LIABILITIES AND SHAREHOLDERS' EQUITY
  Deposits:
    Noninterest-bearing demand                  $  823,314      $26,576                      $  849,890
    Interest-bearing:
      Savings, money market and time             2,492,121       67,064                       2,559,185
      Foreign                                       55,118            -                          55,118
                                                 3,370,553       93,640                       3,464,193
  Securities sold, not yet purchased                30,121            -                          30,121
  Federal funds purchased and security
    repurchase agreements                          431,176        4,705                         435,881
  Payable to brokers, dealers, customers
    and clearing organizations                     109,192            -                         109,192
  Accrued liabilities                               67,676          802                          68,478
  Federal Home Loan Bank advances and other
    borrowings:
     Less than one year                             55,976          852     (2) $ 2,425          59,253
     Over one year                                 152,636        2,425     (2)  (2,425)        152,636
  Long-term debt                                    60,342            -                          60,342
             Total liabilities                   4,277,672      102,424               -       4,380,096
  Shareholders' equity:
    Capital account                                               5,070     (1) (5,070)               -
  Capital stock:
      Preferred stock                                    -            -                               -
      Common stock                                  66,234            -     (1)  12,500          78,734
    Retained earnings                              234,068            -     (3)  (1,300)        232,768

               Total shareholders' equity          300,302        5,070           6,130         311,502
  Total liabilities and shareholders' equity    $4,577,974     $107,494         $ 6,130      $4,691,598

          See notes to unaudited pro forma condensed financial statements.

          PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                              (unaudited)

         The Reorganization will be accounted for as a purchase.   Accordingly,
the following unaudited pro forma combined condensed statements of income result from the combination of the historical consolidated condensed statements of income or operations of Zions (restated to give effect to the mergers of NBA effective January 14, 1994 for the nine months ended September 30, 1993 and the year ended December 31, 1992, and Wasatch Bancorp and Subsidiary effective October 19, 1993, for the nine months ended September 30, 1993 only), Discount Corporation of New York ("Discount") and Rio Salado for each period presented (thirty-two weeks ended August 11, 1993, and year ended December 31, 1992, respectively, for Discount, accounted for as a purchase transaction). These statements should be read in conjunction with the historical financial statement of Zions, Discount, and Rio Salado, including the notes thereto; the supplemental consolidated financial statements of Zions, restated to give effect to the merger with NBA, including the notes thereto; the notes to these pro forma combined condensed statement of income; and the pro forma combined condensed statement of condition, including the notes thereto. The pro forma combined results are not necessarily indicative of the results that would have been obtained had the Reorganization been effective during the periods presented or of the combined results of future operations.


                                              ZIONS BANCORPORATION AND SUBSIDIARIES, DISCOUNT CORPORATION OF NEW YORK
                                                           AND RIO SALADO BANCORP, INC. AND SUBSIDIARY
                                                 PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                                                               Nine Months Ended September 30, 1993




                                                                                                        Pro Forma
                                                                                                      Consolidated
                                                                                          Pro Forma    Statement of
                                                     Zions     Discount    Rio Salado    Adjustments      Income


(Dollars in thousands)
Interest income                                   $214,909    $ 26,333       $5,083                      $246,325
Interest expense                                    84,885      21,336        1,673                       107,894
Net interest income                                130,024       4,997        3,410                       138,431
Provision for loan losses                            2,255           -          400                         2,655
Net interest income after provision for loan
  losses                                           127,769       4,997        3,010                       135,776
Other operating income (loss)                       57,632      (4,965)       1,252                        53,919
Other operating expense                            124,561      19,467        2,972      (3) $ 557        147,557
Income (loss) before income taxes and cumulative
  effect of changes in accounting principles        60,840     (19,435)       1,290           (557)        42,138
Income tax expense (benefit)                        19,721      (5,478)         545              -         14,788
Income before cumulative effect of changes
  in accounting principles                          41,119     (13,957)         745           (557)        27,350
Cumulative effect of changes in accounting
  principles                                         1,659           -            -              -          1,659
Net income (loss)                                 $ 42,778    $(13,957)     $   745         $ (557)      $ 29,009
Weighted average common and common
    equivalent shares outstanding (4)               14,283       8,158          642                        14,606
Net income (loss) per common share (4)           $    3.00    $  (1.71)     $   1.16                    $    1.99

See notes to unaudited pro forma condensed consolidated financial statements.

                ZIONS BANCORPORATION AND SUBSIDIARIES, DISCOUNT CORPORATION OF NEW YORK
                               AND RIO SALADO BANCORP, INC. AND SUBSIDIARY
                   PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                                      Year Ended December 31, 1992
                                                                                                       Pro Forma
                                                                                                      Consolidated
                                                                                         Pro Forma    Statement of
                                                     Zions     Discount    Rio Salado    Adjustments      Income

(Dollars in thousands)
Interest income                                    $278,221    $131,911      $6,274                      $416,406
Interest expense                                    120,943     124,134       2,432                       247,509
Net interest income                                 157,278       7,777       3,842                       168,897
Provision for loan losses                            10,929           -         590                        11,519
Net interest income after provision for loan
  losses                                            146,349       7,777       3,252                       157,378
Other operating income                               62,739      20,923       1,058                        84,720
Other operating expense                             138,955      53,069       3,311       (3) $ 743       196,078
Income (loss) before income taxes                    70,133     (24,369)        999            (743)       46,020
Income tax expense                                   22,924         114         413               -        23,451
Net income (loss)                                  $ 47,209    $(24,483)    $   586           $(743)     $ 22,568
Weighted average common and common equivalent
  shares outstanding (4)                             13,790       8,158         641                        14,112
Net income (loss) per common share (4)               $ 3.42    $  (3.00)    $   .91                      $   1.60

See notes to unaudited pro forma condensed consolidated financial statements.

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    (1) To record merger of Zions Bancorporation and subsidiaries and Rio Salado Bancorp, Inc. and subsidiary using the purchase method of accounting and issuance of Zions Bancorporation common stock in exchange for the shares of Rio Salado Bancorp, Inc. and record the excess of purchase price over net assets asgoodwill.

    (2) To record payment of note payable due January 1995 held by Rio Salado Bancorp, Inc. secured by the common stock of Rio Salado Bank by Zions Bancorporation from cash obtained from borrowings due less than one year on the effective date of the merger.

    (3)   To record amortization of goodwill over a period of 10 years.

    (4) Weighted average common and common equivalent shares outstanding and net income (loss) per common share have been restated for all periods presented to reflect the Rio Salado 10% stock dividend paid in September 1993.

     The following  table, which shows  comparative historical per  Common
Share data for Zions (restated to give effect to the mergers of NBA effective January 14, 1994 for the nine months ended September 30, 1993 and the year ended December 31, 1992, and Wasatch Bancorp and Subsidiary effective October 19, 1993, for the nine months ended September 30, 1993 only), Discount, and Rio Salado (separately and pro forma combined), and equivalent pro forma per share data for Rio Salado, should be read in conjunction with the
financial  information  appearing   elsewhere  in  this  Proxy Statement/
Prospectus or as  incorporated herein by reference to other documents.   The
pro forma data in the table, presented as of September 30, 1993, and for December 31, 1992, are presented for comparative and illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations in the future of what the combined financial position or results of operations would have been had the Reorganization been consummated during the periods or as of the dates for which the information in the table is presented:


                                                                            Pro Forma

                                                                              Zions,
                                                                              Discount
                                                       Historical             and Rio
                                                                              Salada        Rio Salado
                                                                     Rio      Pro-Forma     Equivalent
Per Common Share                               Zions    Discount    Salado    Combined      Pro-Forma(4)
NET INCOME (LOSS)(1,5)
 For the nine months ended
   September 30, 1993                         $ 3.00    $(1.71)      $1.16     $ 1.99          $1.00

 For the year ended
   December 31, 1992                            3.42     (3.00)        .91       1.60            .80

CASH DIVIDENDS(2,5)
 For the nine months
   ended September 30, 1993                      .70       -0-         -0-     $  .70           $.35

 For the year ended
      December 31, 1992                          .75       .40         -0-        .75            .38

BOOK VALUE:(3,5)
 As of September 30, 1993                     $21.15     $   -       $7.88     $21.45         $10.79

 As of December 31, 1992 (5)                   18.95      8.69        6.72      19.35           9.73

______________________


        (1) Net Income per share is based on weighted average common and common equivalent shares outstanding.
        (2) Pro forma cash dividends represent historical cash dividends of Zions.
        (3) Book value per common share is based on total period-end of Zions shareholders' equity.
        (4) Pro forma equivalent amounts are computed by multiplying the pro forma combined amounts by the estimated exchange ratio as of January 13, 1994.
        (5) Restated for Zions to reflect 100% stock dividend paid in January 1993, which had the effect of a 2-for-1 stock split and a 100% stock dividend paid in June 1993 by NBA, which had the effect of a 2-for-1 stock split for NBA. Restated for Rio Salado to reflect a 10% stock dividend paid in September 1993.

                                INFORMATION CONCERNING ZIONS

    Recent Developments

         On August 11, 1993, Zions Bank acquired Discount Corporation of New York ("Discount") by merging Zions Mergcorp, Inc., a wholly-owned subsidiary of Zions Bank, with and into Discount pursuant to an Agreement and Plan of Merger between Zions Bank and Discount, dated as of May 20, 1993 (the "Discount Merger Agreement"). Discount is a primary government securities dealer headquartered in New York City with assets of
    approximately $1.0  billion at  August 11,  1993.   The acquisition  of
    Discount will strengthen Zions' capabilities in the institutional securities sales business and will provide Zions' institutional customers with access to investment products and services. Discount is one of 39 primary dealers in U.S. government securities and is a member of the underwriting syndicates of four U.S. government agencies. Discount is being operated as a division of Zions Bank. Historically, the losses in Discount were the result of activities where Discount took positions in financial instruments for its own account and risk. This portion of Discount's business has been terminated and is not being continued by Zions Bank. Pursuant to the Discount Merger Agreement, each outstanding share of Discount common stock (the "Discount Shares"), was converted into the right to receive cash. The total amount of cash paid by Zions to the shareholders of Discount was $65,260,720.

          On May 11, 1993 Zions and Wasatch Bancorp ("Bancorp") entered into an agreement and plan of reorganization whereby Bancorp would merge with and into ZMAC, Inc., a newly-organized wholly-owned subsidiary of Zions, with ZMAC being the survivor, and immediately thereafter ZMAC would merge with and into Zions, with Zions being the survivor, and whereby Wasatch Bank, a wholly-owned subsidiary of Bancorp, would merge with and into Zions Bank, with Zions Bank being the survivor (the
    above-referenced transactions   collectively   being    referred   to
    hereafter   as   the   "Wasatch Reorganization").  Bancorp was a Utah
    corporation and bank holding company  registered under the Bank Holding
    Company Act of 1956, as amended.   Bancorp's sole business was that of
    a holding company for Wasatch.   Wasatch was a Utah chartered commercial
    bank with assets of approximately $70 million at September 30, 1993, having done business through five branch offices located in Utah County, Utah. Upon consummation of the Wasatch Reorganization on October 29, 1993, Zions issued 373,335 shares of Zions Common
    Stock in exchange for  the issued  and outstanding shares  of common
    stock of Bancorp.   At the effective  date of the Wasatch
    Reorganization, Bancorp and  Wasatch ceased to exist.   The  former
    offices of  Wasatch are being  operated as  branches of Zions Bank.

          On September 20, 1993 Zions and National Bancorp of Arizona Inc. ("NBA") entered into an agreement and plan of reorganization whereby
    NBA would merge with and into ZMAZ, Inc., a newly-organized wholly-owned subsidiary of Zions, with ZMAZ being the survivor, and thereafter ZMAZ would merge with and into Zions, with Zions being the survivor, and whereby National Bank of Arizona, a wholly-owned subsidiary of NBA, would merge with and into Zions Bank, with Zions
    Bank  being the survivor (the above-referenced  transactions collectively
    being  referred  to   hereafter  as  the  "NBA Reorganization").   NBA
    was a  Texas corporation  and bank holding  company registered  under the Bank Holding Company Act  of 1956, as amended.  NBA's sole business was that of a holding company for National Bank of Arizona. National Bank of Arizona was a national bank chartered under the laws of the United States with assets of approximately $439 million at September
    30, 1993, having  done business through seven  branch   offices  located
    in  Tucson,  Phoenix,  Scottsdale,  and  Flagstaff.    Upon consummation
    of the NBA Reorganization on January 14, 1994, Zions issued 1,455,000 shares of Zions Common Stock in exchange for the issued and outstanding
    shares of common  stock of  NBA.   At  the effective  date of  the NBA
    Reorganization, NBA and National Bank of Arizona ceased to exist and Zions Arizona changed its name to National Bank of Arizona.
    The former offices of National Bank of Arizona are being operated as branches of Zions Arizona.

                         SUPERVISION AND REGULATION

          The information contained in this section summarizes portions of the applicable laws and regulations relating to the supervision and regulation of Zions and its subsidiaries. These summaries do not purport to be complete, and they are qualified in their entirety by reference to the particular statutes and regulations described.

    Zions

          Zions is a bank holding company within the meaning of the Bank Holding Company Act and is registered as such with the Federal Reserve Board. Under the current terms of that Act, Zions' activities, and those of companies which it controls or in which it holds more than
    5% of  the voting  stock, are limited  to banking  or managing  or
    controlling  banks  or   furnishing  services  to  or   performing
    services for its subsidiaries, or any other activity which the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.
    In making such determinations, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

          Bank holding companies, such as  Zions, are required to obtain prior approval of the Federal Reserve Board to engage in any new activity or to acquire more than 5% of any class of voting stock of any company. Generally, no application to acquire shares of a bank located outside the state in which the operations of the applicant's banking subsidiaries were principally conducted on the date it became subject to the Act may be approved by the Federal Reserve Board unless such acquisition is specifically authorized by the laws of the state in which the bank whose shares are to be acquired is located. Various proposals are
    currently pending in the U.S. Congress  to ease or   eliminate  these
    limitations.   It is  not possible  to predict  at the  present time
    whether any of  these proposals will  become law.   In the meantime,
    most states have specifically authorized the acquisition of banks located in those states by out-of-state companies, in many cases subject to various restrictions. (See "SUPERVISION AND REGULATION - Interstate Banking.")

          The Federal Reserve Board has authorized the acquisition and control by bank holding companies of savings and loan associations and certain other savings institutions without regard to geographic restrictions applicable to acquisition of shares of a bank.

          The Federal Reserve Board is authorized to adopt regulations affecting various aspects of bank holding companies. Pursuant to the general supervisory authority of the Bank Holding Company Act and directives set forth in the International Lending Supervision Act of 1983, the Federal Reserve Board has adopted capital adequacy guidelines prescribing both risk-based capital and leverage ratios.

    Regulatory Capital Requirements

          Risk-Based Capital Guidelines. The Federal Reserve Board established risk-based capital guidelines for bank holding companies  effective  March 15,  1989. The guidelines define
    Tier 1 Capital and Total Capital.  Tier 1 Capital consists of common and  qualifying  preferred  shareholders' equity  and  minority interests  in  equity  accounts  of consolidated subsidiaries, less goodwill and 50% (and in some cases up to 100%) of investment in unconsolidated  subsidiaries.  Total Capital consists of Tier 1
    Capital plus qualifying mandatory convertible debt, perpetual debt, certain hybrid capital instruments, certain preferred stock not qualifying as Tier 1 Capital, subordinated and other qualifying term debt up to specified limits, and a portion of the allowance for credit losses, less investments in unconsolidated subsidiaries and in other  designated subsidiaries or  other associated companies at the discretion of  the  Federal  Reserve Board,  certain  intangible
    assets, a  portion of  limited-life  capital  instruments   approaching
    maturity   and  reciprocal   holdings  of  banking  organizations' capital
    instruments. The Tier 1 component must constitute at least 50% of qualifying Total Capital. Risk-based capital ratios are calculated with reference to risk-weighted assets, which include both on-balance sheet and off-balance sheet exposures. The risk-based capital framework contains four risk weight categories for bank holding company assets --
    0%, 20%,  50% and 100%.   Zero percent  risk-weighted assets  include,
    inter alia, cash and balances due from Federal Reserve Banks and obligations unconditionally guaranteed by the U.S. government or its agencies. Twenty percent risk-weighted assets include, inter alia, claims on U.S. Banks and obligations guaranteed by U.S. government sponsored agencies as well as general obligations of states or
    other political  subdivisions of  the United  States.   Fifty percent
    risk-weighted assets include, inter alia, loans fully secured by first liens on one-to-four family residential properties, subject to certain conditions. All assets not included in the foregoing categories are assigned to the 100% risk-weighted category, including loans to commercial and other borrowers. As of year-end 1992, the minimum required ratio for qualifying Total Capital became 8%, of which at
    least  4% must consist  of Tier 1 Capital.   At September 30, 1993,
    Zions' Tier 1 and Total Capital ratios were 10.93% and 14.36%, respectively.

          The current  risk-based capital  ratio analysis  establishes
    minimum supervisory  guidelines  and   standards.    It   does  not
    evaluate  all   factors  affecting  an  organization's financial
    condition.   Factors  which are  not evaluated  include  (i) overall
    interest  rate exposure;  (ii) liquidity,  funding  and  market risks;
    (iii) quality and level of earnings; (iv) investment or loan portfolio concentrations; (v) quality of loans and investments; (vi) the effectiveness of loan and investment policies; and (vii) management's overall ability to monitor and control other financial and operating
    risks.    The capital  adequacy  assessment of  federal  bank  regulators will, however, continue to include analyses of the foregoing considerations and in particular, the level and severity of problem and classified assets.

          The following table presents Zions' regulatory capital position at September 30, 1993 under the risk-based capital guidelines (restated to give effect to the mergers of NBA and Wasatch Bancorp and Subsidiary effective January 14, 1994 and October 19, 1993, respectively) and as adjusted to give effect to the offering of its stock in the Reorganization.

                                      Risk-Based Capital


                                                 Zions                   Pro Forma Combined
                                                       (Dollars in thousands)

                                                      Percent                        Percent
                                                      of Risk-                       of Risk-
                                                      Adjusted                       Adjusted
                                          Amount       Assets            Amount       Assets

    Tier 1 Capital  . . . . . . . .     $  280,489      10.78%         $  285,559      10.74%
    Minimum Requirement . . . . . .        104,054       4.00             106,352       4.00
      Excess  . . . . . . . . . . .     $  176,435       6.78%         $  179,207       6.74%

    Total Capital . . . . . . . . .     $  367,448      14.12%         $  373,243      14.04%
    Minimum Requirement . . . . . .        208,109       8.00             212,704       8.00
      Excess  . . . . . . . . . . .     $  159,339       6.12%         $  160,539       6.04%

    Risk-Adjusted Assets,
      Net of Goodwill and
      Excess Allowance  . . . . . .     $2,601,357     100.00%         $2,658,797     100.00%

        Minimum Leverage Ratio. On June 20, 1990 the Federal Reserve Board adopted new capital standards and leverage capital guidelines that include a minimum leverage ratio of 3% Tier 1 Capital to total assets (the "leverage ratio"). The leverage ratio is used in tandem with the final risk-based ratio of 8% that took effect at the end of 1992.

        The Federal Reserve Board has emphasized that the leverage ratio constitutes a minimum requirement for well-run banking organizations having well-diversified risk, including no undue interest rate exposure, excellent asset quality, high liquidity, good earnings, and a composite rating of 1 under the Interagency Bank Rating System. Banking organizations experiencing or anticipating significant growth, as well as those organizations which do not exhibit the characteristics of a strong, well-run banking organization described above, will be required to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "tangible Tier I Capital Leverage Ratio" (deducting all intangibles) and other indicies of capital strength in evaluating proposals for expansion or new activities.

        On December 21, 1993, the OCC, the Federal Reserve Board and the FDIC (together, the "Agencies") announced that they are or will be requesting public comment on proposed amendments to the regulatory capital rules to explicitly include in Tier 1 Capital net unrealized holding gains and losses on available-for-sale securities. Such unrealized gains and losses are currently reported as a component of stockholders' equity following a bank's adoption of Statement of
   Financial Accounting Standards No. 115 (FAS 115). As of January 1, 1994, or the beginning of their first fiscal year thereafter, if later, all banks must have adopted FAS 115 for purposes of preparing their Reports of Condition and Income (Call Reports). During the comment receipt and evaluation process, Tier 1 capital will be calculated as currently defined.

        The following table presents Zions' leverage ratio at September 30, 1993 (restated to give effect to the mergers of NBA and Wasatch Bancorp and Subsidiary effective January 14, 1994 and October 19, 1993, respectively), as adjusted to give effect to the offering of its common stock made hereby. A leverage ratio of 3% will be the minimum required for the most highly rated banking organizations, and according to the Federal Reserve Board, other banking organizations would be expected to maintain capital at higher levels.



                                          Zions                  Pro Forma Combined
                                                (Dollars in thousands)

                                                      Percent                        Percent
                                                    of Average                     of Average
                                                    Assets, Net                    Assets, Net
                                          Amount    of Good Will      Amount       of Good Will
    Tier 1 Capital                      $  280,489       5.75%      $  285,559         5.74%

    Minimum Requirement                    146,463       3.00          149,260         3.00

    Excess                              $  134,026       2.75%      $  136,299         2.74%

    Average Assets, Net of Goodwill     $4,882,104     100.00%      $4,975,334       100.00%

        Other Issues and Developments Relating to Regulatory Capital. Pursuant to such authority and directives set forth in the International Lending Supervision Act of 1983, the Comptroller, the FDIC and the Federal Reserve Board have issued regulations establishing the capital requirements for banks under federal law. The regulations, which apply to Zions' banking subsidiaries, establish minimum risk-based and leverage ratios which are substantially similar to those applicable to Zions. As of September 30, 1993, the risk-based and leverage ratios of each of Zions' banking subsidiaries exceeded the minimum requirements.

        On December 19, 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was signed into law. FDICIA subjects banks to significantly increased regulation and supervision. Among other things, FDICIA requires federal bank regulatory authorities to revise, prior to June 19, 1993, their risk-based capital guidelines to ensure that those standards take account of interest rate risk, concentrations of credit and the risk of non-traditional activities, as well as reflect the actual performance and risk of multifamily mortgages. On September 14, 1993, the federal banking agencies published in the Federal Register a proposed measure of interest rate risk exposure which measures such exposure as the effect that a specified change in market interest rates would have on the net economic value of banks. Under this proposal, banks (excluding certain "low risk" institutions as defined therein) would calculate and report estimated changes in their net economic value resulting from the effect of specified changes in market interest rates on their assets, liabilities and off-balance sheet positions, utilizing either a supervisory model or approved internal models. The proposal sets forth two alternative methods for utilizing such results in assessing institutions' capital adequacy for interest rate risk exposure. One method would require institutions to hold capital equal to the dollar decline in their net economic value exceeding a supervisory threshold of one percent of total assets; the other method provides for an agency assessment of institutions' capital needs for interest rate risk in light of both the level of measured interest rate risk exposure and qualitative factors. However, the proposal is still under consideration. The federal banking agencies have also proposed revisions to their risk-based capital rules to ensure that risks arising from concentrations of credit and nontraditional activities are taken into account when assessing an institution's capital adequacy. The proposal calls on institutions to take account of such risks in assessing their capital adequacy rather than imposing explicit capital requirements with respect to them. Because the final terms of the regulators' implementation of this requirement of FDICIA are not yet known, Zions cannot predict the effect the inclusion of these risk factors in the risk-based capital rules of the federal banking agencies will have upon its capital requirements or those of its subsidiaries.

        FDICIA amended Section 38 of the Federal Deposit Insurance Act ("FDIA") to require the federal banking regulators to take "prompt corrective action" in respect of banks that do not meet minimum capital requirements and imposes certain restrictions upon banks which meet minimum capital requirements but are not "well capitalized" for purposes of FDICIA. FDICIA establishes five capital tiers: "well capitalized,"
   "adequately     capitalized,"    "undercapitalized,"     "significantly
   undercapitalized," and "critically undercapitalized." Implementing regulations adopted by the federal banking agencies in September 1992 and effective on December 19, 1992 define the capital categories for banks which will determine the necessity for prompt corrective action by the federal banking agencies. A bank may be placed in a capitalization category that is lower than is indicated by its capital position if it receives an unsatisfactory examination rating with respect to certain matters.

        Failure to meet capital guidelines could subject a bank to a variety of restrictions and enforcement remedies. Under FDICIA, all insured banks are generally prohibited from making any capital distributions and from paying management fees to persons having control of the bank where such payments would cause the bank to be undercapitalized. Holding companies of significantly undercapitalized, critically undercapitalized and certain undercapitalized banks may be required to obtain the approval of the Federal Reserve Board before paying capital distributions to their shareholders. Moreover, a bank that is not well capitalized is generally subject to various restrictions on "pass through" insurance coverage for certain of its accounts and is generally prohibited from accepting brokered deposits and offering interest rates on any deposits significantly higher than the prevailing rate in its normal market area or nationally (depending upon where the deposits are solicited). Such banks and their holding companies are also required to obtain regulatory approval prior to their retention of senior executive officers. Banks which are classified undercapitalized, significantly undercapitalized or critically undercapitalized are required to submit capital restoration plans satisfactory to their federal banking regulator and guaranteed within stated limits by companies having control of such banks (i.e., to the extent of the lesser of five percent of the institution's total assets at the time it became undercapitalized or the amount necessary to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with its capital restoration plan, until the institution is adequately capitalized on average during each of four consecutive calendar quarters), and are subject to regulatory monitoring and various restrictions on their operations and activities, including those upon asset growth, acquisitions, branching and entry into new lines of business and may be required to divest themselves of or liquidate subsidiaries under certain circumstances. Holding companies of such institutions may be required to divest themselves of such institutions or divest themselves of or liquidate nondepository affiliates under certain circumstances. Critically undercapitalized institutions are also prohibited from making payments of principal and interest on debt subordinated to the claims of general creditors and are generally subject to the mandatory appointment of a conservator or receiver.

   Other Regulations

        FDICIA requires the federal banking agencies to adopt, by August 1, 1993, regulations prescribing standards for safety and soundness of insured banks and their holding companies, including standards relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality, earnings and stock valuation, as well as other operational and managerial standards deemed appropriate by the agencies. Upon a determination by a federal banking agency that an insured bank has failed to satisfy any such standard, the bank will be required to file an acceptable plan to correct the deficiency. If the bank fails to submit or implement an acceptable plan, the federal banking agency may, and in some instances must, issue an order requiring the institution to correct the deficiency, restrict its asset growth, increase its ratio of tangible equity to assets, or imposing other operating restrictions. On November 18, 1993, the federal banking agencies issued a notice of proposed rulemaking setting forth general safety and soundness in areas prescribed in FDICIA and solicited comments regarding the proposed safety and soundness standards. In the view of the federal banking agencies, the proposed standards do not represent a change in existing policies but, instead, formalize fundamental standards already applied by the agencies. In general, the proposed standards establish objectives of proper operations and management while leaving the specific methods for achieving those objectives to each institution. However, the proposal establishes a maximum permissible ratio of classified assets to capital for institutions. The proposal also implements the requirements of FDICIA regarding the submission and review of safety and soundness plans by institutions failing to meet the prescribed standards and the issuance of orders where institutions have failed to submit acceptable compliance plans or implement an accepted plan in any material respect. Because the final terms of the regulators' implementation of this requirement of FDICIA are not yet known, Zions cannot predict the effect of its application to its operations or the operations of its subsidiaries.

        FDICIA also contains provisions which, among other things, restrict investments and activities as principal by state nonmember banks to those eligible for national banks, impose limitations on deposit account balance determinations for the purpose of the calculation of interest, and require the federal banking regulators to prescribe, implement or modify standards, respectively, for extensions of credit secured by liens on interests in real estate or made for the purpose of financing construction of a building or other improvements to real estate, loans to bank insiders, regulatory accounting and reports, internal control reports, independent audits, exposure on interbank liabilities, contractual arrangements under which institutions receive goods, products or services, deposit account-related disclosures and advertising as well as to impose restrictions on federal reserve discount window advances for certain institutions and to require that insured depository institutions generally be examined on-site by federal or state personnel at least once every twelve (12) months.

        In connection with an institutional failure or FDIC rescue of a financial institution, the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") grants to the FDIC the right, in many situations, to charge its actual or anticipated losses against commonly controlled depository institution affiliates of the failed or rescued institution (although not against a bank holding company itself). FIRREA also explicitly allows bank holding companies to acquire healthy as well as troubled savings associations (including savings and loan associations and federal savings banks) under Section 4 of the Bank Holding Company Act. In connection with this authorization, the Federal Reserve Board has been instructed not to impose so-called "tandem operating restrictions" which might otherwise limit the joint marketing or joint operations of affiliated banks and thrifts beyond those restrictions otherwise embodied in law. FIRREA also relieves bank holding companies that own savings associations of certain duplicative or intrusive savings and loan holding company regulations and, in some instances, allows savings associations that have been acquired by bank holding companies to merge into affiliated banks or become banks themselves.

        On October 28, 1992, the Housing and Community Development Act of 1992 was enacted which, inter alia, modified prior law regarding the establishment of compensation standards by the federal banking agencies, deposit account disclosures, loans to bank insiders and real estate appraisal requirements; made certain technical corrections to FDICIA; imposed new sanctions upon banks convicted of money laundering or cash transaction reporting offenses; and restricted the methods banks may employ to calculate and refund prepaid interest on mortgage refinancings and consumer loans. In addition, on October 23, 1992, the Depository Institutions Disaster Relief Act of 1992 was enacted, affording the federal banking agencies limited discretion to provide relief from certain regulatory requirements to depository institutions doing business or seeking to do business in an emergency or major disaster area. Zions does not currently expect that the implementation of these laws will have a material adverse effect upon its operations and business or upon the operations and business of its subsidiaries.

        On August 10, 1993 the President signed into law the Omnibus Budget Reconciliation Act of 1993 which contains provisions that, inter alia, affect the amortization of intangible assets by banks, require securities dealers (including banks) to adopt mark-to-market accounting to calculate income taxes, transfer surplus funds from the Federal Reserve System to the Department of the Treasury, authorize the United States Government to originate student loans and establish a preference for depositors in liquidations of FDIC-insured banks. Zions is currently assessing the consequences to its operations, earnings and capital position, and that of its subsidiaries of the enactment of this legislation. In addition, a number of legislative and regulatory measures have been proposed to strengthen the federal deposit insurance system and to improve the overall financial stability of the U.S. banking system, including those to authorize interstate banking for national banks, reduce regulatory burdens on financial institutions and regulate the sale of securities and insurance by banks as well as bank involvement in derivatives activities. It is impossible to predict whether or in what form these proposals may be adopted in the future and, if adopted, what their effect will be on Zions and its subsidiaries.

   Deposit Insurance Assessments

        The insured bank subsidiaries of Zions are required to pay semi-annual deposit insurance assessments to the BIF. FDICIA requires the FDIC to establish a schedule to increase the reserve ratio of the BIF to 1.25% of insured deposits (or such higher ratio as the FDIC determines to be justified for any year by circumstances raising a significant risk of substantial future losses) over a 15 year period, and to increase the assessment rate on banks, if necessary, to achieve that ratio. FDICIA also requires the FDIC to establish by January 1, 1994, by regulation, a risk-based assessment system for deposit insurance which will take into account the probability that the deposit insurance fund will incur a loss with respect to an institution, the likely amount of such loss and the revenue needs of the deposit insurance fund.

        On October 1, 1992, the FDIC published revisions to its deposit insurance regulation to establish a transitional risk-based assessment system pending establishment of a permanent risk-based assessment system by January 1, 1994. Effective January 1, 1993, each insured bank's insurance assessment rate is determined by the risk assessment classification into which it has been placed by the FDIC. The FDIC places each insured bank in one of nine risk assessment classifications based upon its level of capital and supervisory evaluations by its regulators: "well capitalized" banks, "adequately capitalized" banks or "less than adequately capitalized" banks, with each category of banks divided into subcategories of banks which are either "healthy," of "supervisory concern" or of "substantial supervisory concern." An eight basis point spread exists between the assessment rate established for the highest and lowest risk classification, so that banks classified as strongest by the FDIC are subject to a rate of .23% (the same rate as under the previous flat-rate assessment system) while those classified as weakest by the FDIC are subject to a rate of .31% (with intermediate rates of .26%, .29% and .30%). The FDIC staff has stated that insured banks will pay an average rate of approximately .254%. At a meeting on June 17, 1993, the FDIC Board of Directors approved revisions to its regulation establishing the transitional risk-based assessment system with respect to the making of supervisory subgroup assignments and review of such assignments by the FDIC, the making of capital group assignments for new institutions by the FDIC, the payment of disputed assessments by institutions and other matters. In addition, on May 25, 1993, the FDIC Board of Directors voted to amend the current recapitalization schedule for the BIF to reflect the projected achievement by the BIF of a reserve ratio of 1.25% of insured deposits by 2002 (rather than 2006 under the current schedule) and retain the current deposit insurance assessment rates for BIF-member institutions for semi-annual periods beginning July 1, 1993. Zions does not presently expect that implementation of the transitional risk-based deposit insurance assessment system, as so revised, will have a material adverse impact on its overall financial condition or results of operations or those of its bank subsidiaries.

        It is possible that the FDIC insurance assessments will be increased further in the future. In addition, the FDIC has authority to impose special assessments from time to time.


   Interstate Banking

        Existing laws and various regulatory developments have allowed financial institutions to conduct significant activities on an interstate basis for a number of years. During recent years, a number of financial institutions have expanded their out-of-state activities and various states have enacted legislation intended to allow certain interstate banking combinations which otherwise would be prohibited by federal law.

        The Bank Holding Company Act generally does not permit the Federal Reserve Board to approve an acquisition by a bank holding company of voting shares or assets of a bank located outside the state in which the operations of its banking subsidiaries are principally conducted unless the acquisition is specifically authorized by the statutes of the state in which such bank is located. Under the laws of Utah and Arizona, respectively, any out-of-state bank or bank holding company may acquire a Utah or Arizona bank or bank holding company upon the approval of the bank supervisor of the state. There is no requirement that the laws of the state in which the out-of-state bank or bank holding company's operations are principally conducted afford reciprocal privileges to Utah- or Arizona-based acquirers.

   Zions Arizona

        Zions Arizona, as a national bank, is subject to the supervision of, and regulation and examination by, the Comptroller. Deposits, reserves, investments, loans, consumer law compliance, issuance of securities, payment of dividends, mergers and consolidations, electronic funds transfers, management practices, and other aspects of Zions Arizona's operations are subject to regulation. The approval of the Comptroller is required for the establishment of additional branch offices by Zions Arizona, subject to applicable state law restrictions.

        Zions Arizona is a member of the Federal Reserve System, and the deposits of Zions Arizona are insured by the FDIC. Accordingly, Zions Arizona is subject to certain regulations of the Federal Reserve Board and the FDIC as well as those of the Comptroller. Some of the aspects of the lending and deposit business of Zions Arizona that are subject to regulation by the Federal Reserve Board or the FDIC include disclosure requirements in connection with personal and mortgage loans, interest on deposits, and reserve requirements. In addition, Zions Arizona is subject to numerous federal, state, and local laws and regulations which set forth specific restrictions and procedural requirements with respect to the extension of credit, credit practices, the disclosure of credit terms, and discrimination in credit transactions.

        As a consequence of the extensive regulation of the commercial banking business in the United States, the business of Zions Arizona is particularly susceptible of being affected by federal and state legislation and regulations, which may increase the cost of doing business.

                                MONETARY POLICY

        The earnings of Zions, Zions Arizona, Rio Salado, and the Bank are directly affected by the monetary and fiscal policies of the federal government and governmental agencies. The Federal Reserve Board has broad powers to expand and constrict the supply of money and credit and to regulate the reserves which its member banks must maintain based on deposits. These broad powers are used to influence the growth of bank loans, investments and deposits, and may affect the interest rates which will prevail in the market for loans and investments and deposits. Governmental and Federal Reserve Board monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to do so in the future. The future impact of such policies and practices on the growth or profitability of Zions, Zions Arizona, Rio Salado, and the Bank cannot be predicted.

                             ZIONS BANCORPORATION
                            SELECTED FINANCIAL DATA

        The following unaudited table of selected financial data (restated to give effect to the mergers of NBA effective January 14, 1994 for all periods presented, and Wasatch Bancorp and Subsidiary effective October 19, 1993, for the nine months ended September 30, 1993 only) should be read in conjunction with Zions' supplemental consolidated financial statements and the related notes included herein. See "Zions Documents Incorporated by Reference." In the opinion of management of Zions, all adjustments (consisting only of normal recurring accruals) necessary to a fair statement of the results for the interim periods have been included. The results for the interim period ended September 30, 1993 are not necessarily indicative of the results for the entire year.


                               ZIONS BANCORPORATION
                         SELECTED CONSOLIDATED FINANCIAL DATA
               (dollars in thousands, except per share and ratio data)

                                     As of, and for the
                                     Nine Months Ended                  As of, and for the
                                       September 30,                  Year Ended December 31,
                                      1993       1992       1992      1991       1990       1989       1988
                                                          (unaudited)
EARNINGS SUMMARY
Net interest income                 $130,024   $114,255   $157,278   $139,865   $128,114   $121,726    $109,581
Provision for loan losses              2,255      9,319     10,929     25,561     20,084     30,436      53,746
Other operating income                57,632     44,426     62,739     52,463     47,926     39,159      31,973
Other operating expense (1)
Income (loss) before
 cumulative effect of                124,561    102,184    138,955    123,000    116,288    109,709     104,026
 changes in accounting principles
 and extraordinary item               41,119     31,744     47,209     30,449     27,765     15,053     (16,850)
Cumulative effect of changes in
 accounting principles (2)             1,659          -          -          -          -          -           -
Extraordinary item (3)                     -          -          -          -          -      3,750           -
 Net income (loss)                    42,778     31,744     47,209     30,449     27,765     18,803     (16,850)

COMMON STOCK DATA (4)
 Earnings per common share:
  Income (loss) before cumulative
   effect of changes in accounting
   principles and extraordinary
   item                              $  2.88      $2.31      $3.42      $2.23      $2.07      $1.13     $(1.52)
 Net income (loss)                      3.00       2.31       3.42       2.23       2.07       1.41      (1.52)
 Dividends paid per share                .70        .54        .75        .72        .72        .72        .72
 Dividend payout ratio (%)             21.34%     22.08%     20.31%     29.89%     32.20%     47.08%    293.66%
 Book value per share at period end    21.15      18.01      18.95      16.23      14.63      13.23      12.53
 Market to book value at period
  end (%)                             199.76%    166.57%    200.53%    132.47%    108.51%    104.88%     87.79%
 Weighted average common and common
  equivalent shares outstanding
    during the period             14,283,000 13,768,000 13,790,000 13,634,000 13,430,000 13,317,000 13,154,000
 Common shares outstanding at
  period end                      14,198,040 13,707,640 13,727,576 13,603,844 13,442,072 13,354,096 13,153,274

AVERAGE BALANCE SHEET DATA
 Money market investments         $  633,335  $ 485,862  $ 469,062  $ 670,583  $ 550,222  $ 431,576  $ 330,884
 Securities                        1,179,234    902,833    928,105    702,199    529,878    468,021    465,799

Loans and leases, net              2,237,065  2,123,933  2,124,028  1,897,464  1,835,475  1,769,898  1,798,982
Total interest-earning assets      4,049,634  3,512,628  3,521,195  3,270,246  2,915,575  2,669,495  2,595,665
Total assets                       4,427,663  3,764,576  3,807,581  3,536,657  3,209,260  2,993,881  2,902,487
Interest-bearing deposits          2,464,899  2,355,227  2,356,057  2,219,098  2,068,762  1,917,740  1,845,764
Total deposits                     3,170,213  2,883,439  2,912,533  2,700,887  2,531,434  2,358,367  2,299,781
 FHLB advances and other
  borrowings                         824,379    513,608    523,476    485,931    334,377    279,377    271,883
 Long-term debt                       79,061     77,139     82,219     86,967     94,923     97,730    101,783
 Shareholders' equity                283,045    233,834    240,411    208,729    186,715    170,743    177,527


END OF PERIOD BALANCE SHEET DATA
 Money market investments         $  451,141  $ 445,095  $ 616,180  $ 714,238  $ 831,086  $ 415,625  $ 413,847
 Securities                        1,232,311    930,605    981,695    853,031    630,972    493,277    527,539
 Loans and leases, net             2,421,203  2,212,572  2,133,710  2,010,813  1,905,449  1,761,158  1,724,376
 Allowance for loan losses            68,334     61,615     59,807     58,238     60,947     62,001     55,367
 Total assets                      4,577,974  3,879,310  4,107,923  3,883,938  3,720,136  3,116,700  3,042,965
 Total deposits                    3,370,553  2,976,492  3,075,109  2,877,859  2,684,826  2,454,754  2,379,827
 FHLB advances and other
  borrowings                         669,909    530,701    628,119    646,295    695,428    298,994    346,052
 Long-term debt                       60,342     75,756     99,223     81,134     92,794     95,740     98,485
 Shareholders' equity                300,302    246,916    260,070    220,754    196,706    176,725    164,762

 Nonperforming assets:
  Nonaccrual loans                    24,813     22,042     21,282     33,178     35,802     41,324     60,903
  Restructured loans                   1,620      4,151      4,003      3,225     10,181     11,370      2,881
  Other real estate owned              4,609      6,022      6,245     10,257     17,434     33,752     31,983
  Total nonperforming assets          31,042     32,215     31,530     46,660     63,417     86,446     95,767
 Accruing loans past due 90 days
   or more                             3,091      6,602      6,409      5,315     10,273     16,395     11,859

SELECTED RATIOS (5)
 Net interest margin (6)                4.29%      4.45%      4.57%      4.36%      4.50%      4.67%      4.43%
 Return on average assets               1.29       1.13       1.24        .86        .86        .64       (.64)
 Return on average common equity       20.2       18.1       19.6       14.6       14.8       11.0      (10.7)
 Ratio of average common equity
  to average  assets                    6.39       6.21       6.31       5.90       5.82       5.70        6.12

 Ratio of nonperforming assets
  to total assets                        .68        .83        .77       1.20       1.70       2.77        3.15
 Ratio of nonperforming assets to
  net loans and leases and other
    real estate owned                   1.28       1.45       1.47       2.31       3.30       4.81        5.45
 Ratio of allowance for loan losses
  to net loans and leases and leases
  outstanding at period end             2.82       2.78       2.80       2.89       3.20       3.52        3.21
 Ratio of allowance for loan losses
  to nonperforming loans               220.13     236.53     159.98     132.54     117.66      86.80      235.23

(1) Other operating expense for the nine months ended September 30, 1993 included a one-time expense of $6,022,000 in the first quarter of 1993, related to the early extinguishment of debt which was necessitated by the decision in March 1993, to notify holders of floating rate notes totaling $37,450,000 and industrial revenue bonds totaling $4,720,000 that the debt would be redeemed during the second quarter of 1993. The expense consisted of marking to market an interest rate exchange agreement entered into several years ago in conjunction with the issuance of the floating rate notes and writing off deferred costs associated with the notes and bonds. Early redemption of the bonds and notes in the second quarter of 1993, allowed Zions Bancorporation to avail itself of lower cost funding.

(2) Cumulative effect of changes in accounting principles for the nine months ended September 30, 1993 resulted from the cumulative effect of changes in accounting principles in the first quarter of 1993, arising from the adoption as of January 1, 1993, of Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," and SFAS No. 109, "Accounting for Income Taxes." The election of immediate recognition of the cumulative effect (transition obligation) of such change in accounting method for postretirement benefit other than pensions of SFAS No. 106 decreased pretax and after-tax net income by $5,760,000 and $3,631,000, respectively. In addition to the $2,129,000 deferred tax benefit resulting from the adoption of SFAS No. 106 the election to apply SFAS No. 109 prospectively and not restate prior years resulted in net deferred tax benefits of $5,250,000 for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of other assets and liabilities.

(3) Extraordinary item for the year ending December 31, 1989 resulted from an income tax benefit from net operating loss carry forwards.

(4) Share information for all periods has been restated to reflect a Zions Bancorporation 100% stock dividend paid in January 1993, which had the effect of a two-for-one stock split and a 100% stock dividend paid in June 1993 by National Bancorp of Arizona Inc. which had the effect of a two-for-one stock split for National Bancorp of Arizona Inc.

(5)  Ratios for the interim periods have been annualized.

(6) Net interest margin represents net interest income on a taxable-equivalent basis as a percentage of average earning assets.

                  STOCK PRICES AND DIVIDENDS ON ZIONS COMMON STOCK

     Zions Common Stock is traded in the over-the-counter market under the symbol "ZION" and is listed in the NASDAQ National Market System. The following table sets forth the high and low bid quotations for Zions Common Stock for the periods indicated, in each case as reported by NASDAQ, and the cash dividends per share declared on Zions Common Stock for such periods. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                                                         Quarterly Bid         Cash
                                                          Price Range        Dividends
                                                         High      Low       Declared
    1991
    First Quarter...........................           $18.50     $14.38       $.18
    Second Quarter..........................            21.88      18.13        .18
    Third Quarter...........................            24.88      20.00        .18
    Fourth Quarter..........................            23.75      19.13        .18
                                                                               $.72

    1992
    First Quarter...........................           $24.50     $19.75       $.18
    Second Quarter..........................            28.38      23.75        .18
    Third Quarter...........................            30.00      26.88        .18
    Fourth Quarter..........................            39.00      28.88        .21
                                                                               $.75

    1993
    First Quarter...........................           $49.00     $41.50       $.21
    Second Quarter..........................            48.75      38.50        .21
    Third Quarter...........................            44.25      38.50        .28
    Fourth Quarter..........................            45.50      36.00        .28
                                                                               $.98

    1994
    First Quarter
      (through February __, 1994)...........           $_____     $______      $___

          On November 17, 1993, the last NASDAQ trading day prior to the public announcement of the Reorganization, the closing sale price for the Zions Common Stock was $ 38.75. On February __, 1994, the closing sale price for the Zions Common Stock was $_____. On February __, 1994, there were approximately ___________ shares of Zions Common Stock outstanding, held by approximately ______ shareholders of record.

          While Zions is not obligated to pay cash dividends, Zions' Board of Directors presently intends to continue the policy of paying quarterly cash dividends. Future dividends will depend, in part, upon the earnings and financial condition of Zions.

                    PRINCIPAL HOLDERS OF ZIONS COMMON STOCK

          The following table sets forth as of November 17, 1993, the record and beneficial ownership of Zions Common Stock by the principal common shareholders of Zions.

                                                                          Common Stock
    Name and Address                            Type of Ownership   No. of Shares  % of Class
    Roy W. Simmons, David E. Simmons,           Record              1,149,820       9.02%
      Harris H. Simmons, I.J. Wagner,
      and Louis H. Callister, Jr., as
      Voting Trustees(1)
            One Main Street
            Salt Lake City, Utah  84133

    Roy W. Simmons                              Record and Beneficial 412,846       3.24%
            One Main Street                     Beneficial(2)         610,046       4.79%
            Salt Lake City, Utah  84133                             1,022,892       8.03%

    FMR Corporation(3)                          Beneficial            755,200       5.93%
            82 Devonshire Street
            Boston, Massachusetts  02109

    Zions First National Bank                   Record(4)             932,984       7.32%
            One Main Street
            Salt Lake City, Utah  84133

    _____________________

    (1) The voting trust will expire on December 31, 1996, unless sooner terminated by a vote of two-thirds of the shares deposited under the voting trust. The voting trustees, three of the five of whom are directors of Zions and/or its subsidiaries, have exclusive voting rights with respect to the shares, and have the further right to sell any or all of the shares after consultation with the beneficial owners as to their desires to such sale and the price thereof. The beneficial owners may transfer their voting trust certificates, but are prohibited from selling any of the underlying shares held by the voting trustees without the consent of a majority of the voting trustees. The addresses of the voting trustees are as follows: Roy W. Simmons, 1 South Main Street, Salt Lake City, Utah; David E. Simmons, 303 E. South
          Temple, Salt Lake City, Utah; Harris H. Simmons, 1 South Main Street, Salt Lake City, Utah; I.J. Wagner, 910 Kennecott Building, Salt Lake City, Utah; and Louis H. Callister, Jr., 800 Kennecott Building, Salt Lake City, Utah.

   (2) Includes Roy W. Simmons' beneficial ownership interest in 590,714 shares deposited with the voting trust referred to in note (1) above.

   (3) The information is derived from a report dated February 14, 1993 filed with the Securities and Exchange Commission.

   (4) These shares are owned of record as of November 17, 1993, by Zions First National Bank, a subsidiary of Zions, in its capacity as fiduciary for various trust and advisory accounts. Of the shares shown, Zions First National Bank has sole voting power with respect to a total of 669,670 shares (5.26% of the class) it holds as trustee for the Zions Bancorporation Employee Stock Savings Plan and the Zions Bancorporation Employee Investment Savings Plan. Zions First National Bank also acts as trustee for the Zions Bancorporation Dividend Reinvestment Plan, which holds 226,509 shares (2.43% of the class) as to which Zions First National Bank does not have or share voting power.

     Zions has been advised that the Corporation of the President of the Church of Jesus Christ of Latter-day Saints beneficially owned as of August 24, 1993, approximately 753,282 shares of Zions Common Stock, which represents approximately 6.11% of the outstanding shares of
    Zions Common Stock outstanding  as of  August 24, 1993.   Such shares
    include 605,232 shares owned directly by the Corporation of the President, as well as 148,050 shares owned by its wholly-owned subsidiary.

      As of November 17, 1993, all directors and executive officers of Zions as a group beneficially owned 2,052,426 shares of Zions Common Stock, or 16.11% of the outstanding shares of Zions Common Stock. Included in the above-referenced amount are 1,149,820 shares held by the Zions Voting Trust.

                        ZIONS DOCUMENTS INCORPORATED BY REFERENCE

         The following documents previously filed by Zions with the SEC pursuant to the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus:

         1. Zions' Annual Report on Form 10-K for the year ended December 31, 1992 ("Zions Form 10-K");

         2. Zions' Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1993;

         3. Zions Current Reports on Form 8-K dated August 11, as amended on September 30, 1993, and on Forms
                 8-K dated September 20, 1993 and January 14, 1994; and

         4. The audited consolidated financial statements of NBA as of December 31, 1992 and 1991, and for each of the years in the three-year period ended
                 December 31, 1992, and the unaudited interim consolidated financial statements of NBA as of and for the periods ended September 30, 1993 and 1992, as set forth in Zions' Rule 424(b)(3) prospectus, dated
                 December 3, 1993.


         For the convenience of Rio Salado shareholders, a copy of Zions' 1992 Annual Report to Shareholders ("Zions Annual Report") is being mailed to Rio Salado shareholders along with this Proxy Statement/Prospectus. The following portions of the Zions Annual Report have been incorporated by reference into the Zions Form 10-K and by reference to the ZionsForm 10-K are also incorporated by reference herein:

         1.      "Selected Financial Data" on pages 1 and 29 through 32;

         2.      "Management's Discussion and Analysis" on pages 9 through 28;

         3. "Independent Auditors Report" and the consolidated financial statements and notes to consolidated financial statements on pages 33 through 47;

         4.      "Quarterly Financial Information" on page 29; and

         5.      "Market Prices and Dividends" on page 27.

         Portions of the Zions Annual Report other than those listed above as incorporated herein by reference are not part of this Proxy
Statement/Prospectus.   The Zions Annual Report does not contain all
of the information contained in the Zions Form 10-K.   Rio Salado
shareholders who wish to obtain copies of the documents incorporated by reference herein may do so by following the instructions under "Available Information" above.

         All documents filed by Zions with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/ Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be
incorporated by reference herein modifies or  supersedes such  statement.   Any
statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                        INFORMATION CONCERNING RIO SALADO

         Rio Salado was organized in 1982 under Arizona law as Rio Salado Bank. Pursuant to a plan of reorganization, the Bank in 1984 became a wholly-owned subsidiary of Rio Salado and shares of the Bank were converted into shares of Rio Salado. Rio Salado, through the Bank, operates four
offices,  including two in Tempe and  two in Mesa.   The Bank provides
a full range of commercial banking services, including consumer and commercial loans, residential real estate loans, and construction and
permanent mortgage loans.   The Bank offers a variety of deposit accounts,
including non-interest bearing demand accounts, interest bearing checking accounts and savings accounts, and certificates of deposit.

         See "Selected Financial Data," "Management's Discussion and Analysis," "Consolidated Financial Statements," and "Statistical Information" for additional information concerning the business of Rio Salado and the Bank.

                        RIO SALADO BANCORP, INC.
                        SELECTED FINANCIAL DATA

         The following selected financial data should be read in conjunction with Rio Salado's consolidated financial statements and the related notes and with Rio Salado's management's discussion and analysis of financial condition and results of operations, provided elsewhere herein.
See  "Rio Salado  Financial Statements," below.   In the  opinion of
management of Rio Salado, all adjustments (consisting only of normal recurring accruals, except for cumulative effect of accounting change) necessary to a fair statement of the results for the interim periods have been included. The results for the nine months ended September 30, 1993 are not necessarily indicative of the results for the entire year.

     RIO SALADO BANCORP, INC.
     SELECTED CONSOLIDATED FINANCIAL DATA


                                         As of, and for the
                                         Nine Months Ended                         As of, and for the
                                          September 30,                         Year Ended December 31,
     (Dollars and outstanding
      shares in thousands, except
      per share and ratio data)
                                        1993         1992         1992        1991        1990       1989        1988
                                           (unaudited)
     EARNINGS SUMMARY
     Net interest income               $3,410       $2,775       $3,842      $2,988      $2,509     $2,792      $2,594
     Provision for loan and OREO
       losses                             430          515          750         680         385        725         522
     Other operating income             1,252          770        1,058         949         412        410          374
     Other operating expense            2,942        2,333        3,151       2,766       2,588      2,577        2,305
     Net income (loss)                    745          409          586         321         (53)       (63)         100

     COMMON STOCK DATA (1)
     Earnings (loss) per common share   $1.16        $0.64        $0.91       $0.50      $(0.08)    $(0.10)       $0.16
     Book value per share at period
      end                                7.88         6.45         6.72        5.81        5.31       5.40         5.50
     Weighted average common and
       common equivalent shares
         outstanding during the
           period                         642          641          641         641         641        642          630
     Common shares outstanding at
       period end                         643          641          641         641         641        639          641

     AVERAGE BALANCE SHEET DATA
     Securities                      $ 46,693     $ 37,189     $ 39,854    $ 23,310    $ 16,772    $11,323     $  8,283
     Loans and leases, net             41,036       35,766       36,228      31,914      29,938     30,995       30,985
     Total interest-earning assets     90,752       74,259       77,343      57,757      49,249     45,543       43,911
     Total assets                     100,660       82,355       86,021      64,269      55,483     51,295       49,030
     Interest-bearing deposits         64,452       56,334       57,887      46,069      38,524     33,323       32,348
     Total deposits                    86,633       71,755       74,504      57,427      48,874     43,490       42,653
     Long-term debt                     4,740        2,471        3,033       1,514       1,613      1,480        1,521
     Shareholders' equity               4,636        3,857        3,946       3,499       3,431      3,597        3,378

     END OF PERIOD BALANCE SHEET DATA
     Securities                      $ 50,007      $42,680     $ 49,461     $30,014     $20,406    $13,754      $ 7,008
     Loans and leases, net             43,317       38,145       38,876      33,944      30,305     29,959       33,596
     Allowance for loan losses          1,284        1,130          828         921         612        714          516
     Total assets                     107,494       93,140      103,672      71,281      61,410     55,400       51,464
     Total deposits                    93,640       82,296       87,806      62,362      54,478     49,417       45,673
     Long-term debt                     2,425        4,475        5,500       1,575       1,635      1,579        1,450
     Shareholders' equity               5,070        4,136        4,313       3,727       3,405      3,450        3,522

     Nonperforming assets:
        Nonaccrual loans               $1,122       $1,386       $1,006      $2,584      $1,042      $ 726       $  734
        Other real estate owned            72          636          302         507         763        965          430
        Total nonperforming assets      1,194        2,022        1,308       3,091       1,805      1,691        1,164

     SELECTED RATIOS
     Net interest margin                67.08%       61.82%       61.24%      51.93%      47.40%    53.00%        55.00%
     Return on average assets            0.74%        0.51%        0.68%       0.50%      (0.10)%   (0.12)%        0.20%
     Ratio of average common equity to
        average assets                   4.59%        4.14%        4.59%       5.44%       6.18%     7.01%         6.89%
     Ratio of nonperforming assets to
        total assets                     1.11%        2.17%        1.26%       4.34%       2.94%     3.05%         2.26%
     Ratio of allowance for loan losses
        to net loans and leases
        outstanding at period end        2.98%        2.96%        2.13%       2.71%       2.02%     2.38%         1.54%
     Ratio of allowance for loan losses
        to nonperforming loans         107.54%       55.89%       63.30%      29.80%      33.91%    42.22%        44.33%

        (1) Per share amounts have been restated to reflect the 10% stock dividend paid in September 1993.

             STOCK PRICES AND DIVIDENDS ON RIO SALADO COMMON STOCK

 Rio Salado's common stock is  not listed with a national securities  exchange
or quoted  on any automated  quotation system.   The common  stock occasionally
trades  through private  negotiated  transactions  between individuals  and  in
brokerage  transactions  in  the over-the-counter  market.    As  a result,  no
established public trading market for Rio Salado's common stock presently exists and the private market that has existed is thin and not necessarily
indicative of  the  value of  Rio Salado  Common  Stock.   For  the year  ended
December 31,  1993, the average  number of shares  traded quarterly  was 4,700;
prior to  1993, little  trading occurred  in Rio  Salado Common  Stock.   Since
November 18, 1993, the date the Plan of Reorganization was publicly announced, there have been no trades in Rio Salado Common Stock. The following table sets forth the high and low bids for Rio Salado Common Stock during the calendar quarters shown below, through December 31, 1993, as reported by J.W. Garrett and Co., Inc., stockbrokers in Phoenix, Arizona, who execute buy and sell orders for Rio Salado Common Stock on a best efforts basis.

                           High           Low

1992 First Quarter.........5              4 3/4
     Second Quarter........5              4 1/2
     Third Quarter.........5              4 3/4
     Fourth Quarter........5 1/2          5

1993 First Quarter.........6 1/4          5
     Second Quarter........7 1/4          6
     Third Quarter.........7              6
     Fourth Quarter........8              6 1/2

 Due to the low volume of shares traded and the number of privately negotiated transactions which occur without the knowledge of J.W. Garrett or Rio Salado, the bid quotations set forth herein may not represent the actual value of shares traded. The prices provided are not necessarily representative of the market price for Rio Salado Common Stock during any particular period.

 The holders of Rio Salado's common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. Rio Salado's ability to pay dividends is governed by Arizona law. Generally, under Arizona law dividends may only be declared and paid out of the unreserved and unrestricted earned surplus of a corporation or out of the unreserved and unrestricted net earnings of a corporation's last two fiscal years. Funds for the payment of dividends by Rio Salado are primarily obtained from dividends paid by the Bank.

 The Bank is subject to certain limitations on the amount of cash dividends that it can pay. The prior approval of the Board of Governors of the Federal Reserve System (herein, the "Board") is required if the total of all cash dividends declared by a state-chartered member bank, such as the Bank, in any calendar year will exceed the total of such bank's net profits (as defined by statute) for that year combined with its retained net profits for the preceding two calendar years less any required transfers to surplus. In addition, the Board is authorized to determine under certain circumstances relating to the financial condition of a state-chartered member bank that the payment of dividends would be an unsafe and unsound practice and to prohibit payment thereof.

 Under FDICIA, all insured banks are generally prohibited from making any capital distributions and from paying management fees to persons having control of the bank where such payments would cause the bank to be undercapitalized. Holding companies of undercapitalized banks may be required to obtain the approval of the Federal Reserve Board before making capital distributions to their shareholders. See "Supervision and Regulation -- Regulatory Capital Requirements -- Other Issues and Developments Relating to Regulatory Capital."

  Rio Salado paid a ten percent stock dividend on September 30, 1993. Rio Salado has never paid a cash dividend.

  On January 21, 1994, the record date for the Special Meeting, Rio Salado had approximately 307 stockholders, based upon the number of stockholders of record. At such date, 662,849 shares of Rio Salado Common Stock were outstanding.

              STOCKHOLDINGS OF DIRECTORS, OFFICERS AND CERTAIN OTHERS

  Persons who were beneficial owners of 5% or more of the issued and outstanding Rio Salado Common Stock at the record date are shown in the following table.

Name of Beneficial Owner (1)         Amount of             Percent of
                               Beneficial Ownership(2)    Common Stock
Elden G. Barmore                      68,320                   10.3
Nico Moric                            66,715                   10.1
Francis Keller                        63,826                    9.6

     (1) The address of each named individual is that of Rio Salado.

     (2) The table includes any shares owned jointly with a spouse, although the person named may not have sole or
         shared  voting and investment  power over those   shares;
         otherwise,  each  person  named  has  the sole  voting  and
         investment  power of the shares shown.   Figures also
         include shares owned by trusts of which the beneficial owner is trustee, with sole voting and investment power, and any stock options exercisable within 60 days.

        As of the record date, directors and officers as a group were beneficial owners of that number of shares of Common Stock shown below. No percentage less than 1% is given.


                   Name of                            Amount of                      Percent of
               Beneficial Owner                Beneficial Ownership(1)               Common Stock
     Elden G. Barmore                                   68,320                          10.3%
     Raymond C. Boles                                   11,444                           1.7%
     Robert O. Cummins                                  22,538                           3.4%
     Bruce T. Day                                       10,632                           1.6%
     Harold E. Fearon                                   12,159                           1.8%
     David G. Fischer                                      990                            --
     Richard O. Flynn                                    5,588                            --
     Glynn W. Gilcrease, Jr.                             5,474                            --
     Francis D. Keller                                  63,826                           9.6%
     Lauren L. Kingery                                   1,613                            --
     John Moeur                                         28,039                           4.2%
     Nico Moric                                         66,715                          10.1%
     O.C. Roberts                                       28,039                           4.2%
     Lester M. Snyder, Jr.                              28,039                           4.2%
     Jerry C. Vaughn                                    29,055                           4.4%
     Directors and Officers as a Group                 382,471                          57.7%

     (1)    The  table   includes  any   shares  owned
            jointly  with   a  spouse,   although  the
            person named  may not have  sole or shared
            voting  and  investment  power over  those
            shares; otherwise,  each person  named has
            the  sole voting  and investment  power of
            the  shares shown.   Figures  also include
            shares   owned  by  trusts  of  which  the
            beneficial  owner  is  trustee, with  sole
            voting   and   investment   power,     and
            shares   subject   to  any stock   options
            exercisable within 60 days.

                      RIO SALADO FINANCIAL STATEMENTS
                           RIO SALADO BANCORP, INC.
                       CONSOLIDATED BALANCE SHEETS
                        September 30, 1993 and 1992
                               (Unaudited)
    (Dollars in thousands)

                                                                     1993             1992
         ASSETS
     Cash and due from banks                                      $  8,905          $ 6,342
     Federal funds sold                                              1,600            3,375
              Total cash and cash equivalents                       10,505            9,717
     Investment securities                                          50,007           42,680
     Loans                                                          44,601           39,275
              Less allowance for loan losses                         1,284            1,130
                  Net loans                                         43,317           38,145
     Accrued interest receivable                                         -                -
     Bank premises and equipment, net                                  714              674
     Other real estate owned                                            72              636
     Other assets                                                    2,879            1,288
              Total assets                                        $107,494          $93,140

         LIABILITIES AND STOCKHOLDERS' EQUITY
     Deposits
         Noninterest - bearing interest                           $ 26,576          $21,420
         Interest - bearing                                         67,064           60,876
              Total deposits                                        93,640           82,296
     Federal funds purchased and security repurchase agreements      4,705            1,726
     Accured liabilities                                             1,654              508
     Long-term debt                                                  2,425            4,475
     Stockholders' equity                                          102,424           89,005
         Preferred stock, no par value; authorized 10,000,000
              shares; no shares issued and outstanding                   -                -
         Common stock, no par value; authorized 100,000,000
              shares; issued and outstanding 643,049 and 582,596
                shares
              at September 30, 1993 and 1992, respectively           2,614            2,125
         Retained earnings                                           2,456            2,010
              Total stockholders' equity                             5,070            4,135
              Total liabilities and stockholders' equity          $107,494          $93,140

     See accompanying notes to consolidated statements.

                           RIO SALADO BANCORP, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                 Nine Months Ended September 30, 1993 and 1992
                                   (Unaudited)
    (Dollars in thousands, except per share data)

                                                                    1993              1992
     Interest income:
         Interest and fees on loans                                $3,030            $2,682
         Interest on investment securities:
              U.S. Treasury obligations                                27                11
              U.S. Government agency obligations                    1,940             1,773
              Municipal obligations                                    18                89
              Other securities                                          7                 9
         Interest on federal funds sold                                61                33
              Total interest income                                 5,083             4,597
     Interest expense on deposits                                   1,673             1,822
              Net interest income before provision
                for loan losses                                     3,410             2,775
     Provision for loan losses                                        400               365
              Net interest income after provision
                for loan losses                                     3,010             2,410
     Other income:
         Net securities gains (losses)                                 (5)              105
         Service charges and other income                           1,257               665
                                                                    1,252               770
     Other expenses:
         Salaries and employee benefits                             1,521             1,213
         Occupancy expenses                                           438               398
         Other operating expenses                                   1,013               872
                                                                    2,972             2,483
              Earnings before income taxes                          1,290               697
     Income tax expense                                               545               288
              Net earnings                                        $   745           $   409
     Net earnings per common share equivalent                     $  1.16           $  0.64
                      Average common shares outstanding           641,725           641,049

     See accompanying notes to consolidated financial statements.

                              RIO SALADO BANCORP, INC.
            CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                    Nine Months Ended September 30, 1993 and 1992
                                     (Unaudited)

                                                     Common stock                    Treasury stock

                                              Shares                 Retained    Shares
                                              issued      Amount     earnings    issued    Amount      Total
     (In Thousands)
     Balance at December 31, 1991              583     $   2,165   $   1,601      (6)      $  (39)     $    3,727

     Net earnings                                -             -         409        -            -            409


     Balance at September 30, 1992             583     $   2,165   $   2,010      (6)      $  (39)     $    4,136


     Balance at December 31, 1992              583     $   2,165   $   2,187      (6)      $  (39)     $    4,313

     Common stock issued                         2            12           -        -            -             12

     Stock dividend                             58           476       (476)        -            -              -

     Net earnings                                -             -         745        -            -            745


     Balance at September 30, 1993             643     $   2,653   $   2,456      (6)      $  (39)     $    5,070


     See accompanying notes to consolidated financial statements.

                                  RIO SALADO BANCORP, INC.
                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                        Nine Months Ended September 30, 1993 and 1992
                                         (Unaudited)


                                                                      1993             1992
     (Dollars in Thousands)
     Cash flows from operating activities:
         Net earnings                                                $   745          $   409
         Adjustments to reconcile net earnings to net cash
              used in operating activities:
              Provisions for loan losses                                 400              365
              Increase in accrued interest receivable and
                  other assets                                        (1,818)          (1,017)
              Depreciation and amortization                               89               83
              Loss on sales of other real estate owned                    37                -
              Loss on sales of securities                                  5             (105)
              Increase (decrease) in other liabilities                   507              (86)

                      Net cash used in operating activities              (35)            (351)

     Cash flows used in investing activities:
         Additions to investment securities                          (19,276)         (40,970)
         Disposals of investment securities                            5,441           17,905
         Maturities of investment securities                          13,426           10,639
         Net increase in loans                                        (4,841)          (4,566)
         Increase in other real estate owned                             193              470
         Net additions to bank premises and equipment                   (146)             (28)

                      Net cash used in investing activities           (5,203)         (16,550)

     Cash flows provided by financing activities:
         Net increase (decrease) in borrowed funds                    (3,201)           1,702
         Net increase in deposits                                      5,833           19,934
         Principal payments on notes payable                             (75)            (100)
         Proceeds from sale of common stock                               12                -

                      Net cash provided by financing activities        2,569           21,536

     Net increase (decrease) in cash and cash equivalents             (2,669)           4,635
     Cash and cash equivalents at beginning of period                 13,174            5,082

     Cash and cash equivalents at end of period                      $10,505          $ 9,717

     See accompanying notes to consolidated financial statements.

                           RIO SALADO BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          September 30, 1993 and 1992
                                  (Unaudited)

        (1) The consolidated financial statements included herein have been prepared without audit but, in the opinion of management, reflect all adjustments necessary for a fair presentation of the information as of and for the nine months ended September 30, 1993 and September 30, 1992. Such adjustments are of a normal, recurring nature. The results of operations for the nine months ended September 30, 1993 are not necessarily indicative of the results to be expected for the full year.

        (2) The earnings per common share equivalent and the average common shares outstanding as of and for the nine months ended September 30, 1993 and 1992 have been adjusted to reflect the 10% stock dividend paid in September 1993.

                                RIO SALADO BANCORP, INC.
                                AND SUBSIDIARY

                         CONSOLIDATED FINANCIAL REPORT

                          DECEMBER 31, 1992 AND 1991

                                    C O N T E N T S




                                                             Page

    INDEPENDENT AUDITOR'S REPORT

    FINANCIAL STATEMENTS

     Consolidated balance sheets
     Consolidated statements of operations
     Consolidated statements of stockholders' equity
     Consolidated statements of cash flows
     Notes to consolidated financial statements

                        INDEPENDENT AUDITOR'S REPORT


   To the Board of Directors
   Rio Salado Bancorp, Inc.
   Tempe, Arizona

   We have audited the accompanying consolidated balance sheets of Rio Salado Bancorp, Inc. and Subsidiary as of December 31, 1992 and 1991, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ending December 31, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rio Salado Bancorp, Inc. and Subsidiary as of December 31, 1992 and 1991, and the results of their operations and their cash flows for each of the three years in the period ending December 31, 1992 in conformity with generally accepted accounting principles.



    /s/ McGladrey & Pullen

    McGLADREY & PULLEN

    Phoenix, Arizona
    January 22, 1993, except for Note 19 as to which the date is September 30, 1993.

                    RIO SALADO BANCORP, INC. and SUBSIDIARY



                          CONSOLIDATED BALANCE SHEETS
                          December 31, 1992 and 1991


                                                    1992             1991

            ASSETS

     Cash and due from banks (Note 2)           $9,423,712      $5,082,266
     Federal funds sold                          3,750,000               -

       Cash and cash equivalents                13,173,712       5,082,266

     Interest-bearing deposits in other
      financial institutions                       141,577         135,219

     Securities, market value 1992 $49,807,251
       1991 $31,041,303 (Notes 3 and 9)         49,460,928      30,013,669

     Loans, net (Notes 4 and 17)                38,876,181      33,943,984

     Premises and equipment, net (Note 5)          657,225         728,593

     Accrued interest receivable                   653,512         617,470

     Other assets, net (Note 6)                    708,961         759,579
                                              $103,672,096     $71,280,780





















               See Accompanying Notes to Consolidated Statements

                                                    1992         1991

           LIABILITIES AND STOCKHOLDERS' EQUITY

    LIABILITIES
    Deposits:
     Demand                                     $23,143,468    $11,796,409
     NOW accounts                                 8,015,624      5,857,706
     Savings and money market                    28,038,453     15,651,321
     Time certificates $100,000 and over
       (Note 7)                                  10,423,678     12,015,610
     Time certificates under $100,000            18,184,999     17,040,656

                                                 87,806,222     62,361,702

    Note payable (Note 8)                         2,500,000      1,575,000
    Borrowed funds (Note 9)                       8,758,421      3,179,063
    Accrued interest payable and other
      liabilities                                   294,656        263,144
    Income taxes payable                                  -        175,200

                                                 99,359,299     67,554,109

    COMMITMENTS AND CONTINGENCIES (Notes 9, 10 and 15)

    STOCKHOLDERS' EQUITY (Notes 11, 12, and 19):
     Preferred stock, no par value; authorized
      10,000,000 shares; issued none                      -             -
     Common stock, no par value; authorized
      100,000,000 shares                          2,164,495     2,164,495
     Retained earnings                            2,187,302     1,601,176

                                                  4,351,797     3,765,671
     Less cost of shares acquired for the
       treasury                                     (39,000)      (39,000)


                                                  4,312,797     3,726,671

                                               $103,672,096   $71,280,780

                      RIO SALADO BANCORP, INC. and SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF OPERATIONS
                   Years Ended December 31, 1992, 1991 and 1990

                                                     1992        1991        1990
    Interest income:
     Interest and fees on loans                $3,642,119  $3,664,812  $3,655,314
     Interest on securities:
       United States Treasury securities            7,254       8,833      21,333
       Obligations of other United States
         government agencies                    2,551,442   1,932,162   1,401,034
       Municipal securities                        20,272           -           -
     Interest on deposits in other financial
         institutions                              11,831      12,915      11,500
     Interest on federal funds sold                41,242     135,639     203,657
                                                6,274,160   5,754,361   5,292,838
    Interest expense (Note 13)                  2,432,023   2,766,160   2,783,942

                    Net interest income         3,842,137   2,988,201   2,508,896
    Provision for possible loan and OREO
     losses (Note 4)                              750,000     680,000     385,200
                    Net interest income
                    after provision for
                    possible loan and OREO
                    losses                      3,092,137   2,308,201   2,123,696

    Other income:
     Customer service fees                        353,851     265,577     296,764
     Mortgage banking fees                        500,801     318,003     115,097
     Gain on sale of securities (Note 3)          133,352     374,366           -
     Gain (loss) on sale of other real
        estate owned                               70,220      (9,453)          -

                                                1,058,224     948,493     411,861
    Operating expenses:
     Salaries and wages                         1,393,742   1,230,046   1,101,606
     Employee benefits                            223,142     169,080     149,793
     Occupancy (Note 10)                          378,758     362,450     398,916
     Equipment                                    158,008     151,755     147,809
     Other                                        997,485     852,564     789,968

                                                3,151,135   2,765,895   2,588,092
           Earnings (loss) before income taxes    999,226     490,799     (52,535)

    Federal and state income taxes (Note 14)      413,100     169,550           -

                    Net earnings (loss)         $ 586,126    $321,249    $(52,535)

    Net earnings (loss) per share               $     .91    $    .50    $   (.08)

    Weighted average number of
     common shares outstanding                    641,049     641,049     641,049

                    See Accompanying Notes to Consolidated Statements

                        RIO SALADO BANCORP, INC. and SUBSIDIARY



                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      Years Ended December 31, 1992, 1991 and 1990


                                                    Common stock                     Treasury stock

                                              Shares                 Retained
                                              issued      Amount     earnings     Shares     Amount       Total
     Balance, December 31, 1989               587,196    $2,156,095  $1,332,462    (6,000)   $(39,000)   $3,449,557

        Common stock issued through
          exercise of incentive stock
          options (Note 11)                     1,400         8,400           -         -           -         8,400

        Net loss                                    -             -     (52,535)        -           -       (52,535)

     Balance, December 31, 1990               588,596    $2,164,495  $1,279,927    (6,000)   $(39,000)   $3,405,422

        Net income                                  -             -     321,249         -           -       321,249

     Balance, December 31, 1991               588,596    $2,164,495  $1,601,176    (6,000)   $(39,000)   $3,726,671

        Net income                                  -            -      586,126         -           -       586,126

     Balance, December 31, 1992               588,596    $2,164,495  $2,187,302    (6,000)   $(39,000)   $4,312,797







                 See Accompanying Notes to Consolidated Statements

                       RIO SALADO BANCORP, INC. and SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years Ended December 31, 1992, 1991 and 1990

                                                   1992        1991      1990
    CASH FLOWS FROM OPERATING ACTIVITIES
     Interest received from:
       Loans                                  $ 3,656,905  $3,676,654  $3,732,908
       Interest bearing deposits in other
         financial institutions                    14,321       7,589           -
       Securities                               2,361,344   1,879,569   1,167,465
       Federal funds sold                          41,242     135,639     203,657
     Customer service fees                        353,851     265,577     296,764
     Mortgage banking fees                        500,801     318,003     115,097
     Interest paid to depositors               (2,128,741) (2,556,699) (2,625,345)
     Interest paid on notes payable and
       borrowed funds                            (340,225)   (213,831)   (163,723)
     Cash paid to suppliers and employees      (3,047,483) (2,734,476) (2,507,815)
     Income taxes paid                           (669,530)   (305,558)        (50)
     Income tax refunds received                        -           -      13,500
           Net cash provided  by operating
           activities                             742,485     472,467     232,458

    CASH FLOWS FROM INVESTING ACTIVITIES
     Interest-bearing deposits in other
       financial institutions, net                 (6,358)    (95,000)    (82,711)
     Proceeds from maturities of securities     4,480,576     250,000     184,422
     Proceeds from sales of securities         19,787,690  15,324,594   4,461,734
     Purchases of securities                  (43,417,868)(24,505,689)(11,000,000)
     Loans, net                                (6,044,881) (4,164,417)   (518,428)
     Purchases of bank premises and equipment     (37,566)    (45,447)    (14,224)
     Proceeds from  sale of other  real estate
       owned                                      638,490      91,248           -

           Net cash used in investing
             activities                       (24,599,917)(13,144,711) (6,969,207)

    CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase in borrowed funds             5,579,358   1,579,378     945,529
     Net increase in deposits                  25,444,520   7,883,343   5,060,966
     Proceeds from notes payable                2,500,000     250,000     116,000
     Principal payments on notes payable       (1,575,000)   (310,000)    (60,000)
     Proceeds from issuance of common stock             -           -       8,400
           Net  cash provided  by financing
           activities                          31,948,878   9,402,721   6,070,895

           Increase  (decrease) in cash  and cash
           equivalents                          8,091,446  (3,269,523)   (665,854)

    Cash and cash equivalents:
     Beginning                                  5,082,266   8,351,789   9,017,643

     Ending                                   $13,173,712  $5,082,266  $8,351,789

                                               (Continued)

                        RIO SALADO BANCORP, INC. and SUBSIDIARY

                    Years Ended December 31, 1992, 1991 and 1990

                                                     1992        1991       1990
    RECONCILIATION OF NET EARNINGS (LOSS) TO
     NET CASH PROVIDED BY OPERATING ACTIVITIES
       Net earnings (loss)                      $ 586,126    $321,249    $(52,535)
       Adjustments to reconcile net income to
         net cash provided by operating
         activities:
         Depreciation and amortization            108,934     112,932     120,708
         Provision for possible loan losses       590,000     525,000      57,754
         Provision for possible losses on sale
           of other real estate owned             160,000     155,000     327,446
         Gain on sale of securities              (133,352)   (374,366)          -
         (Gain) loss on sale of other real
           estate owned                           (70,220)      9,453           -
         Accretion of discount, net              (164,305)   (302,314)   (113,480)
         Provision for deferred income taxes       (6,150)    (95,668)    (62,256)
         (Increase) decrease in accrued interest
           receivable                             (36,042)      66,328    (68,735)
         Increase in other assets                (148,818)    (91,616)    (30,738)
         Increase (decrease) in accrued interest
           payable and other liabilities           31,512     (28,731)     54,294
         Increase (decrease) in income taxes
           payable                               (175,200)    175,200           -

             Net cash provided by operating
               activities                       $ 742,485    $472,467    $232,458

    SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
     AND FINANCING ACTIVITIES

     Other real estate acquired in settlement
       of loans                                 $ 522,684    $      -    $115,260






                  See Accompanying Notes to Consolidated Statements

                      RIO SALADO BANCORP, INC. AND SUBSIDIARY
                    Notes to Consolidated Financial Statements

                               NOTE 1.
                   NATURE OF BANKING ACTIVITIES AND SIGNIFICANT
                               ACCOUNTING POLICIES

    Nature of banking activities:

     The Rio Salado Bancorp, Inc. and its wholly-owned subsidiary Rio Salado Bank grant commercial, SBA, residential and consumer loans to customers in the Phoenix, Arizona metropolitan area. In addition, the Bank originates and sells residential mortgages on a non-recourse basis.

    Principles of consolidation:

     The consolidated financial statements include the accounts of Rio Salado Bancorp, Inc. (the Bancorp) and its wholly-owned subsidiary Rio Salado Bank (the Bank). All significant intercompany balances and transactions have been eliminated in consolidation.

    Earnings per share:

     Earnings per share are computed using the weighted average method.

    Cash and cash equivalents:

     For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing) and federal funds sold. Cash flows from loans originated, deposits and federal funds purchased are reported net.

    Securities:

     Securities are those debt securities that the Bank has the ability to hold to maturity and the intent to hold for the foreseeable future. Such securities are generally sold only to meet unexpected liquidity needs. Securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives. Gains and losses on sale of such securities are determined by the specific identification method.

    Loans:

     Loans are stated at the amount of unpaid principal, reduced by net unearned loan fees and an allowance for possible loan losses.

     The allowance for possible loan losses is maintained at a level considered adequate by management to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to expense and reduced by net charge-offs. The Bank makes continuous credit reviews of the loan portfolio and considers current economic conditions, historical loan loss experience, review of specific problem loans and other factors in determining the adequacy of the allowance balance.

                     RIO SALADO BANCORP, INC. AND SUBSIDIARY
                    Notes to Consolidated Financial Statements

                               NOTE 1. (Continued)
                   NATURE OF BANKING ACTIVITIES AND SIGNIFICANT
                               ACCOUNTING POLICIES

    Loans (continued):

     Management  believes  that  the  allowance for  possible  loan  losses is adequate. While management used available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, the federal and state regulators, as an integral part of their examination process, periodically review the allowance for possible loan losses. These agencies may require additions to the allowance based on their judgment using information available at the time of their examination.

     Interest is accrued daily on the outstanding balances. Accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful.

     Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount is being amortized as an adjustment of the related loan's yield. The Bank is generally amortizing these amounts over the contractual life. Commitment fees based upon a percentage of a customer's unused line of credit and fees related to standby letters of credit are recognized over the commitment period.

     Loan origination fees earned by the Bank's mortgage operation are recognized as income when the loan is sold.

    Premises and equipment:

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation and amortization is computed principally by the straight-line method over the following estimated useful lives:

                                                                         Years

     Furniture and equipment                                             3-20
     Automobiles                                                            3

     The estimated life of leasehold improvements are determined to be the lesser of the respective life of the lease or the estimated useful life of the improvement.

                     RIO SALADO BANCORP, INC. AND SUBSIDIARY
                    Notes to Consolidated Financial Statements

                          NOTE 1. (Continued)
                   NATURE OF BANKING ACTIVITIES AND SIGNIFICANT
                               ACCOUNTING POLICIES


    Other real estate owned:

     Included in other assets is other real estate owned (OREO) consisting of property which has been acquired through foreclosure. The property is carried at the lower of the recorded investment in the property or its fair value. At acquisition, the value of the underlying loan is written down to the fair market value of the real estate, if necessary, by a credit to the allowance for possible OREO losses. Any subsequent write-down is charged against operating expenses of such properties, net of related income. Gains and losses on disposition are included in other income.

    Income taxes:

     The Bancorp files its income tax return on a consolidated basis with the Bank. The members of the consolidated group have elected to allocate taxes among the members based upon the separate return method.

     The provision for income taxes relates to all items of revenue and expenses recognized for financial accounting purposes during the year. The actual current tax benefit or liability may vary from the charge or credit to earnings due to the effect of timing differences between financial and tax accounting resulting in deferred income taxes.

     Timing differences result from the use of the accelerated depreciation methods for income tax reporting purposes and differing amounts of provision for possible loan and OREO losses for income tax and financial statement reporting purposes.

     The Financial Accounting Standards Board has issued Statement No. 109, Accounting for Income Taxes, which significantly changes the recognition and measurement of deferred income tax assets and liabilities. Statement 109 requires that deferred income taxes be recorded on a liability method and adjusted when new rates are enacted. The Bancorp's deferred tax balances are presently recorded using the rates in effect when the transactions giving rise to the deferred tax occur, and deferred tax balances are not adjusted when tax rates change. The Bancorp is required to adopt Statement 109 beginning with its year ending December 31, 1993, although earlier adoption is permitted. The statement provides that the effect of its adoption may be recorded entirely in the year of adoption or retroactively by restating one or more prior years.

     The Bancorp does not expect any significant adjustment as a result of the adoption of Statement No. 109.

                     RIO SALADO BANCORP, INC. AND SUBSIDIARY
                    Notes to Consolidated Financial Statements


                          NOTE 1. (Continued)
                   NATURE OF BANKING ACTIVITIES AND SIGNIFICANT
                               ACCOUNTING POLICIES


    Borrowed funds:

     Included in borrowed funds are federal funds purchased, treasury, tax and loan accounts, securities sold under repurchase agreements and an FHLB advance. All borrowed funds have certain securities of the Bank as collateral. See Notes 3 and 9.

    Employee Benefit Plan:

     During 1991 the Bank adopted a contributory, defined contribution plan, for implementation January 1, 1992, covering all employees who meet eligibility requirements.

    Reclassification:

     In order  to provide  more meaningful  comparative financial  statements,
     certain  1991  balances  have  been  reclassified   to  conform  to  1992
     presentation.



                                     NOTE 2.
                      RESTRICTIONS ON CASH AND DUE FROM BANK


    The Bank  is required  to maintain reserve balances  in cash  with Federal
    Reserve banks.   The  total of  those reserve balances were  approximately
    $300,000 and $155,000 at December 31, 1992 and 1991, respectively.

                     RIO SALADO BANCORP, INC. AND SUBSIDIARY
                    Notes to Consolidated Financial Statements


                                       NOTE 3.
                                      SECURITIES


    Carrying amounts and approximate market values of securities are as follows at December 31:


                                                     1992
                                                  Gross         Gross     Approximate
                                    Amortized  unrealized    unrealized      market
                                       cost       gains        losses        value
    Municipal securities          $   720,147   $  13,936    $      -    $    734,083
    Obligations of United States
     government agencies           19,013,856     230,808     (69,986)     19,174,678
    Federal Reserve Bank stock        115,850           -           -         115,850
    Federal Home Loan Bank Stock      300,600           -           -         300,600
    Mortgage-backed securities     29,310,475     275,004    (103,439)     29,482,040

                                  $49,460,928   $ 519,748   $(173,425)    $49,807,251


                                                     1991
                                                  Gross       Gross       Approximate
                                    Amortized  unrealized  unrealized        market
                                       cost       gains      losses          value
    Obligations of United States
     government agencies          $ 9,049,735   $ 464,223  $        -     $ 9,513,958
    Federal Reserve Bank stock        115,850           -           -         115,850
    Federal Home Loan Bank Stock      122,515           -           -         122,515
    Mortgage-backed securities     20,725,569     563,411           -      21,288,980

                                  $30,013,669  $1,027,634   $       -     $31,041,303


                     RIO SALADO BANCORP, INC. AND SUBSIDIARY
                    Notes to Consolidated Financial Statements


                                    NOTE 3. (Continued)
                                         SECURITIES


    Gross realized gains and losses for the years ended December 31, 1992, 1991 and 1990 are as follows:

                                            1992        1991        1990
    Realized gains                     $ 174,256    $440,124    $      -
    Realized losses                      (40,904)    (65,758)          -

                                       $ 133,352    $374,366    $      -

   Securities  with   a  carrying   amount  of   $27,800,000  and
   $11,490,000 at December 31, 1992 and 1991, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

   The amortized cost and approximate market value of securities with contractual maturity dates as of December 31, 1992 are shown below. Specific maturities are not shown for mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. The estimated final maturities of the mortgage-backed securities do not exceed ten years. Therefore, these securities are not included in maturity categories in the following summary.

                                                   Amortized  Approximate
                                                      cost    market value

    Due in one year or less                       $4,494,043    $4,574,278
    Due after one year through five years         14,498,173    14,573,514
    Due after five years through ten years           741,787       760,969
    Mortgage-backed securities                    29,310,475    29,482,040

                                                 $49,044,478   $49,390,801

                     RIO SALADO BANCORP, INC. AND SUBSIDIARY
                    Notes to Consolidated Financial Statements

                                       NOTE 4.
                                        LOANS

    Loans consists of the following at December 31:

                                              1992               1991

    Commercial                            $14,946,202       $12,490,068
    Real estate                            20,733,576        19,811,727
    Real estate - construction              2,650,297         1,443,826
    Consumer                                1,506,132         1,180,180
                                           39,836,207        34,925,801

    Deduct:
     Allowance for possible loan losses       828,364           921,363
     Net unearned loan fees                   131,662            60,454
                                              960,026           981,817

                                          $38,876,181       $33,943,984

    Included in loans at December 31, 1992 are amounts guaranteed by the Small Business Administration or secured by deposits or pledged securities totaling $6,800,000.

    Changes in the allowances for possible loan and OREO losses are as follows for the years ending December 31:

                                        1992                                1991
                            Possible   Possible                 Possible   Possible
                                loan       OREO                     loan      OREO
                              losses     losses       Total       losses    losses       Total
    Balance, beginning   $   921,363   $470,646  $1,392,009     $612,377  $327,446    $939,823

     Provision charged
       to expense            590,000    160,000     750,000      525,000   155,000     680,000

     Recoveries of
       amounts charged
       off                   170,283          -     170,283       60,954         -      60,954

                           1,681,646    630,646   2,312,292    1,198,331   482,446   1,680,777

     Amounts charged
       off                   853,282    630,646   1,483,928      276,968    11,800     288,768

    Balance, ending      $   828,364   $      -    $828,364     $921,363  $470,646  $1,392,009

                     RIO SALADO BANCORP, INC. AND SUBSIDIARY
                    Notes to Consolidated Financial Statements

                                    NOTE 4. (Continued)
                                         LOANS

    Changes in the allowances for possible loan and OREO losses are as follows for the years ending December 31:

                                                 1990
                                     Possible    Possible
                                         loan        OREO
                                       losses      losses        Total
    Balance, beginning               $714,304    $      -     $714,304

     Provision charged
       to expense                      57,754     327,446      385,200

     Recoveries of
       amounts charged
       off                            223,459           -      223,459

                                      995,517     327,446    1,322,963

     Amounts charged
       off                            383,140           -      383,140

    Balance, ending                  $612,377    $327,446     $939,823

    Contractual loan maturities of the loan portfolio are as follows at December 31, 1992:

                                             One -       After
                                 Within      five        five
                                one year     years       years      Total
    Commercial                $9,989,976   $4,573,479  $ 382,747  $14,946,202
    Real estate                6,197,856    7,659,794  6,875,926   20,733,576
    Real estate-construction   1,839,633      458,519    352,145    2,650,297
    Consumer                     890,881      370,299    244,952    1,506,132

                             $18,918,346  $13,062,091 $7,855,770  $39,836,207


    Loans at variable
     interest rates                                               $24,964,327
    Loans at fixed interest
     rates                                                         14,871,880

                                                                  $39,836,207

                     RIO SALADO BANCORP, INC. AND SUBSIDIARY
                    Notes to Consolidated Financial Statements

                                    NOTE 4. (Continued)
                                          LOANS


   Experience of the Bank has been that a portion of the loans will be paid off prior to the contractual maturity date. Accordingly, the foregoing tabulation is not to be regarded as a forecast of future cash collections.

   Nonaccruing loans totaled approximately $1,006,000 and $2,584,000 at December 31, 1992 and 1991, respectively, and had the effect of reducing interest income by approximately $67,000, $209,000 and $84,000 for each
   of the three  years in the  period ended  December 31, 1992.   During  the
   years ended December 31, 1992 and 1991, the Bank collected approximately $8,000 and $76,000, respectively of interest income from nonaccruing loans.




                                                 NOTE 5.
                                          PREMISES AND EQUIPMENT


    Premises and equipment consists of the following at December 31:


                                                     1992         1991

    Leasehold improvements                        $509,773    $503,867
    Furniture and equipment                        932,517     900,857
    Automobiles                                     46,296      46,296

                                                 1,488,586   1,451,020
    Less accumulated depreciation and
      amortization                                (831,361)   (722,427)
                                                  $657,225    $728,593

                     RIO SALADO BANCORP, INC. AND SUBSIDIARY
                    Notes to Consolidated Financial Statements





                                         NOTE 6.
                                        OTHER ASSETS


    Other assets consists of the following at December 31:

                                                        1992            1991

    Other real estate owned, net of allowance for
     possible losses 1992 $0; 1991 $470,646          $  301,800     $  507,386
    Prepaid expenses                                    154,516         75,494
    Other assets                                         75,792         81,031
    Deferred income tax charges                         101,818         95,668
    Income tax receivable                                75,035              -

                                                     $  708,961     $  759,579

    Other real estate owned has been acquired through foreclosure.



                                                 NOTE 7.
                                       TIME CERTIFICATES OF DEPOSIT


    Aggregate maturities of time certificates of deposit $100,000 and over consist of the following at December 31:

                                             1992          1991

    Three months or less               $  5,329,781    $7,658,204
    Three through six months              3,868,330     2,938,045
    Six through twelve months               557,291     1,179,644
    Over twelve months                      668,276       239,717

                                        $10,423,678   $12,015,610

                     RIO SALADO BANCORP, INC. AND SUBSIDIARY
                    Notes to Consolidated Financial Statements


                               NOTE 8.
                              NOTE PAYABLE

    The Bancorp's note payable represents borrowings under a $2,500,000 note that bears interest at prime (6.0% at December 31, 1992) plus .5% and is payable quarterly. The note is due January 1995, and is renewable at the lending bank's discretion. At December 31, 1992 $2,500,000 is outstanding under the note. At December 31, 1991, the Bancorp had $1,575,000 outstanding under two separate notes. Both notes were paid in full during 1992.

    The note payable is secured by the common stock of the Bank held by the Bancorp. The Bank is required to comply with certain loan covenants under this note. Significant covenants include a minimum tier-one capital to assets ratio of 5 percent; a minimum capital to risk assets ratio of 10 percent; a minimum tier-one capital to risk assets of 6 percent; and a loan loss reserve of not less than 1.5% of outstanding loans, less cash secured loans and SBA guaranteed portions of loans. Management believes the Bank was in compliance with all loan covenants at December 31, 1992.

    If the note is renewed subsequent to January 1995 by the lending bank, principal payments will be as follows:

    Years ending
    December 31,

     1993                  $112,500
     1994                   168,750
     1995                   193,750
     1996                   218,750
     1997                   243,750
     Thereafter           1,562,500
                         $2,500,000

                     RIO SALADO BANCORP, INC. AND SUBSIDIARY
                    Notes to Consolidated Financial Statements

                                    NOTE 9.
                               BORROWED FUNDS

    Borrowed funds consist of the following at December 31:


                                                         1992        1991
    Federal funds purchased                        $1,800,000  $1,900,000
    Securities sold under repurchase agreements     3,628,753     810,414
    Treasury, tax and loan accounts                   329,668     468,649
    Federal Home Loan Bank advance agreement        3,000,000           -
                                                   $8,758,421  $3,179,063

   In conjunction with the purchase of the Federal Home Loan Bank stock, the Bank has entered into an advance agreement with the Federal Home Loan Bank of San Francisco in the amount of $3,000,000. Interest, accruing on the outstanding balance at the rate of 5.07% per annum, is payable monthly. The advance is secured by securities and is due July 1995.

   Federal funds purchased and securities sold under repurchase agreements generally mature within one to fourteen days from the transaction date. Other borrowed funds consist of term federal funds purchased and treasury tax and loan deposits and generally mature within one to 120 days from the transaction date.

                               NOTE 10.
                              COMMITMENTS

    The Bancorp leases the office of the Bank under an operating lease agreement expiring October, 2005. The lease agreement provides renewal options for two five-year terms. The lease also calls for additional rent escalations commencing November 1, 1995 and November 1, 2000 based upon changes in the consumer price index, subject to certain limitations. At December 31, 1992, future minimum base lease payments required under this lease agreement are as follows:

    Years ending
    December 31,

     1993                    $275,000
     1994                     275,000
     1995                     281,000
     1996                     310,000
     1997                     310,000
     Thereafter             2,573,000
                           $4,024,000

    Rent expense for the years ended December 31, 1992, 1991 and 1990 was approximately $344,000, $327,000 and $365,000, respectively.

                     RIO SALADO BANCORP, INC. AND SUBSIDIARY
                    Notes to Consolidated Financial Statements

                               NOTE 11.
                          STOCKHOLDERS' EQUITY


    The Bancorp has an Incentive Stock Option Plan which is qualified under Internal Revenue Code Section 422A for the issuance of stock options to key employees of the Bancorp. A maximum of options to purchase 220,000 post stock split shares of the common stock of the Bancorp may be granted within the twenty-year life of the Plan. These options must be exercised within ten years and at a price that equals or exceeds the fair market value of the stock on the date the option is granted. Any option granted to a person owning ten percent of the voting power of all classes of the Bancorp's stock must be exercised within five years of the date granted and the price of such an option shall not be less than 110% of the fair market value of the stock on the date the option is granted. The following summarizes option activity under this Plan for the years ended December 31, 1992 and 1991 (adjusted for the September 30, 1993, 10% stock dividend):

                                            Number
                                              of
                                            options       Price

            Outstanding December 31, 1990    40,700   $6.00 to $7.61
                    Exercised                     -                -
                    Granted                       -                -
                    Canceled                      -                -

           Outstanding December 31, 1991     40,700   $6.00 to $7.61
                    Exercised                     -                -
                    Granted                       -                -
                    Canceled                (11,000)           $7.19

           Outstanding December 31, 1992     29,700   $6.00 to $7.37

                     RIO SALADO BANCORP, INC. AND SUBSIDIARY
                    Notes to Consolidated Financial Statements


                               NOTE 12.
                           REGULATORY MATTERS


    Banking laws and regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. In addition, the Bank has entered into an agreement with the Federal Reserve Bank. Under this agreement, the Bank has agreed to restrict dividend payments without approval and maintain certain target ratios and meet certain other conditions. It is management's opinion that the Bank is in compliance with the provisions of the agreement at December 31, 1992.

    Banking regulations  also  require the  Bank to  maintain certain  minimum capital levels in relation to Bank assets. At December 31, 1992, regulations required a ratio of capital (tier-one) to risk-weighted assets of 4 percent and total adjusted capital (tier-two) to risk-weighted assets of 8 percent. The Bank's capital, as defined by these regulations, was
    13.9 percent and 15.1 percent, respectively. In addition, banks are expected to maintain a tier-one capital to total assets ratio (leverage) of at least 4 percent. At December 31, 1992, the Bank's leverage ratio was 6.2 percent.

                                     NOTE 13.
                                  INTEREST EXPENSE

    The components of interest expense are as follows for the years ended December 31:

                                          1992           1991         1990

    NOW accounts                      $  152,025    $  209,266    $  214,237
    Savings and money market deposits    609,898       627,913       554,431
    Time certificates of deposit
      $100,000 and over                  510,980       611,022       706,476
    Certificates under $100,000          840,655     1,114,435     1,055,904
    Securities sold under repurchase
      agreements                         136,666        44,187        58,553
    Notes payable to unaffiliated bank    99,045       130,831       163,722
    Treasury, tax and loan accounts       12,704        28,130        30,001
    Federal funds purchased                4,805           376           618
    FHLB                                  65,245             -             -
                                      $2,432,023    $2,766,160    $2,783,942

                     RIO SALADO BANCORP, INC. AND SUBSIDIARY
                    Notes to Consolidated Financial Statements

                                         NOTE 14.
                                       INCOME TAXES


    The components of income tax expense are as follows for the years ended December 31:

                                       1992         1991        1990

    Currently payable              $419,250     $265,218      $62,256
    Deferred                         (6,150)     (95,668)     (62,256)

                                  $ 413,100     $169,550    $      -


                                     NOTE 15.
                FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK,
                 CONCENTRATIONS OF CREDIT RISK AND CONTINGENCIES


    Financial instruments with off-balance sheet risk:

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     A summary of the Bank's commitment as of December 31, 1992 and 1991 is as follows:

                                                     1992        1991

       Commitments to extend credit           $10,815,836  $9,788,828
       Standby letters of credit                  841,904     636,625

                     RIO SALADO BANCORP, INC. AND SUBSIDIARY
                    Notes to Consolidated Financial Statements

                          NOTE 15. (Continued)
                FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK,
                 CONCENTRATIONS OF CREDIT RISK AND CONTINGENCIES


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds stock, certificates of deposit, deposits in money market accounts, accounts receivable, inventory and equipment as collateral supporting those commitments for which collateral is deemed necessary.

    Concentrations of risk credit:

     All of the Bank's loans, commitments to extend credit,and standby letters of credit have been granted to customers in the Bank's market area. The concentrations of credit by type of loan are set forth in
     Note 4.

     The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of its legal lending limit.

    Contingencies:

     In the normal course of business, the Bank is involved in various legal proceedings, In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Bank's financial statements.

                     RIO SALADO BANCORP, INC. AND SUBSIDIARY
                    Notes to Consolidated Financial Statements

                          NOTE 15. (Continued)
                FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK,
                 CONCENTRATIONS OF CREDIT RISK AND CONTINGENCIES

     The Bancorp is covered under a directors' and officers' liability insurance policy at December 31, 1992. However, in the event that any person is made a party, or is threatened to be made a party, to any proceeding by reason of the fact that such person is or was a director of the Bancorp, the Bancorp has agreed to indemnify such person against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such a proceeding, subject to any limitations set forth in the laws of the State of Arizona.


                                     NOTE 16.
                              EMPLOYEE BENEFIT PLAN

    During 1991, the Bank adopted a contributory defined contribution plan covering all employees who meet eligibility requirements. To be eligible, a participant must be 21 years of age and have completed one year of service.

    Bank contributions are determined annually at the discretion of the Board of Directors. Participant contributions are limited to ten percent of the employees annual compensation.

    A  participant vests in  his voluntary  contribution immediately  and such
    contributions  are  not subject  to forfeiture.    A participant  vests in
    contributions made by the Bank in accordance with the following schedule:

                                             Percentage
                       Years of service        vested
                               3                 20
                               4                 40
                               5                 60
                               6                 80
                               7                100

    Forfeitures of Bank contributions are allocated to remaining participants.

    The Bank makes its contributions for each plan year within the time prescribed by applicable law. The plan was implemented January 1, 1992. Contributions for the years ended December 31, 1992, 1991 and 1990 amounted to approximately $27,000, $0 and $0, respectively.

                     RIO SALADO BANCORP, INC. AND SUBSIDIARY
                    Notes to Consolidated Financial Statements

                               NOTE 17.
                        TRANSACTIONS WITH RELATED PARTIES

    The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

    Aggregate loan transactions with related parties were as follows for the years ended December 31:


                                           1992               1991

    Balance, beginning              $    2,389,000         $2,493,000
     New loans                             857,000          1,893,000
     Repayments                           (919,000)        (1,997,000)

    Balance, ending                     $2,327,000         $2,389,000

    Maximum balance during the year     $2,408,000         $2,493,000

    At December 31, 1992, the Bank has commitments to extend additional credit to directors and officers totaling approximately $326,000.

                     RIO SALADO BANCORP, INC. AND SUBSIDIARY
                    Notes to Consolidated Financial Statements

                                        NOTE 18.
                          PARENT ONLY FINANCIAL INFORMATION


    The following are condensed unconsolidated financial statements of Rio Salado Bancorp, Inc.

    BALANCE SHEETS
                                                    December
                                               1992        1991
    Assets
    Cash and due from bank                   $ 228,791  $  40,214
    Loans                                      115,000    280,000
    Other assets                                   489      1,493
    Investment in Rio Salado Bank            6,389,174  4,955,407
    Receivable from Rio Salado Bank             88,030    135,400

                                            $6,821,484 $5,412,514

    Liabilities and Stockholders' Equity
    Note payable                            $2,500,000 $1,575,000
    Accrued liabilities                          8,687    110,843

                                             2,508,687  1,685,843

    Stockholders' equity:
     Common stock                            2,164,495  2,164,495
     Retained earnings                       2,187,302  1,601,176

                                             4,351,797  3,765,671
     Less treasury stock                       (39,000)   (39,000)

                                             4,312,797  3,726,671

                                            $6,821,484 $5,412,514



                                               (Continued)

                     RIO SALADO BANCORP, INC. AND SUBSIDIARY
                    Notes to Consolidated Financial Statements

                                 NOTE 18. (Continued)
                         PARENT ONLY FINANCIAL INFORMATION


    STATEMENTS OF INCOME
                                                   Years Ended December 31
                                              1992         1991      1990

    Interest income                       $  18,495    $  19,317   $ 37,264
    Interest expense                         99,045      130,831    163,723
       Net interest income (expense)        (80,550)    (111,514)  (126,459)
    Equity in earnings of Rio Salado Bank   633,767      394,970     31,630
    Rental and other income                 373,113      364,870    372,949
    Rental and other expense               (340,204)    (327,077)  (330,662)
       Net income (loss)                  $ 586,126     $321,249   $(52,542)

    STATEMENTS OF CASH FLOWS
                                                    Years Ended December 31
                                               1992         1991      1990
    Cash flows from operating activities:
     Net income (loss)                     $ 586,126    $ 321,249   $(52,542)
     Adjustments to reconcile net income
      (loss) to net cash provided by (used
        in) operating activities:
       Equity in income of subsidiary       (633,767)    (394,970)   (31,630)
       (Increase) decrease in other assets     1,004       (1,493)     4,011
       (Increase) decrease in receivable
         from Rio Salado Bank                 47,370       98,202    (33,088)
       Increase (decrease) in accrued
         liabilities                        (102,156)      34,667      4,450
           Net cash provided by (used in)
             operating activities           (101,423)      57,655   (108,799)
    Cash flows from investing activities:
     Increase in investment in Rio Salado
       Bank common stock                    (800,000)           -          -
     Loans, net                              165,000     (280,000)   324,370
           Net cash provided by (used in)
              investing activities          (635,000)    (280,000)   324,370

                                               (Continued)

                     RIO SALADO BANCORP, INC. AND SUBSIDIARY
                    Notes to Consolidated Financial Statements

                                    NOTE 18. (Continued)
                  RIO SALADO BANCORP, INC. ONLY FINANCIAL INFORMATION


    STATEMENTS OF CASH FLOWS (Continued)
                                                   Years Ended December 31
                                                1992        1991      1990

    Cash flows from financing activities:
     Proceeds from issuance of common
      stock                                         -           -       8,400
     Principal payments on note payable    (1,575,000)    (60,000)    (60,000)
     Proceeds from note payable             2,500,000           -     116,000
           Net cash provided by (used in)
             financing activities             925,000     (60,000)     64,400
           Net increase (decrease) in cash    188,577    (282,345)    279,971
    Cash and due from banks:
     Beginning of year                         40,214     322,559      42,588
     End of year                            $ 228,791    $ 40,214    $322,559





                                         NOTE 19.
                                   COMMON STOCK DIVIDEND


    On September 30, 1993, the Bancorp issued 58,453 shares of common stock in payment of a 10 percent stock dividend. The per share data for the years ended December 31, 1992, 1991, and 1990 have been retroactively adjusted for this split as if it had occurred on January 1, 1991.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE NINE
         MONTH PERIOD ENDED SEPTEMBER 30, 1993; RESULTS OF OPERATIONS AND
                               FINANCIAL CONDITION

          The following analysis of Rio Salado's financial condition and results of operations, as of and for the nine month period ending September 30, 1993, should be read in conjunction with the Consolidated Financial Statements of Rio Salado and statistical data presented elsewhere herein.

    Results of Operations

          Net Income. Rio Salado's net income was $745,000 for the nine months ended September 30, 1993, compared to $409,000 for the nine month period ended September 30, 1992. This represented an 82.2% or $336,000 increase. The increase in net income was primarily due to 22.2% growth in average earning assets as well as strong performance by the Bank's Mortgage and Small Business Lending Divisions.

          Net Interest Income. Total interest income increased from $4,597,000 for the nine months ended September 30, 1992, to $5,083,000 for the nine months ended September 30, 1993. This represents an increase of 10.6%. A 22.2% increase in average earning assets between the first nine months of 1992 and the same period of 1993 was the primary cause for this increase. By comparison, interest expense decreased by $149,000, or 8.2%, from $1,822,000 to $1,673,000 between the same two periods due to falling interest rates and a shift from certificates of deposit to lower cost funds.

          Non-Interest Income. Non-interest income increased by $482,000, or 62.6% to $1,252,000 for the nine months ended September 30, 1993 compared to $770,000 for the same nine-month period in 1992. This increase is due primarily to increased fees generated by a higher volume of loans originated and sold by the Mortgage Division of the Bank as well as the sale by the Bank of the guaranteed portion of SBA loans by the Bank.

          Non-Interest Expense. Non-interest expense for the nine months ended September 30, 1993 increased by $489,000, or 19.7%, from $2,483,000 to $2,972,000 for the comparable period in 1992. This increase is primarily due to additional salary expense, occupancy expenses, and related costs caused by the Bank's growth, particularly in the areas of mortgage origination and small business lending.

          Income tax expense increased from $288,000 for the first nine months of 1992 to $545,000 for the first nine months of 1993. This increase is consistent with the increase in pretax income and an increase in the Federal tax rate for 1993.

    Financial Condition

          Assets. At September 30, 1993, Rio Salado's total assets were $107,494,000 compared to $103,672,000 at December 31, 1992. This is an increase of 3.7%. This modest growth is significantly lower than the 30.7% increase from December 31, 1991 to September 30, 1992. During 1993, Rio Salado decided to slow asset growth. This was done to maintain adequate capital levels. Emphasis was shifted to lines of business which would produce fee income without generating assets such as mortgage originations, SBA lending, and annuity/mutual fund sales.

          Loans. Total loans, net of reserves, increased 11.4% during the first nine months of 1993 from $38,876,000 at December 31, 1992, to $43,317,000 at September 30, 1993. An officer loan sales program, plus new loan products such as swimming pool loans helped Rio Salado to achieve this growth.

          Non-performing assets, which consist of non-accrual loans and accruing loans 90-days or more past due, totaled $1,122,000 at September 30, 1993, versus $1,006,000 at December 31, 1992, an increase of 11.5%.
    An improving Arizona economy as well as aggressive credit collection efforts have lowered this amount from $2,584,000 at year end 1991.

          Deposits. Total deposits increased during the nine-month period by $5,834,000 from $87,806,000 at December 31, 1992, to $93,640,000 at
    September 30, 1993. This growth represents an increase of 6.6%. The majority of this increase occurred in demand deposits and money market accounts.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
     AND RESULTS OF OPERATIONS FOR THREE-YEAR PERIOD ENDED DECEMBER 31, 1992

          The following analysis of Rio Salado's financial condition and results of operations as of and for the three year period ended December 31, 1992, should be read in conjunction with the Consolidated Financial Statements of Rio Salado and statistical data presented elsewhere herein.

    Overview

          Rio Salado does not engage in any substantial business activity other than as a bank holding company that holds all of the issued and outstanding stock of Rio Salado Bank (herein, the "Bank"), its principal asset. Unless otherwise noted, the following discussion relates to Rio Salado and the Bank on a consolidated basis.

    Results of Operations

          Net Income. Net income for Rio Salado for 1992 was $586,126, an increase of 82.5% or $264,877 over the $321,249 earned during 1991. This increase is primarily due to a 33.8% increase in average earning assets between years. An officer loan and deposit sales program, coupled with an increase in customers gained from large bank competitors, also helped to fuel the growth.

          Rio Salado incurred a net loss of $52,535 in 1990. This was attributable in large part to the ongoing effect of problem credits caused primarily by the downturn in the Arizona economy, particularly in real estate, during the late 1980's. Although many other banks failed or merged during this difficult period, Rio Salado survived.

          Net Interest Income. Net interest income is interest earned on loans and the investment portfolio, less interest paid on customer deposits and debt. Net interest income for 1992 was $3,842,137, an increase of 28.6% or $853,936 over the $2,988,201 earned in 1991. Net interest income for 1991 was $2,988,201, an increase of 19.1% or $479,305 over the $2,508,897 earned in 1990. These increases, particularly in 1992, were attributable primarily to a higher level of earning asset growth during which interest margins were enhanced.

          Average interest-earning assets of Rio Salado were $77,342,855 during 1992, an increase of 33.9% or $19,586,128 compared to $57,756,727 for 1991. Average interest-earning assets in 1991 were $57,756,727, compared to $49,249,567 for 1990, an increase of 17.3% or $8,507,160 over 1990. Rio Salado's interest rate spread was 4.37% for 1992, 4.28% in 1991, and 3.99% in 1990. "Interest rate spread" is the difference between the rate of interest earned on interest-earning assets and the rate of interest paid on interest-bearing liabilities. Rio Salado's net interest margin was 4.95% in 1992, 5.15% in 1991, and 5.07% in 1990. "Net interest margin" is the difference between interest income and interest expense expressed as a percentage of average interest earning assets.

          Non-Interest Income. Non-interest income was $1,058,224 in 1992, an increase of 11.6% or $109,731 over the prior year figure of $948,493. Most of the increase was attributable to an increase in mortgage banking fees. Other factors included increased service charges on deposit accounts and a gain on the sale other real estate owned.

          Non-interest income was $948,493 in 1991, an increase of 130.3% or $536,632 over the 1990 figure of $411,861. Increased mortgage banking fees as well as a gain on the sale of investment securities contributed to the increase.

          Non-Interest Expense. Non-interest expense increased by $385,240, or 13.9%, to $3,151,135 for the year ended December 31, 1992 from $2,765,895 for the year ended December 31, 1991. This increase was due primarily to increased personnel and related costs brought about by the Bank's growth. For 1991, non-interest expense increased to $2,765,895 from $2,588,092,
    an  increase of $177,803,  or 6.9%.   This  increase was  also principally
    due  to  increased personnel and related costs.   The increase in 1992 was
    substantially greater in comparison to the 1991 increase because average assets grew by 33.8% in 1992 compared to 15.8% in 1991.

    Financial Condition

          Investment. Investment securities held by Rio Salado were $49,460,928 at December 31, 1992, $30,013,669 at December 31, 1991, and
    $20,406,113 at December 31, 1990. During 1993, Rio Salado shortened its average maturity to less than a two-year average life to reduce its exposure to potentially unfavorable interest rate changes. The substantial increase in investments over the three-year period was due to strong asset growth during a period of moderate loan demand. Rio Salado does not maintain a "trading" portfolio.

          Loans. For the year ended 1992, Rio Salado's loan portfolio grew to $38,876,181, compared to $33,943,984 for the year ended December 31, 1991, an increase of 14.5%, or $4,932,197. For the year-ended 1991, the portfolio increased over year-end 1990 to $33,943,984 from $30,304,567, an increase of 12.0% or $3,639,417. The composition of the loan portfolio has not changed materially over the past several years. Commercial loans encompass a broad range of industries, including wholesale, retail, and manufacturing. Commercial loans comprised 37.5% of the Bank's portfolio at year-end 1992. Such loans comprised 35.8% of the Bank's portfolio at year-end 1991 and 37.3% at year-end 1990. Real estate loans primarily consist of term loans secured by real estate with some construction loans to individuals and contractors. Real estate loans comprised 58.7% of the Bank's portfolio at year-end 1992 and 60.8% at year-end 1991 and 58.3% at year-end 1990. Installment and other loans are comprised primarily of automobile loans and home improvement loans. Such loans comprised 3.8% of the Bank's portfolio at year-end 1992 and 3.4% at year-end 1991 and 4.4% at year-end 1990. The Bank has no foreign or energy loans.

          As of December 31, 1992, loans which were 90-days or more past due or non-accrual constituted 2.59% of the net loan portfolio. At December 31, 1991, 6.85% of the loan portfolio was 90-days or more past due or non-accrual, and at December 31, 1990, 3.48% of the loan portfolio was 90-days past due or non-accrual. Management does not presently anticipate any material changes in this percentage for the period ending December 31, 1993.

          Rio Salado's allowance for loan losses at December 31, 1992, was $828,364 compared to $921,363 at December 31, 1991, and $612,377 at
    December 31, 1990. The allowance for loan losses is maintained at an amount deemed necessary by Rio Salado's management, based on its frequent and extensive review of the loan portfolio combined with trend and other statistical analysis tools. The following are some of the more significant items taken into consideration by management when evaluating the adequacy of the allowance for loan losses:

          1.    Loan delinquency trends and loans on non-accrual;
          2.    Analysis of "graded" loans;
          3. The mix of the loan portfolio including concentrations by borrower type;
          4. Analysis of allowance for loan loss reserve ratios for prior periods;
          5. Review of changes in lending policy for possible effect on the allowance; and
          6.    Comparative analysis with other banks in the Bank's group.

          Management considers Rio Salado's loan loss reserve to  be  adequate
    based  upon its  method  of  evaluating  loan  portfolio  risk,   economic
    conditions, and prior loan loss experience.

          Deposits. Rio Salado deposits at December 31, 1992 were $87,806,222 compared to $62,361,702 at December 31, 1991, and $54,478,359 at December 31, 1990. Most deposit categories have consistently increased, except certificates of deposit which decreased in 1992. The greatest growth has occurred in core deposits such as demand and money market accounts. The decline in certificates of deposit is due to lower interest rates. The same decline has occurred industry-wide. The Bank had no brokered deposits in 1992, 1991, or 1990.

          Liquidity. Rio Salado and the Bank have maintained and continue to maintain adequate liquidity. The Bank's investment portfolio has an average life of less than two years in order to reduce interest rate exposure. This development enhances the Bank's liquidity. The Bank's loan-to-deposit ratio has consistently been below the 50% level. In addition, the Bank has a substantial amount of unused collateralized borrowing lines available through correspondent banks and the Federal Home Loan Bank. The Bank has no brokered funds and maintains a strong base of core deposits.

          Inflation. Assets and liabilities of a financial institution are principally monetary in nature. Accordingly, interest rates, which generally move with the rate of inflation, have potentially the most significant effect on Rio Salado's net interest income. Rio Salado and the Bank attempt to limit the impact of inflation on rates and net interest margins by attempting to match maturities of interest-bearing liabilities and interest-bearing assets within determined guidelines.

          Income Taxes. For 1992 and prior, Rio Salado computed its income tax liability and expense based on Accounting Principles Board Opinion No. 11 and related modifications thereto, as required by generally accepted accounting principles. Beginning in 1993, Rio Salado was required to adopt a new method based on Statement of Financial Accounting Standards No. 109 (FASB 109). Rio Salado financial statements for the interim period of nine months ending September 30, 1993 have not been restated to adopt FASB 109. End-of-year 1993 financial statements will reflect the change. No material effect is expected to result from this change in method.

                         CERTAIN REGULATORY DEVELOPMENTS

          As of January 31, 1990, the Bank entered into a Memorandum of Understanding with the Federal Reserve Bank of San Francisco (the "Reserve Bank") and the Superintendent of Banks of the State of Arizona (the "Superintendent") with respect to certain unfavorable factors identified by the Reserve Bank which caused the overall condition of the Bank to be less than satisfactory. The principal areas of concern included a high volume of classified assets in relation to the Bank's total capital, poor earnings, declining capital ratios, and increasing reliance on volatile funds. Pursuant to the Memorandum of Understanding, the Bank agreed to submit to the Reserve Bank and to the Superintendent a plan designed to strengthen the Bank's position (through amortization, repayment, liquidation, additional collateral and other means) on assets in excess of $100,000 which were in default as to principal or interest or adversely classified by examiners. The Bank also agreed to prepare an overall improvement plan setting forth a timetable for reducing classified assets and non-performing loans over the next 18 months and to review the Bank's written loan policies and procedures to ensure adequate guidance for the Bank's lending activities. In addition, the Bank agreed to continue to maintain an adequate valuation reserve for loan losses at a level at least equal to 1.3% of total loans outstanding. The Bank also agreed to submit to the Reserve Bank and the Superintendent a written plan to improve earnings and to maintain an adequate level of capital and to review its written assets/liability management policies to provide for adequate liquidity. The Bank has been advised by the Reserve Bank that based on an examination conducted as of February 19, 1993, and a follow-up visitation as of August 31, 1993, the Bank was found to have achieved and maintained its satisfactory condition, complied with the Memorandum of Understanding, and to have submitted an acceptable capital plan. The Reserve Bank has advised the Bank that in view of its compliance with the Memorandum of Understanding, the Reserve Bank was terminating the Memorandum of Understanding effective as of December 10, 1993.

                       STATISTICAL INFORMATION AND ANALYSIS
          The following tables present certain statistical information regarding Rio Salado and should be read in connection with Rio Salado's Consolidated Financial Statements and Notes set forth elsewhere in this Proxy Statement/Prospectus.

                             Rio Salado Bancorp, Inc.
                                  Balance Sheets
                            Based on Average Balances


                                                                       Years Ended December 31,
                                                                    1992             1991        1990
     Assets

              Cash and due from banks                           $ 6,466,081     $ 4,060,643   $ 3,629,546
              Federal funds sold                                  1,261,077       2,533,249     2,538,910
              U.S. Treasury obligations                             167,950         102,793       250,501
              U.S. Government agency obligations                 12,986,233      12,517,576    14,169,465
              Municipal obligations                                 399,056               0             0
              Other investments                                  26,300,423      10,689,591     2,352,420
              Loans
                 Commercial loans                                13,769,838      12,314,719    11,143,413
                 Real estate - construction                       1,807,885       1,643,091     1,698,917
                 Real estate - Permanent                         18,848,551      16,066,439    15,157,802
                 Consumer loans                                   2,952,014       2,705,403     4,827,961
                 Less:  Deferred loan fees                          (95,522)        (69,819)      (64,568)
                    Allowance for loan losses                    (1,054,650)       (746,315)     (851,167)
                    Total loans                                  36,228,116      31,913,518    29,938,271
              Bank premises & equipment, net                        695,589         764,993       853,162
              Accrued interest receivable                           581,745         590,326       604,708
              Other real estate owned                               561,005         662,935     1,085,750
              Other assets                                          373,801         433,635        60,765
                                                                $86,021,076     $64,269,259   $55,483,498

     Liabilities and Stockholders' Equity

              Deposits
                 Non-interest bearing demand                    $16,515,091     $11,282,681   $10,292,147
                 Interest bearing demand                          6,976,579       5,297,723     4,845,474
                 Money market and savings                        21,178,053      13,837,796    10,544,655
                 Certificates of deposit                         29,732,374      26,933,154    23,133,728
                 Federal deposits                                   101,629          75,277        58,164
                    Total deposits                               74,503,726      57,426,631    48,874,168
              Other liabilities                                   7,571,581       3,344,041     3,178,721
                 Total liabilities                               82,075,307      60,770,672    52,052,889

              Stockholders' equity
                 Common Stock                                     2,125,555       2,125,495     2,124,759
                 Retained earnings                                1,820,214       1,373,092     1,305,850
                 Total stockholders' equity                       3,945,769       3,498,587     3,430,609

                                                                $86,021,076     $64,269,259   $55,483,498
/TABLE

                                       Rio Salado Bancorp, Inc.
                                  Analysis of Net Interest Earnings
                                 Years Ended December 31, 1990 - 1992

                                                                                 Avg
                                                                        Aver-   Yield                     Net
                                                               Aver-    age      Int      Avg Rate Pd    Yield
                                      Average Amt   Interest    age     Rate    Earning   Int Earning      On
                                      Outstanding    Earned    Yield    Paid    Assets    Liabilities    Assets
     1992
     Assets:
        Federal funds sold            $ 1,261,077  $   41,242   3.27%
        U.S. Treasury obligations         167,950       7,254   4.32%
        U.S. Government agency
          obligations                  12,986,233     886,425   6.83%
        Municipal obligations             399,056      20,272   5.08%
        Other investments              26,300,423   1,665,017   6.33%
        Loans                          36,228,116   3,641,744  10.05%


            Total                     $77,342,855  $6,261,954                     8.10%                    4.95%

     Liabilities:
        Deposits
            Interest bearing demand   $ 6,976,579  $  152,025              2.18%
            Money market and savings   21,178,053     611,905              2.89%
            Certificates of deposit    29,732,374   1,351,635              4.55%
            Other liabilities           7,457,148     316,458              4.24%
            Total                     $65,344,154  $2,432,023                                 3.72%

     1991

     Assets:
        Federal funds sold            $ 2,533,249  $  135,639   5.35%
        U.S. Treasury obligations         102,793       8,833   8.59%
        U.S. Government agency
          obligations                  12,517,576   1,044,127   8.34%
        Municipal obligations                   0           0   0.00%
        Other investments              10,689,591     888,035   8.31%
        Loans                          31,913,518   3,663,747  11.48%
            Total                     $57,756,727  $5,740,381                     9.94%                    5.15%

     Liabilities:
        Deposits
            Interest bearing demand   $ 5,297,723  $  209,266             3.95%
            Money market and savings   13,837,796     634,498             4.59%
            Certificates of deposit    26,933,154   1,725,458             6.41%
        Other liabilities               2,823,800     196,938             6.97%
               Total                  $48,892,473  $2,766,160                                 5.66%

     1990

     Assets:
        Federal funds sold            $ 2,538,910  $  203,657   8.02%
        U.S. Treasury obligations         250,501      21,333   8.52%
        U.S. Government agency
          obligations                  14,169,465   1,220,814   8.62%
        Municipal obligations                   0           0   0.00%
        Other investments               2,352,420     180,220   7.66%
        Loans                          29,938,271   3,653,701  12.20%
            Total                     $49,249,567  $5,279,725                    10.72%                    5.07%

     Liabilities:
        Deposits
            Interest bearing demand   $ 4,845,474  $  214,237             4.42%
            Money market and savings   10,544,655     557,742             5.29%
            Certificates of deposit    23,133,728   1,762,380             7.62%
            Other liabilities           2,848,853     249,583             8.76%
               Total                  $41,372,710  $2,783,942                                 6.73%

     Non-accrual loans are included in the loan balances listed above. Their effect on the above analysis is immaterial. Interest earned on loans does not include loan fee income.

                        Rio Salado Bancorp, Inc.
                     Analysis of Change in Interest
                  Years Ended December 31, 1990 - 1992

                                                           Interest Change     Interest Change      Interest Change
                                      Interest Change       Due To Change       Due To Change        Due To Change
                                        1991 - 1992           In Volume           In Rates          In  Rate/Volume
     Assets:
        Federal funds sold              $ (94,397)          $  (68,117)           $ (52,792)          $  26,512
        U.S. Treasury obligations          (1,579)               5,599               (4,393)             (2,785)
        U.S. Government agency
          obligations                    (157,702)              39,092             (189,692)             (7,102)
        Municipal obligations              20,272                    0                    0              20,272
        Other securities                  776,982            1,296,866             (211,303)           (308,581)
        Loans                             (22,003)             495,326             (455,718)            (61,611)
            Total                       $ 521,573           $1,768,766            $(913,897)          $(333,296)

     Liabilities:
        Deposits:
          Interest bearing
            demand                      $ (57,241)          $   66,317            $ (93,825)          $ (29,733)
            Money market & savings        (22,593)             336,569             (234,678)           (124,485)
            Certificates of deposit      (373,823)             179,331             (501,076)            (52,078)
            Other liabilities             119,520              323,140              (77,105)           (126,515)
               Total                    $(334,137)          $  905,356            $(906,683)          $(332,811)



                                                            Interest Change     Interest Change      Interest Change
                                       Interest Change       Due To Change       Due To Change        Due To Change
                                         1990 - 1991           In Volume           In Rates          In Rate/Volume
     Assets:
        Federal funds sold               $ (68,018)           $    (454)           $ (67,715)          $    151
        U.S. Treasury obligations          (12,500)             (12,579)                 193               (114)
        U.S. Government agency
          obligations                     (176,687)            (142,324)             (38,898)             4,535
        Municipal obligations                    0                    0                    0                  0
        Other securities                   707,815              638,715               15,207             53,894
        Loans                               10,046              241,061             (216,717)           (14,298)
            Total                        $ 460,656            $ 724,419            $(307,931)          $ 44,168

     Liabilities:
        Deposits:
            Interest bearing demand      $  (4,971)           $  19,996            $ (22,835)          $ (2,131)
            Money market & savings          76,756              174,185              (74,243)           (23,186)
            Certificates of deposit        (36,922)             289,449             (280,330)           (46,041)
            Other liabilities              (52,645)              (2,195)             (50,898)               448
               Total                     $ (17,782)           $ 481,435            $(428,306)         $(70,911)

     Interest earned on loans does not include loan fee income.

                                 Rio Salado Bancorp, Inc.
                                  Investment Portfolio
                              As of December 31, 1990 - 1992

                                                       1992 Book               1991 Book              1990 Book
                                                         Value                   Value                  Value
     U.S. Treasury obligations                         $   109,947             $         0            $   250,223
     U.S. Government sponsored agencies                 46,533,260              29,775,304             20,040,040
     Municipal obligations                                 720,147                       0                      0
     Other investments                                   2,097,574                 238,365                115,850
          Total                                        $49,460,928             $30,013,669            $20,406,113



                               Investment Portfolio Maturity Schedule
                                      As of December 31, 1992

                                                Within            1 - 5           6 - 10          After 10
                                                1 Year            Years           Years            Years          Total
     U.S. Treasury obligations
          Carrying amount                     $  109,947      $         0      $        0       $        0      $109,947
          Weighted average yield                    2.94%            0.00%           0.00%            0.00%

     U.S. Government agency obligations
          Carrying amount                      2,734,835       35,812,431       3,036,514        4,949,480    46,533,260
          Weighted average yield                    8.17%            6.51%           5.87%            6.12%

     Municipal obligations
          Carrying amount                              0          497,040         223,107                0       720,147
          Weighted yield                            0.00%            4.96%           5.22%            0.00%

     Federal reserve/FHLB stock
          Carrying amount                              0                0               0          416,450       416,450
          Weighted yield                            0.00%            0.00%           0.00%            3.94%
     Mutual Funds
          Carrying amount                      1,681,124                0               0                0     1,681,124
          Weighted yield                            3.02%            0.00%           0.00%            0.00%

              Total Carrying Amount           $4,525,906      $36,309,471      $3,259,621       $5,365,930   $49,460,928

     Yields on tax exempt obligations have not been computed on a tax equivalent basis.

                                   Rio Salado Bancorp, Inc.
                                        Loan Portfolio
                                As of December 31, 1988 - 1992

                                             1992            1991            1990            1989           1988
     Commercial                        $14,946,202     $12,490,068      $11,558,807     $10,661,964     $ 9,819,342

     Real estate - construction          2,650,297       1,443,826        1,623,758       1,852,345       3,008,853

     Real estate - permanent            20,733,576      19,811,727       16,430,258      15,179,550      15,487,802

     Consumer loans                      1,506,132       1,180,180        1,364,400       3,041,589       3,457,369

              Total                    $39,836,207     $34,925,801      $30,977,223     $30,735,448     $31,773,366







                               Loan Portfolio Maturity Schedule
                                   As of December 31, 1992

                                 Within        1 - 5       After 5
                                 1 Year        Years         Years      Total
    Commercial
       Fixed rate              $ 2,539,452   $1,162,578     $ 97,294  $ 3,799,324
       Adjustable rate           7,450,524    3,410,901      285,453   11,146,878

    Real estate - construction
       Fixed rate                  833,170      207,663      159,486    1,200,319
       Adjustable rate           1,006,463      250,856      192,659    1,449,978

          Total                $11,829,609   $5,031,998     $734,892  $17,596,499
/TABLE

                                   Rio Salado Bancorp, Inc.
                                Past Due and Nonaccrual Loans
                                As of December 31, 1988 - 1992

                                         1992             1991            1990              1989           1988
     Past due 90 days or more
          and still accruing          $        0       $        0      $      540          $ 21,325      $  191,000

     Nonaccrual loans                  1,005,835        2,237,655       1,041,946           726,000       1,044,000

              Total                   $1,005,835       $2,237,655      $1,042,486          $747,325      $1,235,000

              The policy of Rio Salado is to discontinue the accrual of interest on loans when principal or interest is considered to be doubtful of collection, including loans on which payments are 90 days or more in arrears. Interest income on nonaccrual loans is recognized only to the extent payments are received.



                                   Potential Problem Loans
                                   As of December 31, 1992


    Loans classified as doubtful

    Commercial                              $133,183

       Total                                $133,183

   Loans with inherent weaknesses where collection or liquidation in full is highly questionable are classified as doubtful. Weaknesses include cash flow deficiencies which would make payment on the loan difficult or insufficient collateral to cover the amount of the loan.

                                    Nonaccrual Loan Detail
                                     At December 31, 1992


                      1992 Interest                 1992 Interest
                      Income Earned                    Income
                       If Accruing                    Recorded

                        $67,000                          $0

                                 Rio Salado Bancorp, Inc.
                          Analysis of the Allowance for Loan Losses
                             Years Ended December 31, 1988 - 1992

                                                  1992            1991         1990          1989        1988
     Balance at beginning of period             $921,363       $612,377      $714,304      $516,093      $442,982

     Charge-offs:
        Commercial                               265,000         50,000        57,000       235,000        61,000
        Real estate - permanent                  580,000        200,000       319,000       332,000       379,000
        Real estate - construction                     0              0             0             0             0
        Installment                                8,282         26,968         7,140        12,734        15,137
              Total                              853,282        276,968       383,140       579,734       455,137


     Recoveries:
        Commercial                                45,000         57,000       142,000        48,000         6,439
        Real estate - permanent                  122,000          2,000        80,000         2,000             0
        Real estate - construction                     0              0             0             0             0
        Installment                                3,283          1,954         1,459         2,945             0
              Total                              170,283         60,954       233,459        52,945         6,439


     Net (charge-offs)/recoveries               (682,999)      (216,014)     (159,681)     (526,789)     (488,698)
     Additions charged to operations             590,000        525,000        57,754       725,000       521,809
     Balance at end of period                   $828,364       $921,363      $612,377      $714,304     $ 516,093

     Ratio of net charge-offs during
     the period to average loans
     outstanding during the period                  1.89%          0.68%         0.53%         1.69%         1.58%

                                            Rio Salado Bancorp, Inc.
                                   Allocation of the Allowance for Loan Losses
                                          As of December 31, 1988 - 1992

                         1992                1991               1990               1989                1988
                          % of Loans          % of Loans           % of Loans          % of Loans         % of Loans
                         Per Category        Per Category         Per Category        Per Category       Per Category
                           To Total             To Total            To Total             To Total            To Total
                  Amount     Lns       Amount     Lns      Amount      Lns     Amount      Lns     Amount       Lns
Commercial        $331,346   37.52%   $368,545   35.76%   $244,950   37.31%   $285,722   34.69%   $166,837    30.90%

Real estate -
   construction          0    6.65%          0    4.13%          0    5.24%          0    6.03%     99,000     9.47%

Real estate -
   permanent       487,018   52.05%    542,818   56.73%    357,427   47.95%    418,582   49.39%    240,256    48.74%

Consumer loans      10,000    3.78%     10,000    3.38%     10,000    9.50%     10,000    9.89%     10,000    10.89%


   Total          $828,364  100.00%   $921,363  100.00%   $612,377  100.00%   $714,304  100.00%   $516,093   100.00%

                                      Rio Salado Bancorp, Inc.
                                          Deposit Analysis
                                         Based on Averages
                                Years Ended December 31, 1990 - 1992

                                      1992                         1991                         1990
                             Average        Average       Average        Average        Average      Average
                             Amount        Rate Paid      Amount        Rate Paid       Amount      Rate Paid
Noninterest bearing
   demand deposits         $16,616,720       0.00%      $11,357,958       0.00%       $10,350,311      0.00%

Interest bearing demand
   deposits                  6,976,579       2.18%        5,297,723       3.95%         4,845,474      4.42%

Savings deposits            21,178,053       2.89%       13,837,796       4.59%        10,544,655      5.29%

Certificates of deposit     29,732,374       4.55%       26,933,154       6.41%        23,133,728      7.62%


   Total                   $74,503,726       2.84%      $57,426,631       4.48%       $48,874,168      4.05%

                               Time Deposit Maturity Schedule
                                   As of December 31, 1992

                            3 Months       3 - 6        6 - 12         Over
                            Or Less        Months       Months       One Year
    $100,000 or more       $5,329,781    $3,866,330     $557,291      $668,276

                              Rio Salado Bancorp, Inc.
                            Return on Equity and Assets
                       Years Ended December 31, 1990 - 1992


                                          1992          1991         1990
Return on average assets                  0.68%         0.50%       (0.10)%

Return on average equity                 14.85%         9.18%       (1.53)%

Dividend payout ratio                     0.00%         0.00%         0.00%

Average equity to average assets          4.59%         5.44%         6.18%

                         ZIONS BANCORPORATION AND SUBSIDIARIES


                Supplemental Consolidated Financial Statements

                          December 31, 1992 and 1991


                  (With Independent Auditors' Report Thereon)

                         Independent Auditors' Report

   The Board of Directors and Shareholders
   Zions Bancorporation:

   We have audited the accompanying supplemental consolidated balance sheets of Zions Bancorporation and subsidiaries as of December 31, 1992 and 1991, and the related supplemental consolidated statements of income, retained earnings, and cash flows for each of the years in the three-year period ended December 31, 1992. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   The supplemental consolidated financial statements give retroactive effect to the merger of Zions Bancorporation and National Bancorp of Arizona Inc. on January 14, 1994, which has been accounted for as a pooling of interests as described in note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Zions Bancorporation and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

   In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Zions Bancorporation and subsidiaries as of December 31, 1992 and 1991, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1992, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

                                                        KPMG Peat Marwick

   Salt Lake City, Utah
   January 14, 1994

                      ZIONS BANCORPORATION AND SUBSIDIARIES
                           Consolidated Balance Sheets
                           December 31, 1992 and 1991
                      (In thousands, except share amounts)

    ASSETS                                                   1992       1991

    Cash and due from banks                             $ 323,932      261,699
    Money market investments:
      Interest-bearing deposits                           205,848      345,029
      Federal funds sold and security resell agreements   359,971      247,074
      Other money market investments                       50,361      122,135
    Trading account securities                             38,700       36,087
    Investment securities at cost (approximate market     942,995      816,944
    Loans:
      Loans held for sale at cost, which approximates     229,465      153,782
      Loans, leases, and other receivables              1,929,025    1,885,867
                                                        2,158,490    2,039,649
        Less:
          Unearned income and fees, net of related costs   24,780       28,836
          Allowance for loan losses                        59,807       58,238
                                                        2,073,903    1,952,575
    Amounts paid in excess of net assets of acquired       12,321       12,722
    Premises and equipment                                 63,522       51,151
    Other real estate owned                                 6,245       10,257
    Other assets                                           30,125       28,265
                                                      $ 4,107,923    3,883,938

    LIABILITIES AND SHAREHOLDERS' EQUITY
    Deposits:
      Noninterest-bearing                               $ 707,710      590,502
      Interest-bearing:
        Under $100,000                                  2,238,196    2,091,119
        Over $100,000:
          Time                                             76,426     126, 092
          Foreign                                          52,777       70,146
                                                        3,075,109    2,877,859
    Federal funds purchased and security repurchase       422,897      442,610
    Accrued liabilities                                    45,402       57,896
    Federal Home Loan Bank advances and other
     borrowings:
      Less than one year                                  153,533      153,685
      Over one year                                        51,689       50,000
    Long-term debt                                         99,223       81,134
          Total liabilities                             3,847,853    3,663,184

    Shareholders' equity:
      Capital stock:
        Parity preferred stock, without par value;
          authorized 300,000 shares; issued and
          outstanding, none                                     -            -
        Preferred stock, without par value; authorized
          500,000 shares, issued and outstanding, none          -            -
        Common stock, without par value; authorized
          15,000,000 shares; issued and outstanding,
          13,727,576 shares and 13,603,844 shares
          (note 1)                                         62,078       60,383
      Retained earnings                                   197,992      160,371
          Total shareholders' equity                      260,070      220,754
    Commitments and contingent liabilities (notes
      7, 8, 9, 10, 12, and 14)
                                                  $     4,107,923    3,883,938

    See accompanying notes to consolidated financial statements.

                              ZIONS BANCORPORATION AND SUBSIDIARIES
                                Consolidated Statements of Income
                          Years ended December 31, 1992, 1991, and 1990
                            (In thousands, except per share amounts)

                                                    1992     1991      1990
Interest income:
    Interest and fees on loans                  $ 170,789    81,034   187,947
    Interest on loans held for sale                13,804     8,970    10,785
    Interest on money market investments           21,689    43,438    46,539
    Interest on securities:
      Taxable                                      48,834    49,137    39,222
      Nontaxable                                    7,591     5,828     6,281
      Trading account                               5,537     3,122     2,882
    Lease financing                                 9,977     9,908     8,352
        Total interest income                     278,221   301,437   302,008
Interest expense:
    Interest on savings deposits                   52,101    62,727    66,206
    Interest on time accounts                      41,609    63,323    73,261
    Interest on borrowed funds                     27,233    35,522    34,427
        Total interest expense                    120,943   161,572   173,894
        Net interest income                       157,278   139,865   128,114
Provision for loan losses                          10,929    25,561    20,084
        Net interest income after provision
         for loan losses                          146,349   114,304   108,030
Other operating income:
    Service charges on deposit accounts            19,485    17,736    15,723
    Other service charges, commissions, and fees   23,666    18,656    18,970
    Trust income                                    4,614     4,169     4,092
    Investment securities gains (losses), net         327       716      (868)
    Trading account income                          4,437     1,359     1,521
    Other                                          10,210     9,827     8,488
                                                   62,739    52,463    47,926
Other operating expenses:
    Salaries and employee benefits                 70,067    61,220    58,126
    Occupancy, net                                  7,248     7,570     7,119
    Furniture and equipment                         7,681     6,773     6,636
    Other real estate expense                       2,559     3,318     3,913
    Legal and professional services                 3,616     3,931     5,087
    Supplies                                        3,860     3,817     3,669
    Postage                                         3,611     3,700     3,201
    FDIC premiums                                   6,235     5,381     2,797
    Amortization of intangible assets               4,530     3,882     3,757
    Other                                          29,548    23,408    21,983
                                                  138,955   123,000   116,288
Income before income taxes                         70,133    43,767    39,668
Income taxes                                       22,924    13,318    11,903
        Net income                               $ 47,209    30,449    27,765
Weighted average common and common equivalent
  shares outstanding during the year               13,790    13,634    13,430
Net income per common share (note 1)             $   3.42      2.23      2.07

    See accompanying notes to consolidated financial statements.




                               ZIONS BANCORPORATION AND SUBSIDIARIES

                             Consolidated Statements of Cash Flows

                         Years ended December 31, 1992, 1991, and 1990

                                        (In thousands)

                                                                 1992          1991         1990
Cash flows from operating activities:
  Net income                                                   $ 47,209       30,449       27,765
  Adjustments to reconcile net income to net
    cash provided by (used in) operating activities:
    Provision for loan losses                                    10,929       25,561       20,084
    Write-downs of other real estate owned                        2,227        2,203        3,452
    Depreciation of premises and equipment                        6,140        5,582        5,615
    Amortization  of  premium on core deposits and other          4,530        3,890        3,757
      intangibles
    Amortization of net premium/discount on investment            6,241        2,621        1,807
      securities
    Accretion of unearned income and fees, net of related        (4,056)         398        9,071
      costs
    Proceeds from sales of trading account securities         3,112,879    3,568,236    2,519,195
    Increase in trading account securities                   (3,115,980)  (3,595,506)  (2,507,492)
    Net loss (gain) on sales of investment securities              (327)        (716)         868
    Proceeds from loans held for sale                           879,977      590,187      438,549
    Increase in loans held for sale                            (953,930)    (623,667)    (421,510)
    Net gain on sales of loans, leases and other assets          (3,998)      (4,444)      (5,059)
    Net loss (gain) on sales of other real estate owned             278          335       (1,091)
    Change in accrued income taxes                                6,369         (787)      (5,710)
    Change in accrued interest receivable                         4,437        6,264       (2,290)
    Change in accrued interest payable                           (5,267)      (3,617)       1,405
    Change in other assets                                       (4,271)       1,704       18,336
    Change in accrued liabilities                               (13,596)       7,549       (6,928)
      Net cash provided by (used in) operating activities       (19,721)      15,768       99,810

Cash flows from investing activities:
  Net decrease (increase) in money market investments            98,058      116,848     (419,027)
  Proceeds from sales of investment securities                   33,446       43,033      106,392
  Proceeds from maturities of investment securities             235,452      118,311       94,774
  Purchases of investment securities                           (403,271)    (353,102)    (328,762)
  Proceeds from sales of loans and leases                       163,709            -       90,756
  Net increase in loans and leases                             (228,973)    (112,963)    (344,298)
  Principal collections on leveraged leases                       1,215        2,101        4,869
  Proceeds from sales of premises and equipment                      88          660          840
  Purchases of premises and equipment                           (18,569)      (6,591)      (6,515)
  Proceeds from sales of other real estate owned                  8,186       12,637       29,319
  Proceeds from sales of mortgage servicing rights                1,435        1,046          584
  Purchases of mortgage servicing rights                         (1,374)        (797)      (1,988)
  Proceeds from sales of other assets                               877          857          929
  Purchases of other assets                                           -         (675)      (1,135)
      Net cash used in investing activities                    (109,726)    (178,635)    (773,257)

Cash flows from financing activities:
  Net increase  in deposits                                     197,250      193,034      280,676
  Net change in short-term funds borrowed                       (16,781)     (99,513)     374,406
  Proceeds from FHLB advances over one year                       1,745       50,000            -
  Payments on FHLB advances over one year                           (56)           -            -
  Payments on leveraged leases                                        -         (835)      (2,487)
  Proceeds from issuance of long-term debt                       50,000            -            -
  Payments on long-term debt                                    (32,585)      (10,260)     (2,898)
  Proceeds from issuance of common stock                          1,695         2,700       1,155
  Dividends paid                                                 (9,588)       (9,102)     (8,939)
      Net cash provided by financing activities                 191,680       126,024     641,913

Net increase (decrease) in cash and due from banks               62,233       (36,843)    (31,534)

Cash and due from banks at beginning of year                    261,699       298,542     330,076

Cash and due from banks at end of year                        $ 323,932       261,699     298,542

    See accompanying notes to consolidated financial statements.

                            ZIONS BANCORPORATION AND SUBSIDIARIES
                         Consolidated Statements of Retained Earnings
                         Years ended December 31, 1992, 1991, and 1990
                                        (In thousands)

                                            1992         1991         1990

Balance at beginning of year              $160,371      139,024      120,198

Net income                                  47,209       30,449       27,765

Cash dividends per common share of
 $.75 in 1992, and $.72 in 1991
 and 1990 (notes 1 and 2)                   (9,183)      (8,698)      (8,616)

Cash dividends of NBA prior to
 merger                                       (405)        (404)        (323)

Balance at end of year                  $  197,992      160,371      139,024

                See accompanying notes to consolidated financial statements.

                              ZIONS BANCORPORATION AND SUBSIDIARIES
                              Notes to Consolidated Financial Statements

                                  December 31, 1992, 1991, and 1990


    1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Business - Zions Bancorporation (the Parent) is a multibank holding company organized under the laws of Utah in 1955, which provides a full range of banking and related services through its subsidiaries located primarily in Utah, Arizona, and Nevada.

    Basis of Financial Statement Presentation - The consolidated financial statements include the accounts of Zions Bancorporation and its subsidiaries (Zions). All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts in prior years' consolidated financial statements have been reclassified to conform to the 1992 presentation.

    The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

    Trading Account Securities - Trading account securities are stated at market value. Trading account profits and commissions include both realized and unrealized gains and losses. The liability incurred on short-sale transactions, representing the obligation to deliver securities, is included in other borrowings at market value at the time of occurrence.

    Investment Securities - Investment securities are those securities that Zions has the ability and intent to hold to maturity. Nonequity investment securities are stated at cost, adjusted for amortization of premium or accretion of discount over the term of the security. Equity securities are stated at the lower of cost or market. The adjusted cost of specific securities is used to compute gains or losses on the sale of investment securities.

                                  ZIONS BANCORPORATION AND SUBSIDIARIES
                               Notes to Consolidated Financial Statements


    Securities held for indefinite periods of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors, are classified as held for sale and are carried at the lower of cost or market value. As of December 31, 1992 and 1991, securities held for sale are not significant.

    Loan Fees - Nonrefundable fees and related direct costs associated with the origination of loans are deferred. The net deferred fees and costs are recognized in interest income over the loan term using methods that generally produce a level yield on the unpaid loan balance. Other nonrefundable fees related to lending activities other than direct loan origination are recognized as other operating income over the period the related service is provided. Bankcard discounts and fees charged to merchants for processing transactions through Zions are shown net of interchange discounts and fees expense, and are included in other service charges, commissions, and fees.

    Allowance for Loan Losses - The allowance for loan losses is based on management's periodic evaluation of the loan portfolio and reflects an amount that, in management's opinion, is adequate to absorb losses in the existing portfolio. In evaluating the portfolio, management takes into consideration numerous factors, including current economic conditions, prior loan loss experience, the composition of the loan portfolio, and management's estimate of anticipated credit losses. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.
    In addition, various regulatory agencies, as an integral part of their examination process, periodically review Zions' allowance for loan losses. Such agencies may require Zions to recognize additions to the allowance based on their judgments using information available to them at the time of their examination.

    Nonperforming Assets - Nonperforming assets are comprised of loans for which the accrual of interest has been discontinued, loans for which the terms have been renegotiated to less than market rates due to a weakening of the borrower's financial condition (restructured loans), and other real estate acquired primarily through foreclosure that is awaiting disposition.

                                  ZIONS BANCORPORATION AND SUBSIDIARIES
                               Notes to Consolidated Financial Statements

    Loans are generally placed on a nonaccrual status when principal or interest is past due 90 days or more unless the loan is both well secured and in the process of collection, or when in the opinion of management, full collection of principal or interest is unlikely. Generally, consumer loans are not placed on a nonaccrual status inasmuch as they are generally charged off when they become 120 days past due.

                                  ZIONS BANCORPORATION AND SUBSIDIARIES
                               Notes to Consolidated Financial Statements

    1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    Other real estate owned is carried at the lower of cost or net realizable value. Real estate may be considered to be in substance foreclosed and included herein when specific criteria are met. When property is acquired through foreclosure, or substantially foreclosed, any excess of the related loan balance over net realizable value is charged to the allowance for loan losses. Subsequent write-downs or losses upon sale, if any, are charged to other real estate expense.

    Mortgage Loan Servicing - Mortgage loan servicing fees are based on a stipulated percentage of the outstanding loan principal balances being serviced and are included in income as related loan payments from mortgagors are collected. Costs associated with the acquisition of loan servicing rights through the purchase of servicing contracts or bulk loan purchases are deferred and amortized over the lives of loans being serviced in proportion to the estimated net loan servicing income.

    Premises and Equipment - Premises and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation, computed on the straight-line method, is charged to operations over the estimated useful lives of the properties. Leasehold improvements are amortized over the terms of respective leases or the estimated useful lives of the improvements, whichever is shorter. As of December 31, 1992 and 1991, accumulated depreciation and amortization totaled $52,495,000 and $48,226,000, respectively.

    Off-Balance Sheet Financial Instruments - In the ordinary course of business, Zions has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they become payable.

    The credit risk associated with these commitments is considered in management's determination of the allowance for loan losses.

    Interest Rate Exchange Contracts and Cap and Floor Agreements - Zions enters into interest rate exchange contracts and cap and floor agreements in the management of interest rate risk. The objective of these financial instruments is to match estimated repricing periods of interest-sensitive assets and liabilities in order to reduce interest rate exposure. These instruments are used only to hedge asset and liability portfolios and are not used for speculative purposes. Fees associated with these financial instruments are accreted into interest income or amortized to interest expense on a straight-line basis over the lives of the contracts and agreements. The net interest received or paid on these contracts is reflected in the interest expense or income related to the hedged obligation or asset.

    Statements of Cash Flows - For purposes of the statements of cash flows, Zions considers cash and due from banks to be cash equivalents.

    Zions paid interest of $125.4 million, $164.6 million, and $172.6 million, respectively, and income taxes of $16.8 million, $14.1 million, and $18.1 million, respectively, for the years ended December 31, 1992, 1991, and 1990. Loans transferred to other real estate owned totaled
    $2.0 million, $6.1 million, and $15.4 million, respectively, for the years ended December 31, 1992, 1991, and 1990.

    Income Taxes - Current income taxes are provided based on the filing of a consolidated income tax return. Deferred income taxes are provided for timing differences between income reported for income tax and financial reporting purposes in accordance with Accounting Principles Board (APB) Opinion 11. Investment tax credits are recorded as a reduction of the provision for income taxes in the year realized.

    In February 1992, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." SFAS No. 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                                   ZIONS BANCORPORATION AND SUBSIDIARIES
                               Notes to Consolidated Financial Statements


    1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    Zions will adopt SFAS No. 109 as of January 1, 1993, and will report the cumulative effect of the change in the method of accounting for income taxes in the 1993 consolidated statement of income. The cumulative effect of such change in accounting method is expected to increase net income by approximately $7.5 million, including consideration of the effects of the adoption of SFAS No. 106, as discussed in note 12.

    Fair Value of Financial Instruments - SFAS No. 107, "Disclosures About Fair Value of Financial Instruments" issued in December 1991, requires that Zions disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions are set forth in the respective sections of the notes to the consolidated financial statements.


    The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no market exists for a portion of the Zions' financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and such other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly effect the estimates.

    The carrying value for certain short-term financial instruments, that reprice frequently at market rates, approximates their fair value. Such financial instruments include: cash and due from banks, money market investments, and federal funds purchased and security repurchase agreements.

    The fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, Zions has a trust department that contributes net fee income annually. The trust department is not considered a financial instrument and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, brokerage network, core deposits,

                                  ZIONS BANCORPORATION AND SUBSIDIARIES
                               Notes to Consolidated Financial Statements


    deferred tax liabilities, premises and equipment, and goodwill. In addition, as described for investment securities, the tax ramifications related to the realization of the unrealized gains and losses, can have a significant effect on fair value estimates and have not been considered in the estimates.

    Retirement Plans - Zions has noncontributory trustee retirement plans covering all qualified employees who have at least one year of service.

    Trust Assets - Assets held by Zions in a fiduciary or agency capacity for customers are not included in the consolidated financial statements as such items are not assets of Zions.

    Stock Options - Proceeds from the sale of stock issued under options are credited to common stock. Zions makes no charges against earnings with respect to stock options issued under its qualified stock option plan. Zions charges income for the difference between the option price and market value on the date of grant with respect to stock options issued under its nonqualified stock option plan.

    Net Income Per Common Share - Net income per common share is based on the weighted average outstanding common shares during each year, including common stock equivalents, if applicable.

    Stock Split - On December 18, 1992, Zions Board of Directors approved a two-for-one split of the common stock. This action is effective on January 26, 1993 for shareholders of record as of January 5, 1993. A total of 6,139,227 shares of common stock was issued and recorded in the form of a stock dividend. All references to the number of common shares and per common share amounts have been restated to reflect the split.

                                  ZIONS BANCORPORATION AND SUBSIDIARIES
                               Notes to Consolidated Financial Statements

    2.  MERGER AND ACQUISITIONS

    On January 14, 1994, National Bancorp of Arizona Inc. (NBA) was merged into a newly-incorporated wholly owned subsidiary of Zions. Each outstanding share of NBA common stock was converted into .45 shares of Zions common stock. The consolidated financial statements of Zions give effect to this merger, which has been accounted for as a pooling of interests. Accordingly, financial statements for the current year and prior periods have been restated to reflect the results of operations of these companies on a combined basis from the earliest period presented, except for dividends per share. Certain reclassifications of the historical results of these companies have been made to conform to the current presentation. There were no material intercompany transactions and no material differences in accounting policies and procedures. Zions consolidated financial data for the years ended December 31, 1992, 1991, and 1990 have been restated as follows (in thousands, except per share data):

                              1992                               1991                              1990
                  Previously reported   Restated    Previously reported   Restated    Previously reported   Restated
                    Zions      NBA                     Zions      NBA                     Zions     NBA
Net interest
  income           $144,032   13,246     157,278      131,467    8,398     139,865       128,184   6,930     128,114


Net income           43,402    3,807      47,209       29,124    1,325      30,449        26,640   1,125      27,765

Net income per
  common share         3.52     1.17        3.42         2.39      .41        2.23          2.23     .35        2.07

    During the three years ended December 31, 1992, Zions acquired certain assets and certain liabilities of three financial institutions. These acquisitions have been treated as purchases for accounting purposes and, accordingly, the results of operations of these companies have been included in the consolidated financial statements for periods subsequent to the effective dates of purchase. Pro forma information with respect to these companies is not provided inasmuch as their operations prior to acquisition are not significant to Zions.

    3. INVESTMENT SECURITIES

    Investment securities are summarized as follows (in thousands):

                                                               1992

                                                          Gross         Gross       Estimated
                                          Amortized     unrealized    unrealized     market
                                          cost            gains         losses        value

U.S. treasury securities                 $  57,380          688            32         58,036
U.S. government agencies and
  corporations:
  Small business Administration
    loan-backed securities                 366,867        6,248           183        372,932
  Other agency securities                  101,949        1,025           164        102,810
States and political subdivisions          148,363        1,112           264        149,211
Other debt securities                       10,000            -            25          9,975
                                           684,559        9,073           668        692,964
Mortgage-backed securities                 162,428        2,626           357        164,697
Equity securities:
  Federal Home Loan Bank stock              62,536            -             -         62,536
  Other stock                               33,472          278             -         33,750
                                        $  942,995       11,977         1,025        953,947

                                                               1991

                                                          Gross         Gross       Estimated
                                          Amortized     unrealized    unrealized     market
                                          cost            gains         losses        value


U.S. treasury securities                 $ 66,525        1,235              -         67,760
U.S. government agencies and
  corporations:
  Small business Administration
    loan-backed securities                300,398        5,431            166        305,663
  Other agency securities                  71,353        1,565              -         72,918
States and political subdivisions         129,054          856            210        129,700
                                          567,330        9,087            376        576,041
Mortgage-backed securities                192,199        3,930            124        196,005
  Equity securities:
  Federal Home Loan Bank stock             55,526            -              -         55,526
  Other stock                               1,889           85             20          1,954
                                         $816,944       13,102            520        829,526
/TABLE

   The fair value of investment securities is estimated based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments or using a discounted cash flow model based on established market rates.

   The amortized cost and estimated market value of investment securities as of December 31, 1992, by contractual maturity, excluding mortgage-backed and equity securities, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties (in thousands):

                                                     Estimated
                                       Amortized       market
                                       cost            value

Due in one year or less                $  116,177    117,413

Due after one year through five years     310,185    313,624

Due after five years through ten years    145,890    147,994

Due after ten years                       112,307    113,933

                                        $ 684,559    692,964



   Gross gains of $438,000 and $1,044,000, and gross losses of $141,000 and $328,000, were realized on sales of investment securities for the years ended December 31, 1992 and 1991, respectively. Such amounts include gains of $105,000 and $283,000, and losses of $17,000 and $290,000, respectively, for sales of mortgage-backed securities.

   As of December 31, 1992 and 1991, securities with an amortized cost of $73,685,000 and $87,092,000, respectively, were pledged to secure public and trust deposits, advances, and for other purposes as required by law. In addition, the Federal Home Loan Bank stock is pledged as security on the related advances (note 7).

                                  ZIONS BANCORPORATION AND SUBSIDIARIES
                               Notes to Consolidated Financial Statements



   4. LOANS AND ALLOWANCE FOR LOAN LOSSES

   Loans are summarized as follows (in thousands):

                                        1992             1991
                                            Estimated
                                Carrying      fair      Carrying
                                amount        value     amount

Loans held for sale            $ 229,465    229,892     153,782
Commercial, financial, and
   agricultural                  604,227    609,192     505,910
Real estate:
    Construction                 131,352    131,790     102,868
    Other                        575,788    579,019     578,331
Consumer                         458,053    471,195     535,510
Lease financing                  124,480    124,480     122,620
Other receivables                 35,125     35,086      40,628
                             $ 2,158,490  2,180,654   2,039,649

 As of December 31, 1992 and 1991, loans with a carrying value of $212,181,000 and $189,171,000, respectively, were pledged as security for Federal Home Loan Bank advances (note 7).

Fair values are estimated for portfolios of loans with similar characteristics. Loans are segregated by type and interest rate terms
(fixed and variable). The fair value of fixed rate loans is calculated by discounting contractual cash flows using the London
Interbank Offered Rate (LIBOR) yield curve adjusted by a factor which reflects the credit and interest rate risk inherent in the loan.
Variable rate loans reprice with changes in market rates. As such their carrying amount is deemed to approximate fair value.

During 1992, 1991, and 1990, Zions purchased mortgage servicing rights totaling $1.4 million, $797 thousand, and $2.0 million, respectively.
Amortization of purchased mortgage servicing rights totaled $2.6 million, $1.8 million, and $1.3 million for the years ended December 31, 1992, 1991, and 1990, respectively.

During 1992 and 1990, consumer loan
securitizations totaled $159 million and
$91 million, respectively (there were no securitizations in 1991). The securitizations did not result in a significant gain or loss during 1992 and 1990.

                               ZIONS BANCORPORATION AND SUBSIDIARIES
                             Notes to Consolidated Financial Statements

4. LOANS AND ALLOWANCE FOR LOAN LOSSES  (CONTINUED)

The allowance for loan losses is summarized as follows (in thousands):

                                                1992       1991         1990

Balance at beginning of year                  $58,238     60,947       62,001

Allowance for loan losses of companies sold         -          -       (1,224)

Additions:

 Provision for loan losses                     10,929     25,561       20,083

 Recoveries                                     9,571      8,311        7,601

Deduction, loan charge-offs                   (18,931)   (36,581)     (27,514)

Balance at end of year                      $  59,807     58,238       60,947

Included in the allowance for loan losses is an allocation for unused commitments and letters of credit (note 9) that as of December 31, 1992 and 1991, amounted to $3,708,000 and $5,567,000, respectively.


Nonperforming loans, leases, and related interest foregone are summarized as follows (in thousands):

                                                       1992      1991     1990


Nonaccrual loans and leases                         $ 21,282    33,178   35,802

Restructured loans and leases                          4,003     3,225   10,181

    Total                                           $ 25,285    36,403   45,983

Contractual interest due                            $  2,384     4,098    6,473

Interest recognized                                    1,040     2,057    3,787

    Net interest foregone                           $  1,344     2,041    2,686

                                  ZIONS BANCORPORATION AND SUBSIDIARIES
                               Notes to Consolidated Financial Statements



    5. DEPOSITS

    Deposits are summarized as follows (in thousands):

                                              1992                1991

                                                  Estimated
                                      Carrying     fair          Carrying
                                       amount      value          amount

Noninterest-bearing                $  707,710     707,710        590,502

Interest-bearing:

    Under $100,000:

    Savings                           523,103     523,103        625,956

    Money market                    1,120,440   1,120,440        742,563


    Time                              594,653     601,175        722,620

                                    2,238,196   2,244,718      2,091,119

    Over $100,000:

    Time                               76,426      80,498        126,092

    Foreign                            52,777      52,993         70,146
                                  $ 3,075,109   3,085,919      2,877,859



Under SFAS No. 107, the fair value of deposits with no stated maturity, such as noninterest-bearing deposits, savings, and money market accounts, is equal to the amount payable on demand on December 31, 1992. The fair value of time and foreign deposits is based on the discounted value of the contractual cash flows using the LIBOR yield curve.

                                  ZIONS BANCORPORATION AND SUBSIDIARIES
                               Notes to Consolidated Financial Statements





Interest expense on deposits is summarized as follows  (in thousands):

                                                    1992      1991     1990

              Savings deposits:

                Savings                          $  17,051   25,793    22,445

                Money market                        35,050   36,934    43,761

                                                 $  52,101   62,727    66,206

              Time accounts:

                Under $100,000                   $  33,555   51,692    59,862

                Over $100,000                        4,419    8,386     9,780

                Foreign                              3,635    3,245     3,619

                                                 $  41,609   63,323    73,261




             6. INCOME TAXES

             Income taxes are summarized as follows (in thousands):


                                          1992      1991      1990

            Federal:

              Current                   $ 19,992    9,140    9,563

              Deferred                      (431)   2,443      125

            State                          3,363    1,735    2,215

                                        $ 22,924   13,318   11,903

                                  ZIONS BANCORPORATION AND SUBSIDIARIES
                               Notes to Consolidated Financial Statements

Deferred income taxes are provided on timing differences as follows (in thousands):


                                          1992      1991       1990

Prepaid employee benefits               $ (103)     (303)      (178)

Cash basis of accounting                     -         -     (1,641)

Securities value adjustment                  -         -        (57)

Provision for loan losses                 (505)    1,104     (1,669)

Operating method of accounting and
 deferred investment credits on
 leasing operations                        440       (24)      (441)

Interest rate exchange contract           (267)     (267)      (266)

Loan fees                                 (208)     (130)       (55)

Depreciation                                25        24        (41)

Other real estate owned write-down
 effects                                   466     1,550        710

FHLB stock dividends                     2,383     1,763        117

Deferred tax assets unrecognized
 (recognized)                           (1,148)   (1,291)     2,764

Other, net                              (1,514)       17        882

                                        $ (431)    2,443        125

                                  ZIONS BANCORPORATION AND SUBSIDIARIES
                               Notes to Consolidated Financial Statements

  A reconciliation between income tax expense computed using the statutory federal income tax rate and actual income tax expense is as follows
(in thousands):


                                            1992     1991    1990

Income tax expense at statutory
 federal rate                            $ 23,840   14,833  13,465

State income tax, net                       2,214    1,287   1,591

Nondeductible expenses                        621      541     638

Nontaxable interest                        (2,606)  (2,091) (2,304)

Investment tax credits                          -        -  (4,230)


Deferred tax assets unrecognized
 (recognized)                              (1,148)  (1,291)   2,764

Other items, net                                3       39      (21)

 Income tax expense                      $ 22,924   13,318   11,903



7. FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

Federal Home Loan Bank advances and other borrowings include $176,816,000 and $175,000,000, respectively, borrowed by Zions First National Bank, a wholly owned subsidiary, (the Bank) under its line of credit with the Federal Home Loan Bank of Seattle. The line of credit provides for borrowing of amounts up to ten percent of total assets. The line of credit is secured under a blanket pledge whereby the Bank maintains unencumbered security with par value, which has been adjusted using a pledge requirement percentage based upon the types of securities pledged, equal to at least 100 percent of outstanding advances, and, Federal Home Loan Bank stock. There are no withdrawal and usage restrictions or compensating balance requirements.

Substantially all Federal Home Loan Bank advances reprice with changes in market interest rates or have short terms to maturity. The carrying value of such indebtedness is deemed to approximate market value.

                                  ZIONS BANCORPORATION AND SUBSIDIARIES
                               Notes to Consolidated Financial Statements

7. FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS (CONTINUED)

Maturities of outstanding advances in excess of one year are as follows (in thousands):
                   Amount

 1993             $   215
 1994              50,215
 1995                 215
 1996                 162
 1997                  91
 Thereafter           791
                $  51,689

8. LONG-TERM DEBT

Long-term debt is summarized as follows (in thousands):

                                            1992               1991
                                               Estimated
                                     Carrying     fair        Carrying
                                      amount      value        amount

Subordinated notes, 8-5/8%          $ 50,000     50,000              -
Floating rate notes                   37,450     37,917         42,950
Senior notes, 8-3/4%                       -          -          9,600
Equity commitment notes, 9-1/4%            -          -         16,000
Industrial revenue bonds               6,765      6,765          7,490
Capitalized real property leases,      4,005      4,005          4,571
 9-1/2 to 21%, payable in aggregate
 monthly installments of
 approximately $89,000
Mortgage notes, 8 to 9-1/2%, due
 in varying amounts and                  411        411            523
 periods
Other notes payable                      592        592              -
                                    $ 99,223     99,690         81,134

The 8-5/8 percent subordinated notes mature in 2002 with interest payable semiannually. The notes are not redeemable prior to maturity. A portion of the proceeds from the issuance of the notes were used to retire the senior notes and the equity commitment notes.

The floating rate unsecured notes mature in 1998 and are redeemable at Zions' option at par, commencing in January 1990. The interest rate on the notes is adjusted quarterly to 1/4 percent above the mean of LIBOR for three-month United States dollar deposits, and is subject to a minimum of 5-1/4 percent.

                                  ZIONS BANCORPORATION AND SUBSIDIARIES
                               Notes to Consolidated Financial Statements


8. LONG-TERM DEBT (CONTINUED)

The industrial revenue bonds require mandatory sinking fund redemption in various principal amounts through 2001. Bonds aggregating $2,045,000 bear interest at rates from 7.30 to 7.50 percent. Bonds aggregating $4,720,000 bear interest at a floating rate (6.00 percent at December 31, 1992) of not less than six percent nor more than 15 percent, based on an adjusted percentage of U.S. treasury bill rates. The bonds are secured by an assignment of leases on banking facilities and a data processing center.

Maturities and sinking fund requirements on long-term debt for each of the succeeding five years are as follows (in thousands):
                                                         Parent
                                        Consolidated      only

 1993                                      $ 1,673       1,331

 1994                                        2,039       1,686

 1995                                        2,177       1,839

 1996                                        1,382       1,145

 1997                                          691         495

The fair value of the subordinated notes is based on the market price at issuance (1992). The floating rate notes reprice with changes in LIBOR, but are subject to a minimum interest rate. Therefore, the fair value of the notes is based on the discounted value of the contractual cash flows. The remaining long-term debt is not considered significant to the consolidated financial statements. As such, carrying value is deemed to approximate fair value.


9. COMMITMENTS AND CONTINGENT LIABILITIES

Zions is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend

                      ZIONS BANCORPORATION AND SUBSIDIARIES
                    Notes to Consolidated Financial Statements

credit, standby letters of credit, interest rate caps and floors, and interest rate exchange contracts. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. Zions' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. Zions uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments. For interest rate caps, floors, and exchange contract transactions, the contract or notional amounts do not represent exposure to credit loss.

Unless noted otherwise, Zions does not require collateral or other security to support financial instruments with credit risk.

Notional values of financial instruments are summarized as follows:

                                                           Notional or
                                                            carrying
                                                             amount
                                                          1992     1991

Financial instruments whose contract amounts represent
  credit risk (in thousands):
    Unused commitments to extend credit                $  837,475   718,994
    Standby letters of credit written:
      Performance                                          67,019    76,630
      Financial                                             9,755    21,509
  Commercial letters of credit                              2,071     1,654
  Commitments to purchase securities                        2,900         -

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.

                                  ZIONS BANCORPORATION AND SUBSIDIARIES
                               Notes to Consolidated Financial Statements

    9. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

    Commitments totaling $589,938,000 expire in 1993. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Zions evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Zions upon extension of credit, is based on management's credit evaluation of the counter party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

    Standby letters of credit written are conditional commitments issued by Zions to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Standby letters of credit include commitments in the amount of $47,347,000 expiring in 1993 and $29,427,000 expiring thereafter through 2005. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Zions generally holds marketable securities and cash equivalents as collateral supporting those commitments for which collateral is deemed necessary.

    Estimated fair values are not provided for commitments to extend credit, standby letters of credit, and commercial letters of credit, as management considers it impractical to do so. Furthermore, management believes that the fair values of such instruments are not significant in relation to the consolidated financial statements as a whole.

    Zions enters into interest rate contracts, including interest rate caps, floors, and interest rate exchange contract agreements in managing its interest rate exposure. Interest rate caps and floors obligate one of the parties to the contract to make payments to the other if an interest rate index exceeds a specified upper "capped" level or if the index falls below a specified "floor" level. Interest rate exchange contract agreements involve the exchange of fixed and variable rate interest payments based upon a notional amount and maturity. The fair value of interest rate contracts are obtained from deal quotes, or discounted cash flow analyses. The values represent the estimated amount Zions would receive or pay for comparable contracts, taking into account current interest rates.
    Notional and estimated fair values of interest rate contracts are

                                   ZIONS BANCORPORATION AND SUBSIDIARIES
                               Notes to Consolidated Financial Statements

    summarized as follows:
                                                        1992           1991
                                                          Estimated
                                                Notional    fair     Notional
                                                 amount     value     amount

Interest rate contracts (in thousands):
    Purchased                                  $ 115,113    1,694     145,224
    Written                                      294,613      785     102,723
    Exchanged:
      Fixed                                       40,000   (3,351)     40,000
      Variable                                    25,000    1,021      50,000

    The contract or notional amount of financial instruments indicates a level of activity associated with a particular class of financial instrument and is not a reflection of the actual level of risk. As of December 31, 1992 and 1991, the regulatory capital risk weighted amounts assigned to all off-balance sheet financial instruments described herein totaled $158,419,000 and $161,504,000, respectively. See note 4 for consideration of financial instruments in managements determination of the allowance for loan losses.

    During 1988, a lawsuit was brought in the United States District Court, Utah District, against the Bank in connection with its performance of duties as an indenture trustee for certain investors in real estate and other syndication projects. In September 1992, a motion was granted allowing an amended complaint containing allegations that plaintiffs intend to proceed as a class action to recover approximately $23 million, prejudgment interest, attorneys' fees and additional amounts under certain statutory provisions and common law. No motion to certify the classes has been filed, and the Bank intends to vigorously oppose such motion and to defend the entire action. Although no assurances can be given as to the outcome, Zions continues to believe that it has meritorious defenses to such lawsuit, and that there is insurance coverage for a substantial portion of the amount claimed.

                         ZIONS BANCORPORATION AND SUBSIDIARIES
                      Notes to Consolidated Financial Statements





    9. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

    Zions is also the defendant in various other legal proceedings arising in the normal course of business. Zions does not believe that the outcome of any of such proceedings, including the lawsuit discussed in the preceding paragraph, will have a material adverse effect on its consolidated financial position.

    In connection with loans sold to (or serviced for) others, Zions is not subject to significant recourse obligations.

    Zions has commitments for leasing premises and equipment under the terms of noncancelable leases expiring from 1993 to 2014. Future aggregate minimum rental payments under existing noncancelable leases at December 31, 1992 are as follows (in thousands):

                                                  Real
                                                 property
                                   Real            and
                                  property      equipment,
                                 capitalized    operating
1993                              $ 359          2,104
1994                                393          1,838
1995                                443          1,544
1996                                621            696
1997                                285            536
Thereafter                        1,820          3,500
                                $ 3,921         10,218

                           ZIONS BANCORPORATION AND SUBSIDIARIES
                         Notes to Consolidated Financial Statements





    Future aggregate minimum rental payments have been reduced by noncancelable subleases as follows: 1993, $709,000; 1994, $675,000; 1995, $614,000; and
    1996, $425,000. Aggregate rental expense on operating leases amounted to $3,355,000, $2,872,000, and $3,144,000, for the years ended December 31,
    1992, 1991, and 1990, respectively.

    Zions owns an office complex in Arizona and leases office space to various tenants within the complex. Future aggregate minimum rentals are as follows: 1993, $1,053,000; 1994, $814,000; 1995, $463,000; 1996, $324,000;
    1997, $214,000; thereafter, $343,000.


    10. STOCK OPTIONS

    Zions has a qualified stock option plan adopted in 1981, under which stock options are granted to key employees; and a nonqualified plan under which options are granted to certain key employees. Under the nonqualified plan, options expire five to ten years from the date of grant. Under the qualified plan, 1,012,000 shares of common stock were reserved. Qualified options are granted at a price not less than 100 percent of the fair market value of the stock at the date of grant. Options granted are generally exercisable in increments from one to four years after the date of grant and expire four years after the date of grant.

                        ZIONS BANCORPORATION AND SUBSIDIARIES
                     Notes to Consolidated Financial Statements


    10. STOCK OPTIONS (CONTINUED)

    Transactions and other information relating to stock options are summarized as follows:

                                                     Option
                                     Number          price
                                       of             per
                                     shares          share

Options granted during:
    1992                             216,000     $10.00 to $24.13
    1991                              26,500      $9.47 to $18.13
    1990                              30,000      $9.47 to $15.25

Options exercised during:
    1992                             116,328     $10.50 to $24.13
    1991                             101,006     $11.50 to $15.25
    1990                              19,044          $10.50

Options canceled during:
    1992                               6,000          $13.25
    1991                                   -             -
    1990                              29,950     $10.50 to $20.00

Options expiring during:
    1992                              37,724          $13.25
    1991                                   -             -
    1990                               8,158     $21.37 to $23.75

Options outstanding at December 31:
    1992                             489,592      $9.47 to $24.13
    1991                             430,644      $9.47 to $18.50
    1990                             505,150      $9.47 to $18.50


   As of December 31, 1992, there are 256,000 options exercisable at prices from $9.47 to $24.13 per share. For the year ended December 31, 1992, shares obtained through exercise of options had a cumulative average market value of $3,206,000 at the date of exercise.

                                 ZIONS BANCORPORATION AND SUBSIDIARIES
                               Notes to Consolidated Financial Statements

   11. COMMON STOCK

   Changes in common stock are summarized as follows (amount in thousands):

                                                     Common stock
                                                   Shares      Amount

Balance at December 31, 1989                   $13,355,536    $56,528
Stock options exercised                             19,044        200
Dividend reinvestments                              68,932        955
Balance at December 31, 1990                    13,443,512     57,683
Stock options:
    Redeemed and retired                           (41,810)         -
    Exercised                                      101,006        480

Employee stock ownership plan                       74,262      1,602
Dividend reinvestments                              28,314        618
Balance at December 31, 1991                    13,605,284     60,383

Stock options:
    Redeemed and retired                           (14,820)         -
    Exercised                                      116,328      1,221
Employee stock ownership plan                       13,242        283
Dividend reinvestments                               8,982        191
Balance at December 31, 1992                   $13,729,016     62,078


 12. RETIREMENT PLANS

 Zions has a noncontributory defined benefit pension plan for eligible employees. Plan benefits are based on years of service and employees' compensation levels. Benefits vest under the plan upon completion of five years of service. Plan assets consist principally of corporate equity and debt securities, government fixed income securities, and cash investments.

 The components of the net pension cost for the years ended
 December 31, 1992 and 1991, are as follows (in thousands):

                                                           1992      1991

Service cost - benefits earned during the period          $ 1,474   1,399

Interest cost on projected benefit obligation               2,531   2,540

Actual return on assets                                    (1,890) (4,232)

Net amortization and deferrals                             (1,560)  1,185

 Net pension cost                                         $   555     892

                                  ZIONS BANCORPORATION AND SUBSIDIARIES
                               Notes to Consolidated Financial Statements

Primary actuarial assumptions used in determining the net pension cost are as follows:
                                                          1992     1991
Assumed discount rate                                     8.00%    8.50%

Assumed rate of increase in compensation levels           5.50     6.00
Expected long-term rate of return on assets               9.50     9.50

The funded status of the plan as of December 31, 1992 and 1991, is as follows (in thousands):

                                                          1992      1991

Actuarial present value of benefit obligations:
    Vested benefit obligation                           $  27,424   23,461

    Accumulated benefit obligation                      $  30,721   26,689

    Projected benefit obligation                        $ (33,738) (33,015)

Plan assets at fair value                                  31,676   31,696

Unfunded projected benefit obligation                      (2,062)  (1,319)

Unrecognized net loss                                       7,285    5,707

Unrecognized prior service cost                            (1,211)     804


Unrecognized net transition asset                          (4,181)  (4,806)

Prepaid (accrued) pension cost                            $  (169)     386

Primary actuarial assumptions (future periods):

    Assumed discount rate                                    8.00%    8.00%

    Assumed rate of increase in compensation levels          5.50     5.50

                                 ZIONS BANCORPORATION AND SUBSIDIARIES
                               Notes to Consolidated Financial Statements

    In addition to providing pension benefits, Zions has made it a practice to provide certain health care benefits for retired employees. Zions' employees may become eligible for those benefits if they reach retirement age while working for Zions. The cost of retiree health care benefits is recognized as expense and funded as claims are paid. The level of benefits to be paid to current and future retirees was modified in 1992 to require greater contributions from the employee during retirement, and a cap on the amount of retiree premiums that will be paid by the Company. Furthermore, employees hired subsequent to December 31, 1991 are not eligible for postretirement health care benefits.

    The FASB issued SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," in December 1990. Under SFAS No. 106, the cost of postretirement benefits other than pensions must be recognized on an accrual basis as employees perform services to earn the benefits. Many of the provisions and concepts of SFAS No. 106 are similar to current standards on accounting for pensions. Zions will adopt SFAS No. 106 as of January 1, 1993 and will report the cumulative effect of the change in the method of accounting for postretirement benefits other than pensions in the 1993 consolidated statement of income. The cumulative effect (transition obligation) of such change in accounting method is expected to decrease pretax and after tax net income by approximately $5.8 million and $3.6 million, respectively.

                                  ZIONS BANCORPORATION AND SUBSIDIARIES
                               Notes to Consolidated Financial Statements





    12. RETIREMENT PLANS  (CONTINUED)

    Zions has an Employee Stock Savings Plan and an Employee Investment Savings Plan (formerly known as the Salary Reduction Arrangement Plan) (PAYSHELTER). Under PAYSHELTER, employees select from a nontax-deferred or tax-deferred plan and four investment alternatives. Employees can contribute from 1 to 15 percent of compensation, which is matched
    50 percent by Zions for contributions up to 5 percent and 25 percent for contributions greater than 5 percent up to 10 percent. Contributions to the plans amounted to $793,000, $636,000, and $563,000 for the years ended December 31, 1992, 1991, and 1990, respectively.

    During 1992, Zions formed an employee profit sharing plan. Contributions to the plan are determined per a formula based on Zions' annual return on equity (required minimum return of 15 percent). Zions accrued contributions to the plan of $838,000 for the year ended December 31, 1992.

    NBA established a qualified 401(k) plan effective January 1, 1989. Company contributions to the plan amounted to $65,000, $51,000, and $36,000 for the years ended December 31, 1992, 1991, and 1990, respectively.

                                  ZIONS BANCORPORATION AND SUBSIDIARIES
                               Notes to Consolidated Financial Statements

    13. QUARTERLY FINANCIAL INFORMATION  (UNAUDITED)

    Financial information by quarter for the three years ended December 31, 1992 is as follows (in thousands, except per share amounts):
                                                                       Net
                                   Provision     Income              income
                         Net          for        before               per
                       interest      loan        income     Net      common
                        income      losses       taxes      income    share

1992:
    First quarter      $35,486       4,135       11,293     8,331     .61

    Second quarter      38,105       3,181       15,977    10,282     .75

    Third quarter       40,664       2,003       19,908    13,131     .95

    Fourth quarter      43,023       1,610       22,954    15,465    1.11
                      $157,278      10,929       70,132    47,209    3.42
1991:

    First quarter     $ 34,434       8,398        9,872     6,507     .48

    Second quarter      33,666       4,959       12,060     7,917     .59

    Third quarter       35,533       6,631       11,534     7,539     .54

    Fourth quarter      36,232       5,573       10,301     8,486     .62
                      $139,865      25,561       43,767    30,449    2.23
1990:

    First quarter     $ 29,319       5,205        8,358     6,254     .47

    Second quarter      31,244       4,719        8,777     6,534     .49

    Third quarter       32,533       4,405       10,785     7,415     .55

    Fourth quarter      35,018       5,755       11,748     7,562     .56
                      $128,114      20,084       39,668    27,765    2.07

                                  ZIONS BANCORPORATION AND SUBSIDIARIES
                               Notes to Consolidated Financial Statements

   14. CONCENTRATIONS OF CREDIT RISK

    Most of Zions' business activity is with customers located within the states of Utah, Arizona and Nevada. The commercial loan portfolio is well diversified, consisting of more than 15 industry classifications groupings. As of December 31, 1992, the largest concentration of risk in the commercial loan and leasing portfolio is represented by the retail industry grouping, which comprises approximately 18 percent of the portfolio. The retail industry grouping is also well diversified over eight subcategories. Zions has minimal credit exposure from lending transactions with highly leveraged entities and has no foreign loans.


    15. DIVIDEND RESTRICTION AND CONDENSED PARENT ONLY FINANCIAL INFORMATION

    Dividends declared by Zions' banking subsidiaries in any calendar year may not, without the approval of the appropriate federal regulator, exceed their net earnings for that year combined with their retained net earnings for the preceding two years. At December 31, 1992, Zions' subsidiaries had approximately $85 million available for the payment of dividends under the foregoing restrictions. In addition, the banking subsidiaries must meet various requirements and restrictions under the laws of the United States and state laws, including requirements to maintain cash reserves against deposits and limitations on loans and investments with affiliated companies. During 1992, cash reserve balances held with the Federal Reserve banks averaged approximately $48.5 million.

                                  ZIONS BANCORPORATION AND SUBSIDIARIES
                               Notes to Consolidated Financial Statements

                           Condensed financial information of Zions
                             Bancorporation (parent only) follows:

                                     ZIONS BANCORPORATION
                                   Condensed Balance Sheets
                                  December 31, 1992 and 1991
                                        (In thousands)

ASSETS                                                1992      1991

Cash and due from banks                            $ 1,138     1,164
Interest-bearing deposits                           10,180     9,393
Investment securities                                  365       400
Loans, lease financing, and other receivables        5,551     5,396
Investments in subsidiaries:
    Commercial banks                               276,394   240,863
    Other                                            9,500     8,785
Receivables from subsidiaries:
    Commercial banks                                29,190     7,362
    Other                                           15,110    15,000
Real estate held for rental purposes, at cost,
   less accumulated depreciation                     7,469     8,056
Premises and equipment, at cost, less
   accumulated depreciation                            111       135
Other real estate owned                                626     1,075
Other assets                                         8,161     7,584
                                                 $ 363,795   305,213


LIABILITIES AND SHAREHOLDERS' EQUITY

Accrued liabilities                                $ 6,954     5,423
Long-term debt                                      96,771    79,036
    Total liabilities                              103,725    84,459
Shareholders' equity:
    Parity preferred stock                               -         -
    Preferred stock                                      -         -
    Common stock                                    62,078    60,383
    Retained earnings                              197,992   160,371
    Total shareholders' equity                     260,070   220,724
                                                 $ 363,795   305,213

                                  ZIONS BANCORPORATION AND SUBSIDIARIES
                               Notes to Consolidated Financial Statements

    15. DIVIDEND RESTRICTION AND CONDENSED PARENT ONLY FINANCIAL INFORMATION (CONTINUED)


                                   ZIONS BANCORPORATION
                           Condensed Statements of Income
                         Years ended December 31, 1992, 1991, and 1990
                                        (In thousands)
                                                                          1992    1991    1990

Interest income - interest and fees on loans and securities            $ 2,879   2,570    3,120
Interest expense - interest on borrowed funds                            9,014   7,891    8,820
    Net interest loss                                                   (6,135) (5,321)  (5,700)
Other income:
    Dividends from consolidated subsidiaries:
      Commercial banks                                                  13,982  14,007   11,876
      Other                                                                250   1,450      603
    Other income                                                         2,734   2,354    1,188
                                                                        16,966  17,811   13,667
Expenses:
    Salaries and employee benefits                                       3,532   2,887    2,558
    Provision for loan losses                                                -       -       60
    Operating expenses                                                     181    (223)     574
                                                                         3,713   2,664    3,192
Income before income tax benefit                                         7,118   9,826    4,775

Income tax benefit                                                      (2,815) (1,673)  (1,898)
Income before equity in undistributed income (loss) of consolidated
  subsidiaries                                                           9,933  11,499    6,673
Equity in undistributed income (loss) of consolidated subsidiaries:
    Commercial banks                                                    36,299  18,990   21,860
    Other                                                                  977     (40)    (768)
                                                                        37,276  18,950   21,092
    Net income                                                         $47,209  30,449   27,765

                                  ZIONS BANCORPORATION AND SUBSIDIARIES
                               Notes to Consolidated Financial Statements

    15. DIVIDEND RESTRICTION AND CONDENSED PARENT ONLY FINANCIAL INFORMATION (CONTINUED)


                                   ZIONS BANCORPORATION
                         Condensed Statements of Cash Flows
                         Years ended December 31, 1992, 1991, and 1990
                                        (In thousands)

                                                                        1992    1991     1990

Cash flows from operating activities:
    Net income                                                      $  47,209   30,449   27,765
    Adjustments to reconcile net income  to net cash provided by operating activities:
      Undistributed net income of consolidated subsidiaries           (37,276)  (18,950) (21,092)
      Depreciation of premises and equipment                              692       725      732
      Amortization of excess costs of acquired businesses                 349       349      388
      Other                                                               889     1,858   (1,476)
        Net cash provided by operating activities                      11,863    14,431    6,317

Cash flows from investing activities:
    Net decrease (increase) in interest-bearing deposits                (787)    (1,712)   2,279
    Collection of advances to subsidiaries                            148,466    80,234   100,266
    Advances to subsidiaries                                         (170,495)  (79,853) (100,769)
    Decrease (increase) of investment in subsidiaries                    (467)    2,538       (20)
    Other                                                               1,199       863       920
      Net cash provided by (used in) investing activities             (22,084)    2,070     2,676

Cash flows from financing activities:
    Proceeds from issuance of long-term debt                           50,000         -         -
    Payments on long-term debt                                        (32,317)   (9,764)   (2,669)
    Proceeds from issuance of common stock                              1,695     2,700     1,155
    Dividends paid                                                     (9,183)   (8,698)   (8,616)
      Net cash provided by (used in) financing activities           $  10,195   (15,762)  (10,130)

Net increase (decrease) in cash and due from banks                  $     (26)      739    (1,137)

Cash and due from banks at beginning of year                             1,164      425     1,562

Cash and due from banks at end of year                              $    1,138    1,164       425

    The Parent company paid interest of $7,940,000, $7,255,000, and $7,944,000 for the years ended December 31, 1992, 1991, and 1990, respectively.

                                  ZIONS BANCORPORATION AND SUBSIDIARIES
                               Notes to Consolidated Financial Statements

                                     ZIONS BANCORPORATION
                           Condensed Statements of Retained Earnings
                         Years ended December 31, 1992, 1991, and 1990
                                        (In thousands)

                                                  1992     1991     1990

Balance at beginning of year                    $160,371  139,024   120,198
Net income                                        47,209   30,449    27,765
Cash dividends per common share                   (9,588)  (9,102)   (8,939)
Balance at end of year                         $ 197,992  160,371    139,024


         COMPARISON OF ZIONS COMMON STOCK AND RIO SALADO COMMON STOCK

   General

         Upon consummation of the Reorganization, shareholders of Rio Salado will become shareholders of Zions, a Utah corporation. Thus the Utah Revised Business Corporation Act and Zions' Articles of Incorporation ("Articles") and Bylaws will govern the rights of the Rio Salado shareholders who become shareholders of Zions. Since the Articles and Bylaws of Zions and Rio Salado are not the same, the Reorganization will result in certain differences in the rights of the holders of Rio Salado Common Stock. The following is a summary of certain of the more significant differences.

   Voting Rights

          General. The holders of Zions Common Stock, like the holders of Rio Salado Common Stock, are generally entitled to one vote for each share held of record on all matters submitted to a shareholder vote. The holders of Rio Salado Common Stock currently have cumulative voting rights in the election of directors, meaning that in all elections for directors every shareholder shall have the right to vote, in person or by proxy, that number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled and give one candidate that resulting amount or distribute the shareholder's votes in the manner and among as many candidates as the shareholder so determines. The directors who receive the most votes are elected for the available directorships being voted upon. The holders of Zions Common Stock do not have cumulative voting rights. The absence of cumulative voting means that a nominee for director must receive the votes of a plurality of the shares voted in order to be elected.

          Special Votes for Certain Transactions. The Articles of Zions contain provisions requiring special shareholder votes to approve certain types of transactions. In the absence of these provisions, either the transactions would require approval by a majority of the shares voted at a meeting or no shareholder vote would be required.

          Zions' Articles require that certain "business transactions" between Zions or a subsidiary and a "related person" be approved by the affirmative votes of the holders of not less than 80% of the voting power of all outstanding voting stock of Zions. A "related person" is generally defined by Zions' Articles to mean a person, corporation, partnership, or group acting in concert that beneficially owns 10% or more of the voting power of Zions' outstanding voting stock.

          The "business transactions with a related person" subject to Zions' special vote requirements include (1) a merger or consolidation involving Zions or a subsidiary of Zions with a related person; (2) the sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of either Zions or a subsidiary of Zions to, with or for the benefit of a related person; (3) the issuance, sale, exchange or other disposition by Zions or a subsidiary of Zions to a related person of securities of Zions or a subsidiary of Zions having an aggregate fair market value of $5 million or more; (4) any liquidation, spinoff, splitoff, splitup, or dissolution of Zions by or on behalf of a related person; (5) any recapitalization or reclassification of the securities of Zions or other transaction that would have the effect of increasing the voting power of a related person or reducing the number of shares of each class of voting securities outstanding; and (6) any agreement, contract, or other arrangement providing for any of the transactions set forth above.

          Zions' special shareholder vote requirements for business transactions with related persons do not apply to any transaction approved by a majority of the "continuing directors" or if various specified conditions are met. A continuing director is any member of the Zions Board who is not a related person or an interested shareholder or an affiliate or associate of a related person and who (1) was a director on February 21, 1986 or (2) became a director subsequent to that date and whose election or nomination for election by Zions' shareholders was approved by a majority of the continuing directors then on the Board.

          Rio Salado's bylaws require Rio Salado's Board of Directors, when evaluating certain transactions, including tender or exchange offers, mergers or consolidations with another entity, or the sale of all or substantially all of the assets of Rio Salado, in connection with the exercise of its judgment in determining what is in the best interests of Rio Salado and its shareholders, to give due consideration to all relevant factors. Such factors include, without limitation, the social and economic effects of acceptance of such offer on the customers and employees of the Bank and Rio Salado and on the communities in which the

   Bank operates. Other factors include whether a more favorable offer could be obtained for Rio Salado and the Bank, whether the offer is acceptable based upon the historical operating results and financial condition of Rio Salado and the Bank, the reputation and business practices of the acquiring party as they would affect the employees and customers of Rio Salado, the value of the acquiring party's stock, and other legal and regulatory issues raised by the offer. Rio Salado's Board of Directors carefully considered these factors in determining to recommend approval of the Plan of Reorganization and Bank Merger by shareholders. See "Plan of Reorganization -- Background of and Reasons for the Reorganization."

          Under Arizona law, Rio Salado may not merge or consolidate with another entity or conduct a sale of substantially all of its assets without the prior approval of a majority of its outstanding voting stock. However, Rio Salado's bylaws require the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation to approve a merger, consolidation, or sale of all or substantially all of its assets. See "Plan of Reorganization -- Vote Required; Management Recommendation."

   Board of Directors

          Director Liability. Rio Salado's articles of incorporation contain a "director liability" provision. This provision generally shields a director from liability to the corporation or its shareholders for a breach of fiduciary duty as a director other than (i) a breach of a director's duty of loyalty, (ii) acts or omissions not taken in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorizing the unlawful payment of dividends, (iv) transactions in which a director receives an improper benefit, and (v) any violation involving a conflict of interest described in Arizona Revised Statutes (Sec.) 10-041. Zions has a similar provision in its articles of incorporation.

         Classified Board. The articles of incorporation of Zions and the bylaws of Rio Salado divide the Board of Directors into three classes, each consisting of one-third (or as near as may be) of the whole number of the Board of Directors. One class of directors is elected at each annual meeting of shareholders, and each class serves for a term of three years.

        The number of directors which constitute Zions' full Board of Directors may be increased or decreased only by amendment of the bylaws, which requires the affirmative vote of two-thirds of the total number of directors constituting the entire Board, or by the shareholders of Zions at a regular or special meeting by the affirmative vote of two-thirds of the outstanding and issued shares entitled by statute to vote. Except as otherwise required by law, vacancies on Zions' Board of Directors, including vacancies resulting from an increase in the size of the Board, may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum of the Board of Directors. Zions' directors elected by the Board to fill vacancies serve for the full remainder of the term of the class to which they have been elected. Any directorship filled by reason of an increase in the number of directors may be filled for a term of office continuing only until the next election of directors by the shareholders.

       Rio Salado's articles of incorporation provide for the number of Directors to be fixed by the bylaws. The bylaws provide for the number of directors to be no fewer than seven and no more than fifteen, as determined by resolution of the Board of Directors. Rio Salado's bylaw provisions governing vacancies are similar to Zions', with the exception that any directors elected by the Board shall continue in office only until their successor has been elected at the next annual election.

                Removal of Directors. Zions' Articles provide that any director (or the entire Board of Directors) may be removed from office by shareholder vote only if such removal is approved by the holders of two-thirds of the issued and outstanding shares then entitled to vote at an election of directors.

   Rio Salado's bylaws provide that, at a meeting of shareholders called expressly for that purpose, any or all directors may be removed with or without cause by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. However, no director may be removed if the number of votes cast against his removal would be enough to elect him if then cumulatively voted at an election of the entire Board of Directors.

   Shareholder Meetings

          Utah law provides that special meetings of a corporation's shareholders may be called by the board of directors or such other persons authorized by the bylaws to call a special meeting or by the holders of at least one-tenth of all the votes entitled to be cast on any issue proposed to be considered at the special meeting. Under Zions' Bylaws, special meetings may be called by the president or by the Board of Directors.

          Under Rio Salado's bylaws, special meetings of shareholders may be called by the president, the Board of Directors, or shareholders entitled to cast at least one-fifth of the shares entitled to vote. However, under Arizona law, shareholders owning one-tenth of all the shares entitled to vote at a meeting may call a special meeting.

   Amendment of Articles and Bylaws

          Zions' Articles require the affirmative votes of the holders of two-thirds of all outstanding voting stock of Zions to approve any amendment to Zions' Articles, except that to repeal or amend the provisions in the Article regarding business transactions with related persons requires the affirmative vote of 80% of the issued and outstanding stock entitled to vote. Zions' bylaws may be amended by an affirmative vote of two-thirds of the total number of directors constituting the entire Board or by the affirmative vote of two-thirds of the issued and outstanding shares entitled to vote.

          Under Arizona law, Rio Salado's articles of incorporation may be amended at an annual or special shareholder meeting by an affirmative majority vote of all holders of the shares entitled to vote. Rio Salado's bylaws may be amended at an annual or special shareholder meeting by an affirmative vote of the majority of all shares entitled to vote, or, with respect to those matters which are not by statute reserved exclusively to the shareholders, by an affirmative vote of a majority of the Board of Directors at any Board meeting.

   Dissenters' Rights

          Zions is incorporated under the laws of Utah. Utah law provides for dissenters' rights in a variety of transactions including: (i) any plan of merger to which a corporation is a party (other than mergers or consolidations not requiring a shareholder vote); (ii) certain sales, leases, exchanges or other dispositions of all or substantially all of the assets of a corporation; and (iii) certain share exchanges.
   However, shareholders of a Utah business corporation are not entitled to dissenters' rights in any of the transactions mentioned above if their stock is either listed on a national securities exchange or on the National Market System of NASDAQ or held of record by 2,000 or more shareholders. The aforementioned provisions do not apply if the shareholder will receive for his shares anything except (a) shares of the corporation surviving the consummation of the plan of merger or share exchange, (b) shares of a corporation whose shares are listed on a national securities exchange or the National Market System of NASDAQ or held of record by not less than 2,000 holders, or (c) cash in lieu of fractional shares. Zions Common Stock currently is listed for trading in the National Market System of NASDAQ and has more than 2,000 shareholders of record.

          Rio Salado is incorporated under the laws of Arizona. Arizona law provides that any shareholder of a Arizona corporation shall have the right to dissent from any of the following corporate actions:
   (1) any plan of merger or consolidation to which the corporation is a party; and (2) any sale or exchange of all, or substantially all, the property and assets of the corporation not made in the usual and regular course of business. However, shareholders of an Arizona corporation are not entitled to dissent from any plan of merger or consolidation if the shares held by the shareholders are part of a class or series of shares registered on a national securities exchange or were held of record by not less than 2,000 shareholders on the date fixed to determine the shareholders entitled to vote on the plan of merger. Rio Salado's common stock is held by fewer than 2,000 holders of record and is not traded on a national securities exchange. As a result, shareholders of Rio Salado will be entitled to exercise all applicable rights of dissenting shareholders under Arizona law. See "Plan of Reorganization- -Dissenters' Rights of Rio Salado Shareholders."

   Preferred Stock

          The Articles of Zions authorize the corporation to issue shares of preferred stock. Zions' Articles authorize up to 3,000,000 shares of Zions preferred stock.

          The authorized shares of preferred stock are issuable in one or more series on the terms set by the resolution or resolutions of the Board of Directors of Zions providing for the issuance thereof. Each series of preferred stock would have such dividend rate, which might or might not be cumulative, such voting rights, which might be general or special, and such liquidation preferences, redemption and sinking funds provisions, conversion rights or other rights and preferences, if any, as the Board of Directors may determine. Except for such rights as may be granted to the holders of any series of preferred stock in the resolution establishing such series or as required by law, all of the voting and other rights of the shareholders of Zions belong exclusively to the holders of common stock.

          Rio Salado's amended articles of incorporation authorize the issuance of up to 10,000,000 shares of preferred stock, no par value. Rio Salado's Board of Directors is authorized to issue preferred stock in series and to fix and determine the voting powers, designations, preferences and privileges of the shares of each such series. Rio Salado's preferred stock, if issued, may rank prior to its common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. No shareholder approval is required for the issuance of such shares.

   Dividend Rights

          Utah law generally allows a corporation, subject to restrictions in its certificate of incorporation, to declare and pay dividends in cash or property, but only if the corporation is solvent and payment would not render the corporation insolvent. Zions' Articles place no further restrictions on distributions. Thus, the holders of Zions Common Stock are entitled to dividends when, as and if declared by their Board of Directors out of funds legally available therefor. However, if Zions preferred stock is issued, the Board of Directors of the corporation may grant preferential dividend rights to the holders of such stock which would prohibit payment of dividends on the corporation's common stock unless and until specified dividends on the preferred stock had been paid.

          Arizona law prohibits corporations from paying dividends when the corporation is insolvent, when the payment would render the corporation insolvent or when the payment would be contrary to restrictions in the corporation's articles of incorporation. Arizona law generally permits the declaration and payment of dividends only out of the unreserved and unrestricted earned surplus of the corporation, or out of the unreserved and unrestricted net earnings of the current fiscal year and the next preceding fiscal year taken as a single period. Rio Salado's articles of incorporation place no further restrictions on dividends.

   Liquidation Rights

          Upon liquidation, dissolution or winding up of Zions, whether voluntary or involuntary, the holders of Zions Common Stock are entitled to share ratably in the assets of the corporation available for distribution after all liabilities of the corporation have been satisfied. However, if preferred stock is issued by Zions, the Board of Directors of the corporation may grant preferential liquidation rights to the holders of such stock which would entitle them to be paid out of the assets of the corporation available for distribution before any distribution is made to the holders of common stock.

          The rights of the holders of Rio Salado Common Stock in the event of a liquidation are substantially similar to those applicable to Zions shareholders. Under Arizona law, upon dissolution or liquidation by a court, after all liabilities and obligations of the corporation have been satisfied, any remaining assets or proceeds shall be distributed among its shareholders according to their respective rights and interests. Although Rio Salado does not have any shares of preferred stock outstanding, Rio Salado's Board of Directors, like that of Zions, may issue shares of preferred stock with preferential liquidation rights without shareholder approval.

   Miscellaneous

          There are no preemptive rights, sinking fund provisions, conversion rights, or redemption provisions applicable to Zions Common Stock or Rio Salado Common Stock. Holders of fully paid shares of Zions Common Stock and Rio Salado Common Stock are not subject to any liability for further calls or assessments.

                                LEGAL OPINIONS

          Opinions with respect to certain legal matters in connection with the Rio Salado Reorganization will be rendered by Metzger, Hollis, Gordon & Mortimer, Washington, D.C., as counsel for Zions, and by Ryley, Carlock & Applewhite, Phoenix, Arizona, as counsel for Rio Salado.

                                    EXPERTS

          The consolidated financial statements, and the supplemental consolidated financial statements, of Zions as of December 31, 1992 and 1991, and for each of the years in the three-year period ended December 31, 1992, incorporated by reference herein/included herein have been incorporated by reference herein/included herein in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein/included herein, and upon the authority of such firm as experts in auditing and accounting.

          The financial statements of Discount as of December 31, 1992 and 1991, and for each of the years in the three-year period ended December 31, 1992, incorporated by reference herein have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in auditing and accounting.

          The consolidated financial statements of NBA as of December 31, 1992 and 1991, and for each of the years in the three-year period ended December 31, 1992, incorporated by reference herein have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein, and upon their authority as experts in auditing and accounting.


          The consolidated financial statements of Rio Salado as of December 31, 1992 and 1991, and for each of the years in the three-year period ended December 31, 1992, included herein have been included herein in reliance upon the report of McGladrey & Pullen, independent certified public accountants, appearing elsewhere herein, and upon their authority as experts in auditing and accounting.

                                 OTHER MATTERS

          The management of Rio Salado does not know of any other matters intended to be presented for shareholder action at the Special Meeting. If any other matter does properly come before the Special Meeting and is put to a shareholder vote, the proxies solicited hereby will be voted in accordance with the judgment of the proxyholders named thereon.

                                  APPENDIX A


       (Sec.) 10-081. RIGHTS OF DISSENTING SHAREHOLDERS.--A. To be entitled to compensation as a dissenting shareholder to a merger or consolidation, a shareholder must:

          1. File written objection to the proposed merger or consolidation as provided herein.

          2. Not vote in favor of the proposed merger or consolidation as provided herein.

          3.       Make a demand for compensation as provided herein.

          B. Any shareholder electing to exercise such right of dissent shall file with the corporation, prior to the taking of the vote at the meeting of shareholders at which such proposed merger or consolidation is submitted to a vote, a written objection to such proposed merger or consolidation stating the shares and certificate numbers to which such objection applies. The corporation surviving or resulting from any merger or consolidation shall within ten days after such meeting notify each shareholder of any corporation so merging or consolidating who objected thereto in writing and whose shares either were not entitled to vote or were not voted in favor of the merger or consolidation and who filed such written objection with the corporation before the taking of the vote on the merger or consolidation, that the merger or consolidation has been approved. Shareholders not entitled to such notice shall be bound by such merger or consolidation and shall continue to enjoy the rights of a shareholder as though written objection was not filed. Such notice shall likewise be given to each shareholder whose corporation approved of the merger or consolidation pursuant to section 10-075, without a meeting of the shareholders, and who either did not, or had no right to, consent in writing to such merger or consolidation.

          C. Such notices shall contain an offer by the corporation to purchase the shares as to which the shareholder objected and shall be accompanied by a balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than twelve months prior to such meeting of shareholders, and a profit and loss statement of such corporation for the twelve months' period ended on the date of such balance sheet.

          D. If within twenty days after the date of mailing by the corporation surviving or resulting from the merger or consolidation of the notice and offer, any such shareholder shall demand in writing payment for his shares in accordance with the offer, the surviving or resulting corporation shall, within thirty days after the expiration of the period of twenty days, pay to him the consideration offered for his shares upon surrender of the certificate or certificates representing such shares.
          E. To be entitled to compensation as a dissenting shareholder to a sale or exchange of all or substantially all of the property and assets of the corporation as defined in section 10-080, a shareholder must:

          1. File written objection to the proposed sale or exchange as provided herein.

          2. Not vote in favor of the proposed sale or exchange as provided herein.

          3.       Make a demand for compensation as provided herein.

          F. Any shareholder electing to exercise such right of dissent shall file with the corporation, prior to the taking of the vote at the meeting of shareholders at which such proposed sale or exchange is submitted to a vote, a written objection to such proposed sale or exchange stating the shares and certificate numbers to which such objection applies. The corporation shall within ten days after such meeting notify each shareholder who objected thereto in writing and whose shares either were not entitled to vote or were not voted in favor of the sale or exchange and who filed such written objection with the corporation before the taking of the vote, that the sale or exchange has been approved. Shareholders not entitled to such notice shall be bound by such sale or exchange and shall continue to enjoy the rights of a shareholder as though written objection was not filed. Such notices shall also contain an offer by the corporation to purchase shares as to which the shareholder objected and shall be accompanied by a balance sheet of the corporation as of the latest available date and not more than twelve months prior to the making of such offer, and a profit and loss statement of such corporation for the twelve months' period ended on the date of such balance sheet.

          G. If within twenty days after the date of mailing by the corporation of the notice and offer, any such shareholder shall demand in writing payment for his shares in accordance with the offer, the corporation shall, within thirty days after the expiration of the period of twenty days, pay to him the consideration offered for his shares upon surrender of the certificate or certificates representing such shares.

          H. If the demand of the shareholder exceeds the offer, the corporation and the shareholder may negotiate the fair value during the thirty days after the expiration of the twenty days and if agreement is reached during that period the corporation shall pay the shareholder within fifteen days after the surrender of the certificate or certificates representing such shares.

          I. Upon payment of the agreed value the dissenting shareholders shall cease to have any interest in such shares. Any shareholder entitled to, and given notice who fails to make demand within the twenty day period shall be bound by the corporate action taken at the shareholders' meeting and any corporate proceedings which may have been taken during the interim and shall continue to be entitled to enjoy the rights of a shareholder.

          J. If during the period of thirty days following the period of twenty days provided for herein the corporation and any such shareholder fail to agree upon the fair value of such shares, any such shareholder, or the corporation surviving or resulting from the merger or consolidation or a corporation selling substantially all of its assets, may commence an action, within four months after such thirty day period, in the superior court in any county where known place of business of the selling corporation or any corporation involved in such merger or consolidation is or was located. If more than one such action is commenced within the four months period they shall be consolidated. There shall be no right to trial by jury in any action filed pursuant to this section.

          K. The fair value of a share shall be fixed as of the day prior to that on which the shareholders' vote was taken, provided that in no event shall the amount thereof exceed that specified in the demand of the particular shareholder. There shall be excluded from the fair value any increase or decrease attributable to the merger or consolidation or sale or any prospects of the merger or consolidation or sale prior thereto.

          L. The court shall determine which shareholders have complied with the provisions of this section and have become entitled to the valuation of and payment for their shares. The court may in its discretion appoint a master to have such powers and authority as are conferred upon masters by law by the rules of civil procedure for the superior courts of Arizona or by the order of appointment. The master's report shall be subject to exceptions to be heard before the court, both upon the law and the facts. The court shall by its judgment determine the value of the stock of the shareholders entitled to payment by the surviving, selling or resulting corporation therefor and shall direct the payment of such value together with interest, if any, at a rate and from a date determined by the court in its discretion, to the shareholder entitled thereto upon the transfer to such corporation of the certificates representing such shares. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

          M. The costs of any such action shall be determined by the court and shall be assessed as the court may deem equitable. The court, in its discretion, may award to any party such party's expenses, including reasonable attorney's fees and expenses for experts employed by such party, in the event that the ultimate determination of fair value varied materially from what had been offered or demanded by the opposite party.

          N. The court may require at any stage of the action, that the shareholders who demanded payment of their shares submit their certificates to the corporation for notation thereon of the pendency of the action, and if any shareholder fails to comply with such direction, the court may dismiss the proceedings as to such shareholder. If shares represented by a certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

          O. Any shareholder who has demanded payment for his shares as herein provided shall not thereafter be entitled to vote such shares for any purpose or be entitled to exercise any other rights of a shareholder including, without limitation, the right to the payment of dividends or other distribution on those shares, except dividends or other distribution payable to shareholders of record at a date which is prior to that on which the shareholders' vote was taken, unless the action to be filed in the superior court as provided for herein shall not be filed within the time period provided, or the action be dismissed as to such shareholder, or unless such shareholder shall with the written approval of the corporation deliver to the corporation a written withdrawal of his objections to and an acceptance of the merger or consolidation. In any of which cases the right of such shareholder to payment for his shares shall cease and he shall be bound by the corporate action taken at shareholders' meeting and any corporate proceedings which may have been taken in the interim.

          P. Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

                                 APPENDIX B

                                                             January 11, 1994



   The Board of Directors
   Zions Bancorporation
   1380 Kennecott Building
   Salt Lake City, Utah  84133

   Dear Board Members:
   Zions Bancorporation ("Zions") has requested the opinion of KPMG Peat Marwick regarding certain Federal income tax consequences of a plan of statutory merger resulting in the acquisition of the Rio Salado Bancorp, Inc. ("Bancorp") and its wholly-owned subsidiary, Rio Salado Bank ("Bank"), by Zions as more fully described below. To assist in rendering this opinion, you have submitted for our consideration a draft, dated December 27, 1993, of the Form S-4 Registration Statement which includes the Proxy Statement/Prospectus related to this proposed series of transactions. Together these are referred to as the "Document." All section references herein are to the Internal Revenue Code of 1986, as amended, unless stated otherwise.

   The opinions contained herein are based solely upon the information contained in the Document and the FACTS and REPRESENTATIONS as contained herein. If any of the FACTS or REPRESENTATIONS are not correct or complete, it is imperative that we be so informed immediately, in writing, as such could cause us to change our opinions. In order to facilitate a full and complete understanding of the basis for our opinions, a draft of this opinion (dated January 11, 1994) was circulated for your review and concurrence. We express no opinion on any matter not expressly addressed herein, and no inference should be drawn regarding any matter not expressly addressed.

                                     FACTS

   The Corporate Parties

   Zions, a Utah corporation, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Zions has outstanding shares of no par value, voting common stock ("Zions Common Stock"). ZAZMAC, Inc. ("ZAZMAC") is a newly-organized Utah corporation and is a wholly-owned subsidiary of Zions. ZAZMAC was organized solely to effectuate the transactions described herein.

   National Bank of Arizona ("Zions Arizona"), is a national banking association and a wholly-owned subsidiary of Zions (except for directors qualifying shares). Zions Arizona recently changed its name as a result

   The Board of Directors
   Zions Bancorporation
   January 11, 1994





   of an unrelated acquisition. Previously, its name was Zions First National Bank of Arizona.

   Bancorp, an Arizona corporation, is a bank holding company which owns all the issued and outstanding stock of Bank. Bank is an Arizona corporation licensed to conduct commercial banking business in the State of Arizona. Bank has been a wholly-owned subsidiary of Bancorp since 1984.

   The First Acquisition

   STEP 1:       As described in the Document, Bancorp will merge in a
   statutory merger with and into ZAZMAC in accordance with the laws of Arizona and Utah (the "Holding Company Merger"). In the Holding Company Merger, ZAZMAC will be the surviving corporation and the separate corporate existence of Bancorp will cease. ZAZMAC will succeed to and acquire all of the assets and liabilities of Bancorp as of the effective time of the Holding Company Merger.

   STEP 2:       Immediately following STEP 1, ZAZMAC will merge in a
   statutory merger with and into Zions in accordance with the laws of Utah. Zions will be the surviving corporation and the separate corporate existence of ZAZMAC will cease. STEP 2, together with the Holding Company Merger, are referred to as the First Acquisition.

   Pursuant to the First Acquisition, the shareholders of Bancorp who do not perfect their rights as dissenters shall be entitled to receive from Zions solely shares of Zions Common Stock in exchange for their shares of Bancorp stock. The number of shares of Zions Common Stock into which each share of Bancorp stock will be converted will be based on a formula set forth in the Plan of Reorganization (the "Formula"). In general, the Formula provides that the aggregate value of the Zions Common Stock issued pursuant to the First Acquisition, will be $12,500,000. Each holder of Bancorp shares will be entitled to receive in exchange for each share of Bancorp stock that number of shares of Zions Common Stock calculated by dividing $12,500,000 by the Average Closing Price, and by further dividing such quotient by the number of shares of Bancorp issued and outstanding at the effective date of the Holding Company Merger.
   The Average Closing Price is defined in the Plan of Reorganization and, in general, is the average closing price of Zions Common Stock over a twenty consecutive trading day period as reported in NASDAQ.

   Zions will not issue any fractional shares of Zions Common Stock. If a shareholder of Bancorp is entitled to receive a fractional share of

   The Board of Directors
   Zions Bancorporation
   January 11, 1994





   Zions Common Stock as a result of the Formula, then Zions will pay such shareholder cash equal in value to such fractional share instead.

   The Second Acquisition

   As described in the Document, following the First Acquisition, Bank will merge in a statutory merger with and into Zions Arizona in accordance with the laws of Arizona and the United States of America (the "Bank Merger"). In the Bank Merger, Zions Arizona will be the surviving corporation and the separate corporate existence of Bank will cease. Zions Arizona will succeed to and acquire all of the assets and liabilities of Bank as of the effective time of the Bank Merger.

                                REPRESENTATIONS

   With respect to the First Acquisition and the Bank Merger, it is represented as follows:

   1. The fair market value of the Zions Common Stock to be received by each shareholder of Bancorp will be approximately equal to the fair market value of the Bancorp stock surrendered in exchange therefor.

   2. There is no known plan or intention for the shareholders of Bancorp to sell or otherwise dispose of a number of shares of Zions Common Stock to be received in the proposed transaction that would reduce their holdings of Zions Common Stock to a number of shares having a value, as of the date of the Holding Company Merger, of less than 50 percent of the value of all of the formerly outstanding shares of Bancorp stock as of the same date. For purposes of this representation, shares of Bancorp stock surrendered by dissenters or exchanged for cash in lieu of a fractional share of Zions Common Stock will be considered to have been exchanged for Zions Common Stock which was then sold. In addition, shares of Bancorp stock sold or disposed of prior to the Holding Company Merger but in contemplation thereof, will be considered to have been exchanged for Zions Common Stock which was then sold.

   3. ZAZMAC will acquire at least 90 percent of the fair market value of the net assets and at lest 70 percent

   The Board of Directors
   Zions Bancorporation
   January 11, 1994





                of the fair market value of the gross assets held by Bancorp immediately prior to the Holding Company Merger. For purposes of this representation, amounts paid to dissenters from Bancorp's assets, amounts used by Bancorp to pay its expenses in the transaction and all redemptions and distributions (except for regular, normal dividends) made by Bancorp immediately preceding the Holding Company Merger will be included as assets of Bancorp immediately prior to the Holding Company Merger.

   4. Zions has no plan or intention to reacquire any of the Zions Common Stock issued in the Holding Company
                Merger.

   5. Other than as a result of STEP 2, described above, neither Zions, ZAZMAC, nor Zions Arizona has any plan or intention to sell or otherwise dispose of the assets of Bancorp or Bank except in the ordinary course of business.

   6. The liabilities of Bancorp or Bank to be assumed by ZAZMAC, Zions, and Zions Arizona, respectively, and any liabilities to which the transferred assets are subject, were incurred by Bancorp or Bank in the ordinary course of its business.

   7. Zions will continue to own all the outstanding stock of Zions Arizona and Zions Arizona will continue to conduct the business previously conducted by Bank.

   8. Zions, ZAZMAC, Zions Arizona, Bank, Bancorp, and the shareholders of Bancorp will each pay their own expenses incurred in connection with these transactions.

   9. Zions, ZAZMAC, and Zions Arizona are neither a debtor nor creditor with respect to any debt with Bancorp or Bank that was issued, acquired, or will be settled at a discount.

   10. Neither Zions, Bancorp, Zions Arizona, nor Bank is an investment company as defined in Sections
                368(a)(2)(F)(iii) and (iv).

   The Board of Directors
   Zions Bancorporation
   January 11, 1994





   11. Zions does not own and it has not owned within the previous 5 years, any stock of Bancorp.

   12. The fair market value of the assets of Bancorp, and the fair market value and the adjusted tax basis of the assets of Bank, to be acquired by ZAZMAC and Zions Arizona, respectively, will, in each instance, equal or exceed the sum of the liabilities to be assumed by ZAZMAC or Zions Arizona plus the liabilities, if any, to which the transferred assets are subject.

   13. Neither Bancorp nor Bank is under the jurisdiction of a court in a Title 11 or similar case as defined in
                Section 368(a)(3)(A).

   14. Funds used to pay Bancorp dissenters will come solely from assets of Bancorp acquired in the transaction.

   15. Pursuant to STEP 2, ZAZMAC will transfer to Zions, all assets and liabilities acquired from Bancorp.

   16. Zions Arizona will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Bank immediately prior to the Bank Merger. For purposes of this representation, amounts used by Bank to pay its expenses in the transaction and all redemptions and distributions (except for regular, normal dividends) made by Bank immediately preceding the Bank Merger, will be included as assets of Bank immediately prior to the Bank Merger.

   17. Following the Bank Merger, Zions will be in control of Zions Arizona as defined in Section 368(c) and there is no plan for Zions Arizona to issue or dispose of any shares of stock which would cause Zions to lose control of Zions Arizona.

   18. Zions has no plan or intention to liquidate Zions Arizona, to merge it with any other corporation unless Zions Arizona is the surviving corporation, to sell or otherwise dispose of its stock, or to cause Zions Arizona to dispose of any of the assets of Bank except in the ordinary course of business.

   The Board of Directors
   Zions Bancorporation
   January 11, 1994





   19. No stock of Zions Arizona will be issued in the Holding Company Merger or the Bank Merger and there will be no dissenters in the Bank Merger.

   20. The payment of cash in lieu of a fractional share of Zions Common Stock is solely to save the expense and inconvenience of issuing and carrying fractional shares and it is not separately-bargained for consideration. The maximum cash that any one Bancorp shareholder will receive in lieu of a fractional share interest of Zions Common Stock will be less than the value of one full share and the total cash paid in lieu of fractional share interests will be less than 1 percent of the total consideration paid to the Bancorp shareholders.

   21. The former shareholders of Bancorp will own less than 50 percent of the value and voting power of Zions after these transactions.

   Based solely upon the information contained in the Document and the FACTS and REPRESENTATIONS as stated herein, we render the following opinions regarding the Federal income tax consequences of the First Acquisition and the Bank Merger:

   (A) For Federal income tax purposes, the formation of ZAZMAC, the merger of Bancorp with and into ZAZMAC, and the merger of ZAZMAC with and into Zions will be ignored and such transactions will be treated as a transfer by Bancorp of substantially all its assets to Zions in exchange for solely shares of Zions Common Stock and the assumption by Zions of the liabilities of Bancorp. See Rev. Rul. 72-405, 1972-2 C.B. 217.

   (B) The transfer by Bancorp of substantially all its assets to Zions solely in exchange for Zions Common Stock and the assumption by Zions of its liabilities will qualify as a reorganization within the meaning of
                Section 368(a)(1)(C). Bancorp and Zions will each be "a party to a reorganization" within the meaning of
                Section 368(b).

   (C) No gain or loss will be recognized by Bancorp upon the transfer of substantially all its assets to Zions in

   The Board of Directors
   Zions Bancorporation
   January 11, 1994





                exchange for solely shares of Zions Common Stock and the assumption by Zions of Bancorp's liabilities.

   (D) No gain or loss will be recognized by Bancorp upon the distribution to its shareholders of the shares of Zions Common Stock.

   (E) No gain or loss will be recognized by Zions upon the acquisition of substantially all the assets of Bancorp in exchange for Zions Common Stock and the assumption of Bancorp's liabilities.

   (F) The tax basis of each Bancorp asset in the hands of Zions will be the same as the tax basis of such asset in Bancorp's hands immediately before the Holding
                Company Merger.

   (G) The holding period of each Bancorp asset in the hands of Zions will include the period during which Bancorp held such asset.

   (H) No gain or loss will be recognized to the shareholders of Bancorp upon their exchange of Bancorp stock solely for shares of Zions Common Stock (including any fractional share interest to which they may be entitled).

   (I) The tax basis of the Zions Common Stock received by the shareholders of Bancorp (including any fractional share interest to which they may be entitled) will be the same as the tax basis of the shares of Bancorp stock surrendered in exchanged therefor.

   (J) The holding period of the Zions Common Stock received by the shareholders of Bancorp (including any fractional share interest to which they may be entitled) will include, in each instance, the period during which the shareholder held the Bancorp stock surrendered in exchanged therefor, provided the Bancorp stock surrendered is held as a capital asset at the time of the Holding Company Merger.

   (K) The receipt of cash in lieu of a fractional share of Zions Common Stock will be treated as if Zions

   The Board of Directors
   Zions Bancorporation
   January 11, 1994





                actually issued the fractional shares and then redeemed them for cash. Such cash will be treated as having been received in exchange for the fractional share interest within the meaning of Section 302(a). Rev. Proc. 77-41, 1977-2 C.B. 575.

   (L) The Bank Merger will qualify as a reorganization within the meaning of Section 368(a)(1). Bank and Zions Arizona will each be "a party to a reorganization" within the meaning of Section 368(b).

   (M)          No gain or loss will be recognized by Bank, Zions
                Arizona, Zions, or Bancorp as a result of the Bank
                Merger.

   (N) The tax basis of each Bank asset in the hands of Zions Arizona will be the same as the tax basis of such asset in Bank's hands immediately prior to the Bank Merger.


   (O) The holding period of each Bank asset in the hands of Zions Arizona will include the period during which Bank held such asset.

                          *   *   *   *   *   *

   The opinions contained herein are rendered only with respect to the specific matters discussed herein and we express no opinion with respect to any other legal, Federal, state, or local tax aspect of these transactions. This opinion is not binding upon the Internal Revenue Service, any state or local tax authority, or any court.
   No assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority.

   In rendering our opinions, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and the judicial and administrative interpretations thereof, all as of the date of this letter.

   The Board of Directors
   Zions Bancorporation
   January 11, 1994





   However, all of the foregoing authorities are subject to change or modification which can be retroactive in effect, and therefore, could also affect our opinions. We undertake no responsibility to update our opinions for any subsequent change or modification.

                                                    KPMG PEAT MARWICK

                                APPENDIX C

                 ALEX SHESHUNOFF & CO. INVESTMENT BANKING

                                      November 15, 1993


   Board of Directors
   Rio Salado Bancorp, Inc.
   1400 E. Southern
   Tempe, Arizona  85282

   Gentlemen:

   You have requested our opinion, as an independent financial analyst as to whether the terms of the proposed merger of Rio Salado Bancorp, Inc., Tempe, Arizona ("Rio Salado") with and into Zions Bancorporation, Salt Lake City, Utah ("Zions") are fair, from a financial point of view, to the Rio Salado Common Shareholders. Pursuant to the Agreement and Plan of Reorganization, each holder of shares of Rio Salado Common Stock shall be entitled to receive, in exchange for each share of Rio Salado Common Stock held of record by such stockholder as of the Effective Date, that number of shares of Zions stock calculated by dividing the $12,500,000 Purchase Price by the Average Closing Price, and by further dividing the number so reached by the number of shares of Rio Salado Common Stock that shall be issued and outstanding at the Effective Date.

   As part of its banking analysis business, Alex Sheshunoff & Co. Investment Banking is continually engaged in the valuation of bank and bank holding company securities in connection with mergers and acquisitions nationwide. Prior to being retained for this assignment, Alex Sheshunoff & Co. Investment Banking has provided professional services and products to Rio Salado and Zions. The revenues derived from such services and products are insignificant when compared to the firm's total gross revenues.

   In connection with this assignment, we reviewed (i) the Agreement and Plan of Reorganization between Rio Salado and Zions; (ii) the September 30, 1993 Report of Condition and Income for each organization and the audited December 31, 1992 Balance Sheet and Income Statements for each organization; (iii) Rio Salado's listing of marketable securities showing rate, maturity and market value as compared to book value; (iv) Rio Salado's internal loan classification list; (v) a listing of other real estate owned for Rio Salado; (vi) the 1993 and 1994 budgets for Rio Salado; (vii) the listing and description of significant real properties for Rio Salado; (viii) material leases on real and personal property of Rio Salado; and (ix) market conditions and current trading levels of outstanding equity securities of both organizations.

   The Board of Directors
   Zions Bancorporation
   January 11, 1994





   We have also had discussions with the management of Rio Salado and Zions regarding their respective financial results and have analyzed the most current financial data available on Rio Salado and Zions. We also considered such other information, financial studies, analyses and investigations and economic and market criteria which we deemed relevant. We have met with the management of Rio Salado and Zions to discuss the foregoing information with them.

   We have considered certain financial data for Rio Salado and Zions, and have compared that data with similar data for other banks and bank holding companies which have recently merged or been acquired; furthermore, we have considered the financial terms of these business combinations involving said banks and bank holding companies.

   We have not independently verified any of the information reviewed by us and have relied on its being complete and accurate in all material respects. In addition, we have not made an independent evaluation of the assets of Rio Salado or Zions.

   In reaching our opinion we took into consideration the financial benefits of the proposed transaction to all Rio Salado Common Stockholders. Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us by Rio Salado and Zions, it is our opinion as of November 15, 1993, that the proposed transaction is fair and equitable to all Rio Salado Common Stockholders from a financial point of view.

   We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

                Respectfully submitted,
                ALEX SHESHUNOFF & CO. INVESTMENT BANKING
                AUSTIN, TEXAS


                /S/ Thomas R. Mecredy
                Thomas R. Mecredy
                Senior Vice President

                                 PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

   Item 20.  Indemnification of Directors and Officers

Utah law provides for indemnification of directors and officers as follows:

   16-10a-902  AUTHORITY TO INDEMNIFY DIRECTORS.

              (1) Except as provided in Subsection (4), a corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if:

                (a)  his conduct was in good faith; and

                (b) he reasonably believed that his conduct was in, or not opposed to, the corporation's best interests; and

                (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

              (2) A director's conduct with respect to any employee benefit plan for a purpose he reasonably believed to be in or not opposed to the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of Subsection
   (1)(b).

              (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

              (4) A corporation may not indemnify a director under this section:

                (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

                (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

              (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

   16-10a-903  MANDATORY INDEMNIFICATION OF DIRECTORS.

      Unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.

   16-10a-907  INDEMNIFICATION OF OFFICERS, EMPLOYEES, FIDUCIARIES, AND AGENTS.

      Unless a corporation's articles of incorporation provide otherwise:

              (1) an officer of the corporation is entitled to mandatory indemnification under Section 16-10a-903, and is entitled to apply for court-ordered indemnification under Section 16-10a-905, in each case to the same extent as a director;

              (2) the corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

              (3) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

   16-10a-908  INSURANCE.

      A corporation may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while serving as a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify him against the same liability under Sections 16-10a-902, 16-10a-903, or 16-10a-907. Insurance may be
   procured from any insurance company designated by the board of directors, whether the insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

   16-10a-909  LIMITATIONS OF INDEMNIFICATION OF DIRECTORS.

              (1) A provision treating a corporation's indemnification of, or advance for expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract (except an insurance policy) or otherwise, is valid only if and to the extent the provision is not inconsistent with this part. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

              (2) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with the director's appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent to the proceeding.

   Item 21.  Exhibits and Financial Statement Schedules.

                (a) Exhibits. An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, is included beginning on page II-7.

                (b)  Financial Statement Schedules.  Not applicable.

                (c)  Report, Opinion or Appraisal.  Not applicable.

   Item 22.  Undertakings.

                The undersigned registrant hereby undertakes as follows:

              (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section l5(d) of the Securities Exchange Act of l934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (2) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                (3) that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                (4) that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 1O(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (5) that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                (6) to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Date of the registration statement through the date of responding to the request.

                (7) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on the 24th day of January, 1994.


                Zions Bancorporation



                By:  /S/ Harris H. Simmons
                    Harris H. Simmons, President
                    and Chief Executive Officer



                            POWER OF ATTORNEY

                KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harris H. Simmons, Roy W. Simmons, and Gary L. Anderson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

                Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

   Signature                       Capacity                    Date
   /s/ Harris H. Simmons          President, Chief Executive   January 24, 1994
   Harris H. Simmons              Officer and Director

   /s/ Gary L. Anderson           Secretary, Senior Vice       January 24, 1994
   Gary L. Anderson                President and Chief
                                   Financial Officer

   /s/ Walter E. Kelly            Controller                   January 24, 1994
   Walter E. Kelly

   /s/ Roy W. Simmons             Chairman and Director        January 24, 1994
   Roy W. Simmons

                                  Director                     __________, 199__
   Jerry C. Atkin

                                  Director                     __________, 199__
   Robert N. Sears

   /s/ R. D. Cash                 Director                     January 24, 1994
   R. D. Cash

                                  Director                     __________, 199__
   L. E. Simmons

   /s/ Grant R. Caldwell          Director                     January 24, 1994
   Grant R. Caldwell

   /s/ I.J. Wagner                Director                     January 24, 1994
   I. J. Wagner

                                  Director                     __________, 199__
   Robert B. Porter

   /s/ Dale W. Westergard         Director                     January 24, 1994
   Dale W. Westergard
/TABLE

                              EXHIBIT INDEX

                 (Pursuant to Item 601 of Regulation S-K)

                                                              Page Number
                                                             in Sequential
        Exhibit                                                Numbering
         No.        Description and Method of Filing             System

          2.1 Agreement and Plan of Reorganization dated as of November 18, 1993 between Zions Bancorporation, Zions First National Bank of Arizona, Rio Salado Bancorp, Inc. and Rio Salado Bank (filed herewith)

          2.2 First Amendment to Agreement and Plan of Reorganization between Zions
                    Bancorporation, National Bank of Arizona,
                    Rio Salado Bancorp, Inc. and Rio Salado
                    Bank, dated January 24, 1994 (filed
                    herewith)

          3.1       Restated Articles of Incorporation of            *
                    Zions Bancorporation dated November 8,
                    1993, and filed with the Department of
                    Business Regulation, Division of
                    Corporations of the State of Utah on
                    November 9, 1993 (incorporated by
                    reference to Exhibit 3.1 to the
                    Registrant's Form S-4 Registration
                    Statement, File No. 33-51145, filed on
                    November 22, 1993)

          3.2       Restated Bylaws of Zions Bancorporation,         *
                    dated November 8, 1993 (incorporated by
                    reference to Exhibit 3.2 to the
                    Registrant's Form S-4 Registration
                    Statement, File No. 33-51145, filed
                    November 22, 1993)

          5         Opinion of Metzger, Hollis, Gordon &
                    Mortimer regarding the legality of the
                    shares of Common Stock being registered
                    (filed herewith)

          8         Opinion of KPMG Peat Marwick regarding
                    tax matters (filed herewith as Appendix B to the Proxy Statement/Prospectus)

          9         Voting Trust Agreement, dated December           *
                    31, 1991 (incorporated by reference to
                    Exhibit 9 of Zions Bancorporation's
                    Annual Report on Form 10-K for the year
                    ended December 31, 1991)

          10.1      Zions Utah Bancorporation Pension Plan           *
                    (incorporated by reference to Exhibit
                    10.2 of Zions Utah Bancorporation's
                    Quarterly Report on Form 10-Q for the
                    quarter ended September 30, 1985)

          10.2      Amendment to Zions Bancorporation                *
                    (formerly Zions Utah Bancorporation)
                    Pension Plan dated July 17, 1987
                    (incorporated by reference to Exhibit
                    10.2 of Zions Bancorporation's Annual
                    Report on Form 10-K for the year ended
                    December 31, 1987)

          10.3      Zions Utah Bancorporation Supplemental           *
                    Retirement Plan Form (incorporated by
                    reference to Exhibit 19.4 of Zions Utah
                    Bancorporation's Quarterly Report on Form
                    10-Q for the quarter ended September 30,
                    1985)

          10.4      Amendment to Zions Bancorporation                *
                    (formerly Zions Utah Bancorporation) Key
                    Employee Incentive Stock Option Plan
                    approved by the shareholders of the
                    Company on April 27, 1990 (incorporated
                    by reference to Exhibit 19 of Zions
                    Bancorporation's Quarterly Report on Form
                    10-Q for the quarter ended June 30, 1990)

          10.5      Zions Bancorporation Deferred                    *
                    Compensation Plan for Directors, as
                    amended May 1, 1991 (incorporated by
                    reference to Exhibit 19 of Zions
                    Bancorporation's Annual Report on Form
                    10-K for the year ended December 31,
                    1991)

          10.6      Zions Bancorporation Senior Management           *
                    Value Sharing Plan, Award Period 1992-
                    1995 (incorporated by reference to
                    Exhibit 10.6 of Zions Bancorporation's
                    Annual Report on Form 10-K for the year
                    ended December 31, 1992)

          10.7      Zions Bancorporation Senior Management           *
                    Value Sharing Plan, Award Period 1991-
                    1994 (incorporated by reference to
                    Exhibit 19 of Zions Bancorporation's
                    Annual Report on Form 10-K for the year
                    ended December 31, 1992)

          13        Zions Bancorporation Annual Report to            *
                    Shareholders for the fiscal year ending
                    December 31, 1992 (incorporated by
                    reference to Exhibit 13 of Zions
                    Bancorporation's Annual Report on Form
                    10-K for the year ended December 31,
                    1992)

                    The registrant's 1992 Annual Report to
                    Shareholders, except for the portions
                    thereof incorporated by reference into
                    the registrant's Annual Report on Form
                    10-K for the year ended December 31, 1992 and incorporated herein by reference to such Annual Report on Form 10-K, is furnished for the information of the Commission and is not to be considered a part of this Registration Statement.

          21        List of subsidiaries of Zions                    *
                    Bancorporation (incorporated by reference to Exhibit 22 of Zions Bancorporation's
                    Annual Report on Form 10-K for the year
                    ended December 31, 1992).

          23.1 Consent of KPMG Peat Marwick, independent certified public accountants for Zions
                    Bancorporation (filed herewith)

          23.2 Consent of KPMG Peat Marwick, independent certified public accountants for Discount
                    Corporation of New York (filed herewith)

          23.3 Consent of KPMG Peat Marwick, independent certified public accountants for National
                    Bancorp of Arizona Inc. (filed herewith)

          23.4      Consent of McGladrey & Pullen,
                    independent certified public accountants for Rio Salado Bancorp, Inc. (filed herewith)

          23.5      Consent of Metzger, Hollis, Gordon &
                    Mortimer (contained in their opinion filed as Exhibit 5)

          23.6 Consent of KPMG Peat Marwick with respect to certain tax matters (filed herewith)

          23.7      Consent of Alex Sheshunoff & Co.
                    (contained in their opinion filed as
                    Appendix C)

          24.1 Power of Attorney (set forth on Page II-5 of the Registration Statement)

          99.1      Preliminary copy of letter to
                    shareholders of Rio Salado Bancorp, Inc.
                    (filed herewith)

          99.2      Preliminary copy of Notice of Special
                    Meeting of Shareholders of Rio Salado
                    Bancorp, Inc. (filed herewith)

          99.3 Preliminary copy of form of proxy for use by shareholders of Rio Salado Bancorp, Inc. (filed herewith)

          99.4      Form of Agreement between Zions
                    Bancorporation and each director of Rio
                    Salado Bancorp, Inc. (filed herewith as
                    part of Agreement and Plan of
                    Reorganization, filed as Exhibit 2.1)

   * incorporated by reference